     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 11, 1998

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           ACCPAC INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

                DELAWARE                                    7372                                   77-0469911
      (State or other jurisdiction              (Primary Standard Industrial            (I.R.S. Employer Identification
          of incorporation or                   Classification Code Number)                           No.)
             organization)

                            ------------------------

                              2525 AUGUSTINE DRIVE
                         SANTA CLARA, CALIFORNIA 95054
                                 (408) 562-8400
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                         ------------------------------

                              FREDERICK S. WYSOCKI
                     CHIEF EXECUTIVE OFFICER AND PRESIDENT
                              2525 AUGUSTINE DRIVE
                         SANTA CLARA, CALIFORNIA 95054
                                 (408) 562-8400
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

           SCOTT F. SMITH, ESQ.                     GERALD S. TANENBAUM, ESQ.
         STEPHEN A. INFANTE, ESQ.                    CAHILL GORDON & REINDEL
          HOWARD, DARBY & LEVIN                           80 PINE STREET
       1330 AVENUE OF THE AMERICAS                   NEW YORK, NEW YORK 10005
         NEW YORK, NEW YORK 10019                         (212) 701-3000
              (212) 841-1000

                            ------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. / /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / / ____________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                           PROPOSED MAXIMUM
                                 TITLE OF EACH CLASS OF                                   AGGREGATE OFFERING      AMOUNT OF
                              SECURITIES TO BE REGISTERED                                      PRICE(1)        REGISTRATION FEE
Common Stock, par value $.01 per share..................................................     $51,750,000           $15,267

(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c).

                         ------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION
                              DATED JUNE 11, 1998
PROSPECTUS

     SHARES

      [LOGO]

ACCPAC INTERNATIONAL, INC.

COMMON STOCK

(PAR VALUE $.01 PER SHARE)

All of the shares of Common Stock (the "Common Stock") offered hereby (the "Offering") are being offered by ACCPAC International, Inc. ("ACCPAC" or the "Company"), a subsidiary of Computer Associates International, Inc. ("Computer Associates"). Upon completion of the Offering, Computer Associates will
beneficially own approximately   % of the outstanding Common Stock (  % if the
Underwriters' over-allotment option is exercised in full). See "Risk Factors--Control by and Relationship with Computer Associates; Potential Conflicts of Interest."

Prior to the Offering, there has been no public market for the Common Stock. It is currently anticipated that the initial public offering price will be between
$         and $         per share. See "Underwriting" for information relating
to the factors to be considered in determining the initial public offering price of the Common Stock. The Common Stock has been submitted for approval for quotation on the Nasdaq National Market under the symbol "ACPI."

SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------------------
                                                   PRICE TO       UNDERWRITING PROCEEDS TO
                                                   PUBLIC         DISCOUNT(1) COMPANY(2)
-------------------------------------------------------------------------------------------
Per Share........................................  $              $           $
-------------------------------------------------------------------------------------------
Total(3).........................................  $              $           $
-------------------------------------------------------------------------------------------

(1) The Company and Computer Associates have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses of the Offering payable by the Company estimated
at $         .

(3) The Company has granted the Underwriters an option to purchase up to an
additional      shares of Common Stock, on the same terms as set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be
$         , $         and $         , respectively. See "Underwriting."

The shares of Common Stock being offered by this Prospectus are being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to approval of certain legal matters by Cahill Gordon & Reindel, counsel for the Underwriters. It is expected that delivery of the shares of Common Stock will be made against payment therefor on
or about             , 1998 at the offices of J.P. Morgan Securities Inc., 60
Wall Street, New York, New York.

J.P. MORGAN & CO.                                                COWEN & COMPANY

        , 1998

DESCRIPTION OF INSIDE FRONT COVER

A pyramidal depiction of the markets in which the Company sells its products, identifying the Company's major product offerings in each market: small office/home office -- Simply Accounting; small business -- ACCPAC for Windows Small Business Series; and corporate -- ACCPAC for Windows Corporate Series, and offsetting the enterprise market, in which the Company does not compete. Above the depiction is the heading "ACCPAC INTERNATIONAL Total Financial & Business Management Solutions."

CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

No person has been authorized to give any information or make any representations not contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Common Stock in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company subsequent to the date hereof.

No action has been or will be taken in any jurisdiction by the Company or any Underwriter that would permit a public offering of the Common Stock or possession or distribution of this Prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons into whose possession this Prospectus comes are required by the Company and the Underwriters to inform themselves about and to observe any restrictions as to the offering of the Common Stock and the distribution of this Prospectus.

In this Prospectus, unless the context otherwise requires, references to "Dollars" and to "$" are to United States dollars.

                               TABLE OF CONTENTS

                                                    PAGE
Prospectus Summary.............................           4
Risk Factors...................................           9
Special Note Regarding Forward-Looking
  Statements...................................          17
Use of Proceeds................................          17
Dividend Policy................................          17
Capitalization.................................          18
Dilution.......................................          19
Selected Consolidated Financial Data...........          20
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................          22

                                                    PAGE
Business.......................................          32
Arrangements Between the Company and Computer
  Associates...................................          46
Management.....................................          49
Ownership of Common Stock......................          55
Description of Capital Stock...................          56
Shares Available for Future Sale...............          60
Underwriting...................................          62
Legal Matters..................................          63
Experts........................................          63
Available Information..........................          63
Index to Financial Statements..................         F-1

Until       , 1998 (25 days after the date of this Prospectus), all dealers effecting transactions in the Common Stock, whether or not participating in the distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

"ACCPAC," "ACCPAC for Windows," "ACCPAC for Windows Corporate Series," "ACCPAC for Windows Small Business Series," "ACCPAC Plus Accounting," "BPI Accounting II," "Simply Accounting," "SupportPlus," "CA-ACCPAC/2000," "e.Advantage Suite," "e.PR/US.Inquiry," "e.PR/CDN.Inquiry," "e.OE.Inquiry," "e.OE.Order," "e.PO.Requisition," and "e.PO.Inquiry" are trademarks or service marks of the Company. All other trademarks, service marks or brand names appearing in this Prospectus are the property of their respective holders.

The Company intends to furnish its stockholders with annual reports containing audited consolidated financial statements certified by an independent public accounting firm and quarterly reports containing interim unaudited financial statements for each of the first three quarters of each fiscal year.

                               PROSPECTUS SUMMARY

THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED IN THIS PROSPECTUS, THE MATTERS DISCUSSED HEREIN (INCLUDING, IN PARTICULAR, THOSE DISCUSSED IN "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS") ARE FORWARD LOOKING IN NATURE AND INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN FORWARD-LOOKING STATEMENTS. UNLESS THE CONTEXT OTHERWISE REQUIRES, (I) "ACCPAC" OR THE "COMPANY" MEANS ACCPAC INTERNATIONAL, INC. AND ITS SUBSIDIARIES OR THE ACCPAC DIVISION OF COMPUTER ASSOCIATES, THE PREDECESSOR OF ACCPAC INTERNATIONAL, INC., (II) "COMPUTER ASSOCIATES" MEANS COMPUTER ASSOCIATES INTERNATIONAL, INC. AND ITS SUBSIDIARIES (OTHER THAN THE COMPANY), (III) THE COMPANY'S "ACCPAC FOR WINDOWS" AND "ACCPAC FOR WINDOWS PLUS SERIES" PRODUCT LINES ARE BEING RENAMED IN CONNECTION WITH THE RELEASE OF THE NEXT VERSIONS THEREOF AND ARE RESPECTIVELY REFERRED TO IN THIS PROSPECTUS BY THEIR NEW NAMES "ACCPAC FOR WINDOWS CORPORATE SERIES" AND "ACCPAC FOR WINDOWS SMALL BUSINESS SERIES," RESPECTIVELY, AND TOGETHER, AS "ACCPAC FOR WINDOWS," (IV) "DISTRIBUPRO" MEANS DISTRIBUPRO, INC., A WHOLLY OWNED SUBSIDIARY OF ACCPAC, AND (V) THE INFORMATION CONTAINED IN THIS PROSPECTUS (A) ASSUMES THAT THE PRICE TO PUBLIC OF THE COMMON STOCK OFFERED
HEREBY WILL BE $         PER SHARE (THE MIDPOINT OF THE RANGE SET FORTH ON THE
COVER OF THIS PROSPECTUS) AND THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED, (B) REFLECTS A 2,000-FOR-1 STOCK SPLIT OF THE COMMON STOCK WHICH WILL BECOME EFFECTIVE PRIOR TO THE CONSUMMATION OF THE OFFERING AND (C) REFLECTS AN INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO 25,000,000 WHICH WILL BECOME EFFECTIVE PRIOR TO THE CONSUMMATION OF THE OFFERING. UNLESS OTHERWISE DEFINED HEREIN, CAPITALIZED TERMS USED IN THIS SUMMARY HAVE THE RESPECTIVE MEANINGS ASCRIBED TO THEM ELSEWHERE IN THIS PROSPECTUS.

                                  THE COMPANY

ACCPAC is a leading provider of financial accounting and business management software solutions to the corporate, small business and small office/home office markets. The Company's products automate essential accounting functions and enhance the strategic value of financial and business information. As of March 31, 1998, the Company had an installed client base consisting of over 300,000 registered clients in the United States and Canada and additional registered clients in more than 100 other countries. ACCPAC and its predecessors have been providing financial accounting software solutions since 1979.

In today's competitive markets, companies of all sizes are dedicating substantial resources towards software solutions that streamline and reduce costs associated with key business functions (such as financial accounting, operations management and other business processes) while providing robust functionality, flexibility and reliability. International Data Corporation ("IDC"), an independent provider of information technology data, estimates that the total worldwide market for financial accounting software will grow from approximately $5.3 billion in 1997 to approximately $10.4 billion in 2002.

The Company's software solutions are tailored to meet the specific needs of businesses in three markets: the mid-sized business or corporate (Corporate), small business (Small Business) and small office/home office (SOHO) markets. Companies in these markets generally have from less than $1 million up to $500 million in sales and from one to several thousand employees. The Company's ACCPAC for Windows Corporate Series and ACCPAC for Windows Small Business Series are targeted at the Corporate and Small Business markets, respectively. The Company also offers a DOS-based product, ACCPAC Plus Accounting, for these markets. Simply Accounting is the Company's Windows-based product offering for the SOHO market. The Company believes that its products provide substantial value in the form of robust functionality, ease of implementation, accounting integrity and compatibility with market-leading technologies.

ACCPAC for Windows Corporate Series and ACCPAC for Windows Small Business Series include suites of applications ranging from financial management (general ledger, accounts receivable and accounts payable) to operations management (order processing, purchasing, inventory management, payroll, analysis and reporting and sales force automation) to software development and interface customization. Users of the ACCPAC for Windows

Corporate Series also have the option to install ACCPAC's e.Advantage Server, which enables secure online access to any aspect of the ACCPAC for Windows business logic and Internet-based inquiry and transaction processing capabilities. ACCPAC has spent considerable time and effort developing the object-oriented, layered and multi-tier architecture incorporated in these products. The Company believes that this architecture allows it to quickly adapt to existing and emerging operating systems, databases and user interfaces and rapidly develop increased functionality for ACCPAC for Windows products. Simply Accounting is a comprehensive, off-the-shelf solution that simplifies bookkeeping and ensures accounting integrity by providing an automated audit trail. To date, the vast majority of Simply Accounting sales have been in Canada.

The Company markets and sells its products and services to the Corporate and Small Business markets primarily through its experienced and well-trained network of business partners ( "Business Partners"), which consists of approximately 3,000 value added resellers ("VARs") and qualified installers ("QIs"), including systems integrators, regional distributors, Big 5 and other accounting firms, professional organizations, software vendors and specialized software consultants. ACCPAC offers its Business Partners, among other things, extensive, hands-on training in the installation, implementation and maintenance of the Company's products, technical support and presales consulting. The Company distributes its products, as well as third-party products, to its Business Partners in the United States, Canada and the Caribbean through its DistribuPro subsidiary. The Company markets and sells Simply Accounting through mass merchandise retail channels, primarily in Canada.

The Company plans to extend its position as a leading provider of financial accounting and business management software for the Corporate, Small Business and SOHO markets. Key elements of the Company's strategy are outlined below.

- In addition to aggressively pursuing new clients, the Company intends to leverage its large installed client base to generate future sales of its products. Through focused direct marketing campaigns and financial incentives, the Company intends to encourage its existing DOS-based clients to migrate to the Company's Windows-based products and to encourage all of its existing clients to purchase upgrades, add-on modules, additional user seats and support and maintenance services.

- The Company plans to strengthen and expand its network of Business Partners by continuing to provide them with extensive hands-on training, expanding the distribution infrastructure in existing territories and adding new Business Partners in under-served geographic areas.

- The Company plans to increase its investment in sales and marketing to create greater awareness of and brand recognition for the ACCPAC family of products.

- The Company intends to extend its technology leadership by continuing to devote significant resources to its research and development efforts, forming strategic alliances and continuing to encourage the Company's more than 200 independent software development partners to create applications for use with the Company's products.

- The Company plans to leverage the increased use of the Internet and open-system architectures by working with its electronic business ("e-Business") development partners to offer a wide array of products that enable electronic information delivery, electronic document workflow, Web self-service applications, electronic data interchange ("EDI") transactions processing and Web-based business-to-business and business-to-consumer transactions.

The Company's principal executive offices are located at 2525 Augustine Drive, Santa Clara, California 95054. The Company intends to move its principal executive offices to 6700 Koll Center Parkway, Suite 300, Bernal Corporate Plaza I, Pleasanton, California 94566 in August 1998. See "Business--Properties." The Company's telephone number is (408) 562-8400, and its World Wide Web home site is at http://www.accpac.com. Information contained in the Company's World Wide Web home site shall not be deemed to be a part of this Prospectus.

                     RELATIONSHIP WITH COMPUTER ASSOCIATES

The predecessors to ACCPAC's current products, as well as the DistribuPro business, were acquired by Computer Associates as part of a series of unrelated business acquisitions between 1985 and 1989. ACCPAC became an independent business unit ("iBU") of Computer Associates in April 1996, was incorporated in Delaware in October 1997 and became a subsidiary of Computer Associates effective January 1998. Computer Associates is a publicly owned company engaged in the design, development, marketing, sale and support of standardized computer software products for use with a broad range of desktop, midrange and mainframe computers. Immediately after the Offering, Computer Associates will own
5,250,000 shares of Common Stock, which will represent approximately   % of the
outstanding Common Stock ( % if the Underwriters' over-allotment option is exercised in full). After the Offering, through its ownership of such shares of Common Stock, Computer Associates will have the ability to elect all directors of the Company and, thus, will be in a position to control all matters affecting the Company. Computer Associates has advised the Company that its current intent is to continue to hold all such Common Stock owned by it. However, Computer Associates is not subject to any contractual obligation to retain any such Common Stock, except that Computer Associates has agreed not to sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of J.P. Morgan Securities Inc. See "Risk Factors--Control by and Relationship with Computer Associates; Potential Conflicts of Interest" and "--Possible Future Sales of Common Stock by Computer Associates; Shares Eligible for Future Sale," "Arrangements Between the Company and Computer Associates" and "Underwriting."

In anticipation of the Offering, the Company and Computer Associates have entered into, or will enter into, a number of agreements relating to the contribution and transfer by Computer Associates to the Company of the assets constituting the ACCPAC division and governing the future relationship between the parties, including a Contribution Agreement, a Registration Rights Agreement and a Real Estate Agreement. The Contribution Agreement sets forth the agreement pursuant to which the assets of the ACCPAC division were contributed and transferred by Computer Associates to the Company in exchange for (i) the assumption of liabilities associated with such assets, (ii) 5,250,000 newly issued shares of Common Stock, (iii) a promissory note in the principal amount of $5.0 million (the "Computer Associates Note") and (iv) a worldwide, perpetual, fully paid license for the internal use by Computer Associates of all present and future software products of the Company. The Contribution Agreement also provides generally that the Company shall indemnify Computer Associates for liabilities associated with the Company's assets and operations and that Computer Associates shall indemnify the Company for liabilities associated with Computer Associates' operations. In addition, the Contribution Agreement provides for the filing of consolidated or combined tax returns and payment of taxes for fiscal 1998 and the period prior to consummation of the Offering. The Registration Rights Agreement will give Computer Associates certain rights to require the Company to effect registrations under the Securities Act of 1933, as amended (the "Securities Act"), of the Common Stock owned by Computer Associates and to bear the expenses of such registrations. The Real Estate Agreement contains the terms upon which, among other things, certain co-occupied offices and facilities will be shared by Computer Associates and the Company for a period of time. For a summary of the terms of these agreements, see "Arrangements Between the Company and Computer Associates."

                                  THE OFFERING

COMMON STOCK OFFERED..........................  shares

COMMON STOCK OUTSTANDING
  AFTER THE OFFERING(1).......................  shares

USE OF PROCEEDS...............................  The net proceeds to the Company from the
                                                Offering, after the deduction of estimated
                                                underwriting discounts and expenses payable
                                                by the Company, are estimated to be
                                                approximately $    million ($    million if
                                                the Underwriters' over-allotment option is
                                                exercised in full). The Company intends to
                                                use $5.0 million of the net proceeds to pay
                                                in full the Computer Associates Note and the
                                                balance for working capital and other
                                                general corporate purposes, including
                                                increased investment in sales and marketing,
                                                expansion of the Company's Business Partner
                                                network, further development of products and
                                                technology and possible acquisitions of, or
                                                investments in, complementary businesses,
                                                technologies or products. See "Use of
                                                Proceeds."

DIVIDEND POLICY...............................  The Company intends to retain its earnings to fund development of its business and does
                                                not anticipate paying dividends in the
                                                foreseeable future. See "Dividend Policy."

CONTROLLING STOCKHOLDER.......................  For information regarding the Company's controlling stockholder, see "Arrangements
                                                Between the Company and Computer
                                                Associates."

RISK FACTORS..................................  For a discussion of certain considerations relevant to an investment in the Common
                                                Stock, see "Risk Factors."

PROPOSED NASDAQ NATIONAL MARKET SYMBOL........  "ACPI"

------------------------

(1) Excludes 500,000 shares of Common Stock issuable upon the exercise of stock options outstanding as of June 1, 1998. See "Management--1998 Stock Incentive Plan."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                                  ----------------------------------------------------------
DOLLARS IN THOUSANDS, EXCEPT PER                     YEAR ENDED MARCH 31
  SHARE DATA                            1994        1995        1996        1997        1998
                                  ----------  ----------  ----------  ----------  ----------
CONSOLIDATED STATEMENTS OF
OPERATIONS DATA
Revenue:
  License.......................     $23,050     $26,789     $23,955     $19,709     $24,820
  Service.......................      11,479       6,979      10,593       7,985       7,495
  Third-party products..........       9,143      13,424      31,267      17,234      16,623
                                  ----------  ----------  ----------  ----------  ----------
Total revenue...................      43,672      47,192      65,815      44,928      48,938
Cost of revenue:
  License.......................       6,721       5,437       4,011       4,452       4,675
  Service.......................       2,249       1,853       2,238       1,799       1,937
  Third-party products..........       8,137      11,947      27,682      15,106      14,670
                                  ----------  ----------  ----------  ----------  ----------
Total cost of revenue...........      17,107      19,237      33,931      21,357      21,282
                                  ----------  ----------  ----------  ----------  ----------
Gross profit....................      26,565      27,955      31,884      23,571      27,656
Operating expenses:
  Sales and marketing...........      16,919      11,348      10,014       7,916       9,428
  Research and development......       7,052       7,130       5,340       3,733       3,916
  General and administrative....       8,635       5,971       4,734       4,808       4,885
  Compensation related to
    issuance of Common
    Stock(1)....................          --          --          --          --       2,800
                                  ----------  ----------  ----------  ----------  ----------
Total operating expenses........      32,606      24,449      20,088      16,457      21,029
                                  ----------  ----------  ----------  ----------  ----------
Income (loss) from operations...      (6,041)      3,506      11,796       7,114       6,627
Other income (expense), net.....         (82)          2         (43)        (31)        (18)
                                  ----------  ----------  ----------  ----------  ----------
Income (loss) before income
  taxes.........................      (6,123)      3,508      11,753       7,083       6,609
Provision (benefit) for income
  taxes.........................      (2,296)      1,315       4,407       2,656       2,478
                                  ----------  ----------  ----------  ----------  ----------
Net income (loss)...............     $(3,827)     $2,193      $7,346      $4,427      $4,131
                                  ----------  ----------  ----------  ----------  ----------
                                  ----------  ----------  ----------  ----------  ----------
Pro forma basic and diluted
  earnings per share(2).........                                                           $
                                                                                  ----------
                                                                                  ----------
Shares used in computing pro
  forma basic and diluted
  earnings per
  share.........................
                                                                                  ----------
                                                                                  ----------

                                                                   ------------------------
                                                                      AT MARCH 31, 1998
                                                                                         AS
DOLLARS IN THOUSANDS                                                    ACTUAL  ADJUSTED(3)
                                                                   -----------  -----------
CONSOLIDATED BALANCE SHEET DATA
Cash and cash equivalents........................................       $4,013
Working capital..................................................        3,620
Total assets.....................................................       13,990
Note payable to Computer Associates..............................        5,000
Total stockholders' equity (deficit).............................         (798)

------------------------
(1) Relates to the January 1998 issuance of 150,000 shares of Common Stock (net of 100,000 shares repurchased for tax withholding purposes) to certain executive officers and key employees of the Company. See "Management--Restricted Stock Grant" and Note (4) of Notes to Consolidated Financial Statements.
(2) See Note (1) of Notes to Consolidated Financial Statements for information concerning the computation of pro forma earnings per share.
(3) As adjusted to reflect the sale of         shares of Common Stock offered
hereby and the payment in full of the Computer Associates Note.

                                  RISK FACTORS

THE FOLLOWING FACTORS SHOULD BE CAREFULLY CONSIDERED, TOGETHER WITH THE INFORMATION PROVIDED ELSEWHERE IN THIS PROSPECTUS, IN EVALUATING AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

LACK OF INDEPENDENT OPERATING HISTORY; RISKS ASSOCIATED WITH REDUCED OWNERSHIP INTEREST IN THE COMPANY BY COMPUTER ASSOCIATES

Prior to the consummation of the Offering, the Company was operated as a division or iBU of Computer Associates. Accordingly, no financial or operating history of the Company as an independent entity is available for a potential investor to evaluate. After the Offering, the Company will operate as a stand-alone entity and will no longer benefit from the direct operational, financial and other support previously provided by Computer Associates to the Company and, thus, the Company will be expected, among other things, to fund its own working capital requirements and to incur additional general and administrative expenses and will be responsible for obtaining on its own all administrative, support and other services previously provided by Computer Associates. In addition, certain of the Company's agreements are between third parties and Computer Associates and will require the consent of such third parties to the assignment of Computer Associates' rights thereunder to the Company. Although the Company's management believes that it can perform such services or obtain them on acceptable terms and obtain such necessary consents, if the Company is unable to accomplish any of the foregoing, the Company's business, financial condition and results of operations could be materially adversely affected. See "Arrangements Between the Company and Computer Associates."

The Company believes that the quality and breadth of its product distribution and its ability to seek new Business Partners currently benefit from its relationship with Computer Associates. The Company could lose some of its Business Partners as a result of the reduced percentage ownership interest of Computer Associates in the Company. The Company will seek to replace any Business Partners that it loses due to the reduced percentage ownership interest of Computer Associates in the Company. Should the Company fail to replace any such Business Partners with equal or better quality Business Partners, the losses could have a material adverse effect on the Company's business, financial condition and results of operations.

CONTROL BY AND RELATIONSHIP WITH COMPUTER ASSOCIATES; POTENTIAL CONFLICTS OF
  INTEREST

The Company is a subsidiary and, prior to January 1998, was an iBU, of Computer Associates. Following the Offering, Computer Associates will own approximately
  % of the outstanding Common Stock ( % if the Underwriters' over-allotment option is exercised in full). After the Offering, through its ownership of shares of Common Stock, Computer Associates will have the ability to elect all directors of the Company and, thus, will be in a position to control all matters affecting the Company, including any determination with respect to acquisition or disposition of Company assets, future issuance of Common Stock or other securities of the Company, the Company's incurrence of debt and any dividends payable on Common Stock. Conflicts of interest may arise in the future between the Company and Computer Associates in a number of areas relating to their past and ongoing relationship, including allocation of capital, dividends, incurrence of indebtedness, tax matters, financial commitments, registration rights, administration of benefit plans, service arrangements, potential acquisitions of businesses and other corporate opportunities, the issuance and sale of capital stock of the Company and the election of directors. The Company has also granted Computer Associates certain "demand" and "piggyback" registration rights with respect to the Common Stock owned by Computer Associates. In addition, the Company's Amended and Restated Certificate of Incorporation will include certain provisions relating to the allocation of business opportunities that may be suitable for both the Company and Computer Associates. See "Arrangements Between the Company and Computer Associates."

Charles P. McWade and Robert H. Toth are directors of the Company. Each of such persons is an officer and employee of Computer Associates. See "Management." The Company and Computer Associates have entered into a number of agreements for the purpose of defining their ongoing relationship. As a result of Computer Associates' ownership interest in the Company, the terms of such agreements were not, and the terms of any future agreements may not be, the result of arm's-length negotiations. For example, under the Contribution Agreement, the Company has agreed to bear the economic risk that the conveyance of assets of Computer Associates comprising the ACCPAC iBU may be insufficient to vest the Company with good and marketable title to such assets, free and clear of any security interest. In addition, several of Computer Associates' divisions engage in the development, marketing, sale or support of financial management software for the enterprise market that could compete with the Company's products. Although the Company believes that its products currently do not directly compete with Computer Associates' products, there are no restrictions, contractual or otherwise, on Computer Associates' competing with the Company in the Company's markets. Accordingly, if Computer Associates changes its current strategy, or makes an acquisition, it may compete directly with the Company. Such competition could have a material adverse effect on the Company's business, financial condition and results of operations. See "Arrangements Between the Company and Computer Associates."

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS; SEASONALITY

The Company has experienced, and is likely to continue to experience, fluctuations in quarterly operating results caused by many factors, including, without limitation, (i) variations in the demand for the Company's products and services, (ii) timing of introductions of new products or enhancements to existing products by the Company or its competitors, (iii) increased competition, (iv) timing and composition of orders from the Company's clients,
(v) variations in the mix of sales, (vi) changes in the pricing policies of the Company or its competitors and (vii) the publication of opinions about the products of the Company or its competitors by industry analysts or others.

The Company has experienced, and expects to continue to experience, seasonality. In recent years, the Company has recognized a proportionately greater percentage of its revenue and operating income in its third and fourth fiscal quarters. Due to the effects of such seasonality, the Company may experience relatively lower net income in the first and second fiscal quarters than in the third and fourth fiscal quarters of any fiscal year.

Due to the foregoing factors as well as the lack of an independent operating history, the Company believes that its quarterly operating results are likely to vary significantly in the future. In addition, if for any particular period revenue from sales of third-party software through DistribuPro were to represent an increased percentage of the Company's total revenue, the Company would experience reduced gross profits as a percentage of total revenue due to the significantly lower margins associated with third-party software sales. Furthermore, in some future quarter, the Company's results of operations may fall below the expectations of the Company, securities analysts and investors. In such event, the trading price of the Company's Common Stock would likely be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

PRODUCT MIGRATION FROM DOS TO WINDOWS

Prior to fiscal 1995, substantially all of the Company's revenue from sales of its financial accounting software was derived from DOS-based versions of those products. Beginning in fiscal 1995, the Company shifted its focus from products based on DOS and local area network (LAN) technologies (ACCPAC Plus Accounting, BPI Accounting II and earlier versions of Simply Accounting) to products based on Windows and multi-tier technologies. In connection with this shift, the Company is actively promoting the migration of its DOS-based product clients to its Windows-based products, ACCPAC for Windows and Simply Accounting. There can be no assurance that a significant percentage of the Company's installed base of DOS clients will migrate to the Company's Windows-based products. In particular, the Company believes that smaller clients may be less likely to migrate because the cost of migrating may be high relative to their needs and because, in many cases, the DOS-based products adequately meet their needs. If a significant number of the Company's DOS clients elect not to migrate to the Company's Windows-based products, purchase competitive products or encounter problems in implementing the Company's Windows-based products, the Company's business, financial condition and results of operations could be materially adversely affected. In addition, as a result of the decrease in general demand for DOS-based products and the Company's shift in focus to Windows-based products, the Company's revenue from new product sales of its DOS-based products have been declining and are expected to continue to decline. There can be no assurance that the decline in revenue from new product sales of the Company's DOS-based products will not have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

In fiscal 1998, the Company derived approximately 32.7% of its total revenue from sales in Canada and the vast majority of Simply Accounting sales have been made in Canada. Product sales in Canada are denominated in Canadian Dollars and then translated into U.S. Dollars for accounting purposes. As a result, a decline in the value of the Canadian Dollar relative to the value of the U.S. Dollar may decrease the amount of revenue reported from Canadian operations. In addition, over the past several years, there has been a movement in the Province of Quebec for Quebec to separate from the rest of Canada. The Company believes that the possible separation by Quebec may have a negative impact on the Canadian economy. A decline in the value of the Canadian Dollar relative to the value of the U.S. Dollar or a downturn in the Canadian economy could have a material adverse effect on the Company's business, financial condition and results of operations. Conversely, because a significant amount of the Company's operating expenses are payable in Canadian Dollars, an increase in the value of the Canadian Dollar relative to the value of the U.S. Dollar could have the effect of increasing the Company's expenses in Canada when translated into U.S. Dollars, which could have a material adverse effect on the Company's business, financial condition and results of operations. The Company does not currently hedge its exposure to fluctuations in currency exchange rates.

In fiscal 1998, approximately 14.2% of the Company's total revenue was derived from sales outside of the United States and Canada. There can be no assurance that the Company will be able to maintain and expand its activities in international markets. In addition, there are certain risks inherent in doing business in international markets, such as unexpected changes in regulatory requirements, export controls relating to encryption technology and other export restrictions, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, political instability, fluctuations in currency exchange rates, reduced protection for intellectual property rights in some countries combined with a greater incidence and acceptance of software piracy, potentially adverse tax consequences and potential liability associated with possible errors that may occur in the translation and localization of the Company's products for specific countries. There can be no assurance that one or more of such factors will not have a material adverse effect on the Company's current or future international operations and, consequently, on the Company's business, financial condition and results of operations.

RAPIDLY EVOLVING MARKETS; TECHNOLOGICAL CHANGE

The computer software business in which the Company competes is rapidly evolving and can be expected to further evolve in the future as a result of changing technology, industry standards, product innovations and client requirements. There can be no assurance that the Company's technology will meet, or be adaptable to meet, these standards. The Company's ability to compete effectively will depend upon its ability to anticipate and react to changes in its markets in a timely manner. There can be no assurance that substantial resources in product development and enhancement will not be required in the future, that the Company will be able to successfully develop and bring to market new products and services in a timely and cost-effective manner or that products, services or technologies developed by others will not render the Company's products, services and technologies non-competitive or obsolete. Companies involved in the development and manufacture of new products that contain complex new technologies often encounter difficulties in performance and reliability and encounter delays in introducing, or implementing, their products. If such problems were to occur at a significant level with respect to the Company's products or services, the Company could experience increased costs, cancellations of contracts and negative publicity, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, there may be reluctance in certain marketplaces to accept these new technologies, making it difficult for the Company to sell its products. See "Business--Products" and "--Competition."

COMPETITION

The Company's business is extremely competitive. The Company's products are targeted towards businesses in the Corporate, Small Business and SOHO markets. The Company has experienced competition to date from both established and emerging software companies that offer similar products targeted at businesses within the Company's markets. The Company also faces additional competition in individual countries from local competitors. The Company believes it currently competes on the basis of (i) the ease of use, features, performance and price of its products, (ii) the quality of its Business Partners, (iii) the quality of its service and technical support for its clients and Business Partners, (iv) technology and (v) new product introductions. While the Company believes that it currently competes favorably overall with respect to these factors, there can be no assurance that the Company will be able to continue to do so.

The Company's products compete with those from several vendors servicing a range of markets, from the Corporate, Small Business and SOHO markets. The Company currently competes in the Corporate market with J.D. Edwards & Company, Great Plains Software, Inc., Lawson Associates, Inc., Platinum Software Corporation, The Sage Group Plc. and Solomon Software, Inc., among others. In addition, the Company believes that products may be introduced to these markets by other vendors who traditionally compete in the enterprise market. Such potential competitors include Baan Company N.V., Oracle Corporation, PeopleSoft, Inc. and SAP AG. In the Small Business market, the Company's primary competitors include Great Plains Software, Inc., Platinum Software Corporation, The Sage Group Plc., Solomon Software, Inc. and Systems Union Group Ltd., among others. The Company currently faces competition in the SOHO market from Automatic Data Processing, Inc.'s Peachtree unit and Intuit Inc., among others. Currently, several of Computer Associates' iBUs engage in the development, marketing, sale or support of financial management software for the enterprise market. Although the Company believes that its products do not directly compete with Computer Associates' products, there are no restrictions, contractual or otherwise, on Computer Associates competing with the Company in the Company's markets. Such competition could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Competition" and "Arrangements Between the Company and Computer Associates."

Certain competitors may have greater financial, technical and marketing resources and name recognition than the Company. Competitors may bundle their software with other software or enter into agreements whereby third parties sell their software thereby decreasing the attractiveness of the Company's products. In addition, competitors may lower their prices, which may force the Company to match price cuts and thereby decrease the Company's profitability. Accordingly, there can be no assurance that the Company will be able to design new products or improve existing ones to maintain its competitive position in the industry. Increased competitive pressures from current and future competitors could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, if one of the Company's competitors is acquired by a well-capitalized company, the Company could face increased competition that could have a material adverse effect on the Company's business, financial condition and results of operations.

RELIANCE ON BUSINESS PARTNERS

The Company has no direct sales force. The Company relies exclusively upon its Business Partner network to sell, install and service its products (other than Simply Accounting and BPI Accounting II). The Company's Business Partners are not contractually required to exclusively sell the Company's products and may sell competing products. Accordingly, there can be no assurance that the Company's Business Partners will aggressively market the Company's products or will maintain their relationships with the Company. The failure of the Company to maintain its existing Business Partner relationships, or to establish new Business Partner relationships in the future, could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, although the Company believes that it has adequate procedures in place to assure that its Business Partners are adequately trained and qualified to sell, install, implement and support the Company's products, there can be no assurance that its Business Partners are so trained or qualified. Furthermore, there can be no assurance that the Company's Business Partners will sell customers the financial accounting software product that suits the customer's needs, or that its Business Partners will properly install, implement or support the Company's products. There have been instances in the past where the Company has been named as a defendant in litigation brought by customers claiming that a Business Partner sold the client an inappropriate product or did not correctly install and implement a product. Although the Company has not previously been required to pay significant monetary compensation in connection with such litigation, there can be no assurance that any adverse judgment in connection with any similar future litigation or the negative publicity resulting from similar litigation would not have a material adverse affect on the Company's business, financial condition and results of operations.

RELIANCE ON MARKET-LEADING TECHNOLOGIES; RELIANCE ON THIRD-PARTY SUPPLIERS

The Company's software products are designed to work with market-leading technologies including those from Microsoft, such as Windows NT, Windows 95 and SQL Server. Although the Company believes that these market-leading technologies are and will be widely utilized by Corporate, Small Business and SOHO market businesses, no assurance can be given that these businesses will actually adopt such technologies as anticipated or will not in the future migrate to other computing technologies that the Company does not support. Moreover, for the Company to be successful, the Company's products and technology must be compatible with new developments in these market-leading technologies.

The Company's products utilize certain software licensed to it by third-party software developers. Although the Company believes that there are alternatives for these products, any significant interruption in the supply of such third-party software could have a material adverse impact on the Company's sales unless and until the Company can replace the functionality provided by these products. In addition, the Company is to a certain extent dependent upon such third parties' abilities to enhance their current products, to develop new products on a timely and cost-effective basis and to respond to emerging industry standards and other technological changes. There can be no assurance that the Company would be able to replace the functionality provided by the third-party software currently offered in conjunction with the Company's products in the event that such software becomes obsolete or incompatible with future versions of the Company's products or is otherwise not adequately maintained or updated. The absence of or any significant delay in the replacement of that functionality could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS ASSOCIATED WITH FAILURE TO TIMELY RELEASE PERIODIC SOFTWARE UPDATES

The Company's financial accounting software products are affected by changes in laws, regulations and generally accepted accounting principles, and generally must be updated periodically to maintain their accuracy and competitiveness. There can be no assurance that the Company will be able to release these periodic updates on a timely basis in the future. Failure to do so could have a material adverse effect on market acceptance of the Company's products, which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, significant changes in tax laws and regulations or other regulatory provisions or in generally accepted accounting principles applicable to the Company's products could require the Company to make a significant investment in product modifications, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Products."

RISKS ASSOCIATED WITH NEW PRODUCT OFFERINGS; POTENTIAL FOR UNDETECTED ERRORS

Products as complex as the Company's software systems may contain undetected errors or failures when first introduced, as upgrades are added or adapted to different projects. There can be no assurance that, despite significant testing by the Company, errors will not be found in the Company's products after commercial introduction. In many cases, the Company's products integrate with third-party applications, and any errors in such third-party applications deemed critical to the use of the Company's products could adversely impact the marketability of the Company's products. Although the Company has not experienced material adverse effects resulting from any such errors or defects to date, there can be no assurance that errors or defects will not be discovered in the future, causing delays in product introduction and shipments or requiring design modifications that could materially adversely affect the Company's business, financial condition and results of operations.

MANAGEMENT OF GROWTH; RISK OF ACQUISITIONS

The Company's growth, as well as its transition towards becoming a stand-alone entity, have resulted in an increase in responsibilities placed upon the Company's management and has placed added pressures on the Company's operating and other systems. To effectively manage its growth and its independence from Computer Associates, the Company will be required to continue to implement additional systems and controls, and to expand, train and manage its employee base. There can be no assurance that the management skills and systems currently in place will be adequate for the Company to operate on a stand-alone basis, that they will be sufficient if the Company continues to grow, or that the Company will be able to implement additional systems successfully and in a timely manner as required. In addition, the Company from time to time may seek acquisitions of businesses, products and technologies that are complementary to those of the Company, or that allow the Company to enter new markets. Any such acquisition would place additional strains upon the Company's management resources. There also can be no assurance that any such acquisition will be successful or will not be dilutive to the Company's earnings per share. See "Business--Employees" and "Management."

YEAR 2000 COMPLIANCE

Although the Company believes that all of the current versions of its products are year 2000 compliant, the Company could face decreased revenue due to the year 2000 problem. Businesses typically budget fixed amounts for Management Information Systems ("MIS"). Because many businesses' systems are not year 2000 compliant, businesses will be forced to divert MIS resources to fix their year 2000 problems instead of purchasing other hardware or software. Such a diversion of resources could have a material adverse affect on the Company's business, financial condition and results of operations. In addition, even if the Company's products are year 2000 compliant, other systems or software used by the Company's clients, including software bundled with the Company's products and other software provided to the Company's clients by its Business Partners in connection with a sale of the Company's products and other products distributed through DistribuPro, may not be year 2000 compliant. The failure of such noncompliant third-party software or systems could affect the perceived performance of the Company's products, which could have a material adverse effect on the Company's business, financial condition and results of operations. Certain older versions of the Company's products were not year 2000 compliant. The Company believes that certain software companies whose products were not year 2000 compliant have been sued based upon a claim that the failure of their product to be year 2000 compliant constitutes a breach of warranty, a design defect or similar claims. Suits have been structured as class actions. If the Company were sued based upon a similar claim, there can be no assurance that the Company would prevail in such litigation or that any adverse judgment or the cost of defending a class action suit or suits would not have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON KEY PERSONNEL

The Company's performance is substantially dependent on its executive officers and key sales, support and technical personnel, all of whom are employed at will and are not bound by an employment agreement to continue in the employ of the Company. The loss of any such executive officer or personnel could have a material adverse effect on the Company. The Company does not maintain "key man" life insurance for the benefit of the Company on any of its employees. The market for technologically skilled and managerial employees in the software industry is extremely competitive. The Company's ability to attract, hire, train, assimilate and retain such employees is instrumental to its success, and there can be no assurance that the Company will be able to do so. The failure to do so would have a material adverse affect on the Company's business, financial condition and results of operations.

LIMITED PROTECTION OF PROPRIETARY TECHNOLOGY; RISK OF THIRD-PARTY CLAIMS OF
  INFRINGEMENT

The Company's ability to compete successfully and achieve future revenue growth will depend, in part, on its ability to protect its proprietary technology and operate without infringing upon the rights of others. There can be no assurance that the Company will be able to successfully protect its intellectual property or that the Company's intellectual property or proprietary technology will not otherwise become known or be independently developed by competitors. The inability of the Company to protect its intellectual property and proprietary technology could have a material adverse effect on the Company's business, financial condition and results of operations.

To establish and protect its proprietary rights in its products, the Company relies on a combination of copyright, trademark and trade secret laws, a mandatory software registration mechanism on certain products, confidentiality and non-disclosure agreements with its employees, licensing arrangements with its clients and limitations on access to and distribution of its proprietary information. Although it does not do so for its ACCPAC for Windows or Simply Accounting products, the Company has in the past made source code for ACCPAC Plus Accounting available to certain of its Business Partners and clients. This availability may increase the likelihood of misappropriation or other misuse of the Company's intellectual property. The Company has no patents or patent applications pending, and existing trade secret and copyright laws provide only limited protection of the Company's proprietary rights. The Company currently licenses its products under "shrink wrap" licenses that are not signed by its licensees. These shrink wrap licenses may be unenforceable under the laws of certain jurisdictions. In addition, the laws of certain countries in which the Company's products are sold do not protect the Company's intellectual property rights to the same extent as the laws of the United States and Canada.

As the number of patents, copyrights and other intellectual property rights in the Company's industry increases, and as the coverage of these rights and the functionality of these products in the market further overlap, the Company believes that software developers or distributors may increasingly become the subject of infringement claims or litigation arising therefrom. For example, in May 1998, DistribuPro was named as a third party defendant in connection with a copyright and trademark infringement claim against an unrelated third party relating to certain networking products sold through DistribuPro. Furthermore, the Company may in the future be notified that it is infringing upon certain patent or other intellectual property rights of others. Although the Company has never been directly involved in any material intellectual property dispute and does not believe that it is infringing on any third party's intellectual property rights, there can be no assurance that such infringement claims, or litigation relating thereto, will not occur in the future. Such claims or litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Legal Proceedings."

POSSIBLE FUTURE SALES OF COMMON STOCK BY COMPUTER ASSOCIATES; SHARES ELIGIBLE
  FOR FUTURE SALE

Subject to applicable federal securities laws and the restrictions set forth below, after completion of the Offering, Computer Associates may sell some or all of the shares of Common Stock beneficially owned by it or distribute any or all of such shares of Common Stock to its stockholders. The sale or distribution of such shares in the public market or to its stockholders, or the perception that such sale or divestment by Computer Associates could occur, could negatively affect the prevailing market price for the Company's Common Stock. Computer Associates has advised the Company that it currently intends to continue to hold all of the Common Stock owned by it. However, Computer Associates is not subject to any contractual obligation to retain any of such Common Stock, except that Computer Associates has agreed not to, directly or indirectly, offer, sell, offer to sell, contract or sell or otherwise dispose of any shares of Common Stock or securities convertible into Common Stock or register for sale under the Securities Act any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of J.P. Morgan Securities Inc. See "Underwriting." As a result, there can be no assurance that Computer Associates will continue to maintain beneficial ownership of any of the Common Stock owned by it following the Offering. Computer Associates will have registration rights with respect to the shares of the Common Stock owned by it following the Offering, which would facilitate any future disposition. See "Arrangements Between the Company and Computer Associates."

NO PRIOR PUBLIC MARKET; DETERMINATION OF OFFERING PRICE; POSSIBLE VOLATILITY

There has been no prior public market for the Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or be sustained after the Offering. The initial public offering price has been determined by negotiations among representatives of the Company, representatives of Computer Associates and representatives of the Underwriters and may not be indicative of future market prices. See "Underwriting" for information related to the method of determining the initial public offering price. The trading price of the Common Stock could be subject to wide fluctuations in response to quarter-to-quarter variations in operating results, changes in earnings estimates by analysts, announcements of technological innovations or new products by the Company or its competitors, general conditions in the software and computer industries and other events or factors. In addition, in recent years the stock market in general, and the shares of technology companies in particular, have experienced extreme price fluctuations. This volatility has had a substantial effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of the Common Stock. See "Underwriting."

ANTI-TAKEOVER PROVISIONS

Certain provisions of the Company's Amended and Restated Certificate of Incorporation and Amended and Restated By-laws and Delaware General Corporation Law Section 203 may render more difficult, or have the effect of discouraging, unsolicited takeover bids from third parties or the removal of incumbent management of the Company. See "Description of Capital Stock--Certain Certificate of Incorporation and By-law Provisions" and "--Section 203 of the Delaware General Corporation Law." Although such provisions do not have a substantial practical significance to investors while Computer Associates, through its ownership of Common Stock, is in a position to effectively control all matters affecting the Company, such provisions could have the effect of depriving stockholders of an opportunity to sell their shares at a premium over prevailing market prices should Computer Associates no longer be in such control.

DILUTION

Investors in the Offering will suffer an immediate and substantial dilution in net tangible book value per share. Upon the exercise of outstanding options to purchase the Common Stock, investors will incur additional dilution. See "Dilution."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere herein including, without limitation, those concerning (i) the Company's strategy (including, without limitation, the Company's plans to leverage its installed client base to generate future sales growth), (ii) the Company's plans for its business, (iii) the Company's liquidity and capital expenditures, (iv) the Company's plans for new product introductions and future releases of new versions of its existing products (including, without limitation, the planned introduction of the Company's SupportPlus Maintenance program) and (v) the ability of the Company to continue to rely on its Business Partners, contain certain forward-looking statements concerning the Company's operations, economic performance and financial condition. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause such differences include, but are not limited to, those discussed under "Risk Factors."

                                USE OF PROCEEDS

The net proceeds to the Company from the Offering, after the deduction of estimated underwriting discounts and expenses payable by the Company, are
estimated to be approximately $   million ($   million if the Underwriters'
over-allotment option is exercised in full). The Company intends to use $5.0 million of the net proceeds to pay in full the Computer Associates Note and the balance for working capital and other general corporate purposes, including increased investment in sales and marketing, expansion of the Company's Business Partner network and further development of products and technology. In addition, the Company may seek to make acquisitions of, or investments in, businesses, technologies or products that are complementary to the Company's business. The Company has no present understandings, commitments or agreements with respect to any material acquisitions of other businesses, products or technologies. Pending such uses, the Company intends to invest the proceeds from the Offering in interest-bearing, investment grade securities.

The Computer Associates Note is an unsecured, general obligation of the Company, is due and payable in full on the earlier of the consummation of the Offering and December 31, 1999, and bears no interest if paid in full on or prior to December 31, 1998. If the Computer Associates Note is not paid in full at such time, it will bear interest at a rate of 9% per annum. See "Arrangements Between the Company and Computer Associates."

                                DIVIDEND POLICY

The Company has never declared or paid any dividends, nor does it presently expect to declare or pay any dividends in the foreseeable future. The declaration and payment of dividends by the Company are subject to the discretion of its Board of Directors. Any determination as to the payment of dividends will depend upon, among other things, general business conditions, the Company's financial results, contractual, legal and regulatory restrictions regarding the payment of dividends by the Company's subsidiaries, credit and loan agreement restrictions in effect from time to time and such other factors as the Board of Directors may consider to be relevant. See "Use of Proceeds."

                                 CAPITALIZATION

The following table sets forth the consolidated capitalization of the Company as of March 31, 1998 (i) on an actual basis and (ii) as adjusted to give effect to
the sale of       shares of Common Stock hereby and the application of a portion of the net proceeds therefrom to pay in full the Computer Associates Note. This table should be read in conjunction with the Consolidated Financial Statements of the Company, including the Notes thereto, appearing elsewhere in this Prospectus.

                                                                      ----------------------
                                                                       AS OF MARCH 31, 1998

                                                                                          AS
                                                                          ACTUAL    ADJUSTED
                                                                      ----------  ----------
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA
Note payable to Computer Associates.................................      $5,000          --
                                                                      ----------  ----------
Stockholders' Equity (Deficit):
Preferred Stock, $.01 par value, no shares authorized (Actual),
  1,000,000 shares authorized (As Adjusted), no shares outstanding
  (Actual and As Adjusted)..........................................          --          --
Common Stock, $.01 par value, 25,000,000 shares authorized (Actual and As Adjusted), 5,400,000 shares issued and outstanding
  (Actual), and      shares issued and outstanding (As Adjusted)
  (1)...............................................................          54
Additional paid-in capital..........................................          --
Accumulated deficit.................................................        (632)
Cumulative foreign currency translation adjustment..................        (220)
                                                                      ----------  ----------
Total stockholders' equity (deficit)................................        (798)
                                                                      ----------  ----------
Total capitalization................................................      $4,202           $
                                                                      ----------  ----------
                                                                      ----------  ----------

------------------------

(1) Excludes 500,000 shares of Common Stock issuable upon the exercise of stock options outstanding as of June 1, 1998. See "Management--1998 Stock Incentive Plan."

                                    DILUTION

The net tangible book value (deficit) of the Company as of March 31, 1998 was $(966,000), or $(0.18) per share of Common Stock. Net tangible book value (deficit) per share represents the amount of total tangible assets of the Company reduced by the amount of its total liabilities and divided by the number of shares of Common Stock outstanding. After giving effect to (i) the sale of shares of Common Stock hereby and, (ii) the deduction of estimated underwriting discounts and expenses of the Offering, the pro forma net tangible
book value of the Company as of March 31, 1998 would have been $     , or $
per share of Common Stock. This represents an immediate dilution of $     per
share to new investors. The following table illustrates this per share dilution:

                                                                      ----------------------
Assumed initial public offering price per share of Common Stock.....                       $
Net tangible book value (deficit) per share of Common Stock as of
  March 31, 1998....................................................      $(0.18)
Increase in net tangible book value per share of Common Stock attributable to new investors.....................................
                                                                      ----------
Pro forma net tangible book value per share of Common Stock after the Offering......................................................
                                                                                  ----------
Dilution per share to new investors.................................                       $
                                                                                  ----------
                                                                                  ----------

The following table summarizes as of March 31, 1998, after giving effect to the
sale of       shares of Common Stock hereby: (i) the number of shares of Common
Stock purchased by existing stockholders from the Company and the total consideration and average price per share paid to the Company for such shares,
(ii) the number of shares of Common Stock to be purchased by new investors in the Offering and the total consideration and the price per share paid by them for such shares and (iii) the percentage of shares purchased from the Company by existing stockholders and the new investors and the percentages of the consideration paid to the Company for such shares by existing stockholders and new investors.

                                  ----------------------------------------------------------
                                     SHARES PURCHASED      TOTAL CONSIDERATION
                                  ----------------------  ----------------------

                                                                                     AVERAGE
                                                                                       PRICE
                                      NUMBER     PERCENT      AMOUNT     PERCENT   PER SHARE
                                  ----------  ----------  ----------  ----------  ----------
Existing Stockholders...........                        % $                     % $
New Investors...................
                                  ----------  ----------  ----------  ----------
Total...........................                   100.0% $                100.0%
                                  ----------  ----------  ----------  ----------
                                  ----------  ----------  ----------  ----------

The foregoing tables assume no exercise of outstanding options and no exercise of any options that may be granted in the future under the 1998 Stock Incentive Plan. As of June 1, 1998, there were outstanding options to purchase 500,000 shares of Common Stock at an exercise price of $11.20 per share, none of which were exercisable. Based on the pro forma net tangible book value of $
per share after the Offering, dilution to new investors would be $      per
share if all of the outstanding stock options were exercised. See "Management--1998 Stock Incentive Plan" and Note (4) of Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

The selected consolidated income statement data for each of the years in the three-year period ended March 31, 1998, and consolidated balance sheet data as of March 31, 1997 and 1998, presented below were derived from the audited Consolidated Financial Statements of the Company and the related Notes thereto, appearing elsewhere in this Prospectus. The consolidated statements of operations data for each of the years in the two-year period ended March 31, 1995, and consolidated balance sheet data as of March 31, 1994, 1995 and 1996, presented below were derived from unaudited Consolidated Financial Statements of the Company not included in this Prospectus and include, in the opinion of the Company, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the Company's financial position at that date and the results of operations for those periods. The data set forth below should be read in conjunction with the Consolidated Financial Statements and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," appearing elsewhere in this Prospectus.

                                  ----------------------------------------------------------
                                                     YEAR ENDED MARCH 31

DOLLARS IN THOUSANDS, EXCEPT PER
SHARE DATA                              1994        1995        1996        1997        1998
                                  ----------  ----------  ----------  ----------  ----------
CONSOLIDATED STATEMENTS OF
OPERATIONS DATA:
Revenue:
  License.......................     $23,050     $26,789     $23,955     $19,709     $24,820
  Service.......................      11,479       6,979      10,593       7,985       7,495
  Third-party products..........       9,143      13,424      31,267      17,234      16,623
                                  ----------  ----------  ----------  ----------  ----------
Total revenue...................      43,672      47,192      65,815      44,928      48,938
Cost of revenue:
  License.......................       6,721       5,437       4,011       4,452       4,675
  Service.......................       2,249       1,853       2,238       1,799       1,937
  Third-party products..........       8,137      11,947      27,682      15,106      14,670
                                  ----------  ----------  ----------  ----------  ----------
Total cost of revenue...........      17,107      19,237      33,931      21,357      21,282
                                  ----------  ----------  ----------  ----------  ----------
Gross profit....................      26,565      27,955      31,884      23,571      27,656

Operating expenses:
  Sales and marketing...........      16,919      11,348      10,014       7,916       9,428
  Research and development......       7,052       7,130       5,340       3,733       3,916
  General and administrative....       8,635       5,971       4,734       4,808       4,885
  Compensation related to
    issuance of Common Stock
    (1).........................          --          --          --          --       2,800
                                  ----------  ----------  ----------  ----------  ----------
Total operating expenses........      32,606      24,449      20,088      16,457      21,029
                                  ----------  ----------  ----------  ----------  ----------
Income (loss) from operations...      (6,041)      3,506      11,796       7,114       6,627
Other income (expense), net.....         (82)          2         (43)        (31)        (18)
                                  ----------  ----------  ----------  ----------  ----------
Income (loss) before income
  taxes.........................      (6,123)      3,508      11,753       7,083       6,609
Provision (benefit) for income
  taxes.........................      (2,296)      1,315       4,407       2,656       2,478
                                  ----------  ----------  ----------  ----------  ----------
Net income (loss)...............     $(3,827)     $2,193      $7,346      $4,427      $4,131
                                  ----------  ----------  ----------  ----------  ----------
                                  ----------  ----------  ----------  ----------  ----------
Pro forma basic and diluted
  earnings per share (2)........                                                           $
                                                                                  ----------
                                                                                  ----------
Shares used in computing pro
  forma
  basic and diluted earnings
  per share.....................
                                                                                  ----------
                                                                                  ----------

                                  ----------------------------------------------------------
                                                         AT MARCH 31

DOLLARS IN THOUSANDS                    1994        1995        1996        1997        1998
                                  ----------  ----------  ----------  ----------  ----------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents.......          --          --          --          --      $4,013
Working capital.................      $5,007      $2,474      $4,139      $5,504       3,620
Total assets....................      16,584      11,232      11,462      10,901      13,990
Note payable to Computer
  Associates....................          --          --          --          --       5,000
Total division/stockholders'
  equity (deficit)..............       6,035       2,796       4,244       5,697        (798)

------------------------

(1) Relates to the January 1998 issuance of 150,000 shares of Common Stock (net of 100,000 shares repurchased for tax witholding purposes) to certain executive officers and key employees of the Company. See "Management--Restricted Stock Grant" and Note (4) of Notes to Consolidated Financial Statements.

(2) See Note (1) of Notes to Consolidated Financial Statements for information concerning the computation of pro forma earnings per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Company's Consolidated Financial Statements, including the Notes thereto, and the other financial information included elsewhere in this Prospectus.

OVERVIEW

ACCPAC is a leading provider of financial accounting and business management software solutions to the Corporate, Small business and SOHO markets. ACCPAC and its predecessors have been providing financial accounting software solutions since 1979.

The predecessors to ACCPAC's current products, as well as the DistribuPro business, were acquired by Computer Associates as part of a series of unrelated business acquisitions between 1985 and 1989. ACCPAC became an iBU of Computer Associates in April 1996, was incorporated in Delaware in October 1997 and became a subsidiary of Computer Associates effective January 1998.

In fiscal 1997, the Company began transferring a number of key selling and administrative functions, including accounting, client care and telesales, from Computer Associates in New York to ACCPAC in Santa Clara, California. In addition, most of ACCPAC's research and development personnel were relocated from a number of sites to the Richmond, British Columbia, Canada facility, while North American technical support was consolidated in Santa Clara and Richmond. The Company also removed ACCPAC Plus Accounting and ACCPAC for Windows from the retail distribution channel in Canada in order to consolidate the Company's North American distribution strategy.

In fiscal 1998, the Company assumed responsibility for its international sales, which were previously managed by Computer Associates' regional international operations. The Company also relocated sales and marketing personnel to reduce reliance on Computer Associates' facilities and completed the transfer of accounting functions to ACCPAC in Santa Clara. In addition, the Company consolidated its client care and technical support functions into the Richmond facility and began providing technical staff to assist its Business Partners with in-field technical advice and assistance. The Company also created an in-house Business Partner communication and recruitment group.

In January 1998, the Company issued 150,000 shares of Common Stock (net of 100,000 shares repurchased for tax withholding purposes) to certain executive officers and key employees of the Company. In connection with such issuance, the Company recognized compensation expense of $2.8 million in the fourth quarter of fiscal 1998. There will be no additional charge to the Company's financial statements in connection with such transaction. See "Management--Restricted Stock Grant" and Note (4) of Notes to Consolidated Financial Statements.

Historically, the Company derived a substantial percentage of its license revenue from its DOS-based products. Over the last three fiscal years, the Company increasingly dedicated sales and marketing and research and development resources to support its Windows-based product lines. Sales of the Company's Windows-based products have grown as a percentage of revenue over the last three fiscal years and represented a majority of the Company's total license and service revenue for the fiscal years ended March 31, 1997 and 1998. See "Business-- Strategy--Leverage Installed Base."

Over the last three fiscal years, a substantial majority of service revenue related to maintenance services. In the past, the Company has offered its customers optional support and maintenance programs and relied upon its Business Partner network to provide client support. While the Company will continue to rely primarily on its Business Partners to provide clients with front-end support, the Company is introducing a multi-level SupportPlus Maintenance program that provides clients with automatic product upgrades and a choice of various levels of technical support.

ACCPAC employs a distribution model that includes mass merchandise retail channels for its Simply Accounting products and a network of Business Partners for its ACCPAC for Windows and ACCPAC Plus Accounting product lines. The Company also uses a system of distributors for sales outside the United States, Canada and the Caribbean. The Company's DistribuPro subsidiary acts as the distribution arm for ACCPAC for Windows and ACCPAC Plus Accounting in the United States, Canada and the Caribbean. In addition to distributing the Company's products, DistribuPro sells third-party products, DistribuPro's revenue from sales of third-party products have significantly lower margins than software license and service revenue from the Company's products. See "Risk Factors--Potential Fluctuations in Quarterly Results; Seasonality."

The Company has made and expects to continue to make substantial expenditures for research and development. The Company's research and development operations are located in Richmond. As of May 1, 1998, the Company had 68 full time employees in research and development, including programming, documentation and quality assurance testing. Between fiscal 1992 and 1994, the Company made significant expenditures in developing its object-oriented and layered architecture for its ACCPAC for Windows products. Generally, the Company's research and development costs have been expensed as incurred.

The Consolidated Financial Statements of the Company, including the Notes thereto, which are discussed below, reflect the consolidated financial position, results of operations, and cash flows of the business transferred to the Company from Computer Associates pursuant to the Contribution Agreement. The Consolidated Financial Statements include allocations from Computer Associates of certain expenses related to the Company. Management believes these allocations are reasonable.

The financial information included herein may not necessarily reflect the consolidated financial position, results of operation, and cash flows of the Company in the future or what it would have been had it been a separate, stand-alone entity during the periods presented.

RESULTS OF OPERATIONS

The following table sets forth, for each of the fiscal years indicated, certain consolidated statements of income data as a percentage of total revenue:

                                                          ----------------------------------
                                                                 YEAR ENDED MARCH 31
                                                                1996        1997        1998
                                                          ----------  ----------  ----------
Revenue:
  License...............................................        36.4%       43.9%       50.7%
  Service...............................................        16.1        17.8        15.3
  Third-party products..................................        47.5        38.3        34.0
                                                          ----------  ----------  ----------
Total revenue...........................................       100.0       100.0       100.0

Cost of revenue:
  License...............................................         6.1         9.9         9.5
  Service...............................................         3.4         4.0         4.0
  Third-party products..................................        42.1        33.6        30.0
                                                          ----------  ----------  ----------
Total cost of revenue...................................        51.6        47.5        43.5
                                                          ----------  ----------  ----------
Gross profit............................................        48.4        52.5        56.5
  Operating expenses:
  Sales and marketing...................................        15.2        17.6        19.3
  Research and development..............................         8.1         8.3         8.0
  General and administrative............................         7.2        10.7        10.0
  Compensation related to issuance of common stock......          --          --         5.7
                                                          ----------  ----------  ----------
Total operating expenses................................        30.5        36.6        43.0
                                                          ----------  ----------  ----------
Income from operations..................................        17.9        15.9        13.5
Other income (expense), net.............................         0.0        (0.1)        0.0
                                                          ----------  ----------  ----------
Income before income taxes..............................        17.9        15.8        13.5
Provision for income taxes..............................         6.7         5.9         5.1
                                                          ----------  ----------  ----------
Net income..............................................        11.2%        9.9%        8.4%
                                                          ----------  ----------  ----------
                                                          ----------  ----------  ----------

FISCAL YEAR ENDED MARCH 31, 1998 COMPARED WITH FISCAL YEAR ENDED MARCH 31, 1997

REVENUE

Total revenue increased 8.9% to $48.9 million in 1998 from $44.9 million in 1997. License revenue increased 25.9% to $24.8 million in 1998 from $19.7 million in 1997. Decreases in service revenue of 6.1% and revenue from third-party products of 3.5% partially offset this increase.

LICENSE. License revenue increased to $24.8 million in 1998 from $19.7 million in 1997 and accounted for 50.7% of total revenue in 1998 up from 43.9% in 1997. This increase in license revenue was primarily attributable to a substantial increase in sales of ACCPAC for Windows after the 1997 fiscal third quarter release of ACCPAC for Windows Corporate Series (Version 3.0) and ACCPAC for Windows Small Business Series. Also contributing to the increase were additional international sales of the Company's DOS-based ACCPAC Plus Accounting products. These increases were partially offset by slightly lower revenue from Simply Accounting and BPI Accounting II.

SERVICE. Service revenue decreased to $7.5 million in 1998 from $8.0 million in 1997 and represented 15.3% of total revenue in 1998 as compared to 17.8% in 1997. In 1996, ACCPAC implemented a program to shift maintenance and support services from ACCPAC to the Company's Business Partner network. As a result, revenue derived from these services has declined each year since 1996. While the Company will continue to rely predominantly on its Business Partners to provide clients with front-end support, the Company plans to require its clients to purchase, beginning in July 1998, a one-year SupportPlus Maintenance contract as a part of the original sale of all ACCPAC for Windows products.

THIRD-PARTY PRODUCTS. Third-party products revenue decreased to $16.6 million in 1998 from $17.2 million in 1997 and represented 34.0% of total revenue in 1998 as compared to 38.3% in 1997. The decrease in third-party products revenue was primarily due to lower sales volume as the Company reduced the total number of third-party products sold by DistribuPro.

COST OF REVENUE

Total cost of revenue was $21.3 million, or 43.5% of total revenue, in 1998, as compared to $21.4 million, or 47.5% of total revenue, in 1997. The decrease in total cost of revenue as a percentage of total revenue resulted from an increased proportion of higher margin license revenue relative to third-party products revenue.

COST OF LICENSE. The cost of license revenue consists of media, product manuals, shipping and fulfillment and royalties paid to third parties. The cost of license revenue was $4.7 million, or 18.8% of license revenue in 1998, compared to $4.5 million, or 22.6% of license revenue, in 1997. The decrease in the cost of license revenue as a percentage of license revenue resulted from reduced costs of packaging of the ACCPAC for Windows products, which were redesigned in the third quarter of 1998 and from the reduction of royalty rates paid to the Company's independent software development partners.

COST OF SERVICE. The cost of service revenue consists primarily of personnel costs, telephone charges related to providing telephone support training and consulting services. The cost of service revenue was $1.9 million, or 25.8% of service revenue in 1998, as compared to $1.8 million, or 22.5% of revenue, in 1997. The increase in cost of service revenue as a percentage of service revenue resulted from a decrease in maintenance revenue without a corresponding decrease in fixed maintenance costs.

COST OF THIRD-PARTY PRODUCTS. The cost of third-party products revenue consists of the cost of products purchased from third parties that are sold through DistribuPro, including materials and freight costs. The cost of third-party products revenue decreased to $14.7 million, or 88.3% of third-party products revenue, in 1998, from $15.1 million, or 87.7% of third-party products revenue, in 1997. The increase in the cost of third-party products as a percentage of the third-party products revenue resulted from an overall increase in third-party vendors' pricing schedules which could not be passed on to customers.

SALES AND MARKETING

Sales and marketing expenses consist primarily of advertising, marketing programs, tradeshow participation, public relations and other promotional expenses, personnel costs, commissions and travel costs. Sales and marketing expenses increased 19.1% to $9.4 million in 1998 from $7.9 million in 1997. As a percentage of total revenue, sales and marketing expenses increased to 19.3% in 1998 from 17.6% in 1997. The increase in sales and marketing expenses as a percentage of total revenue was primarily attributable to the establishment of a telesales group and a strategic accounts group as well as an increase in the size of the Company's client care operations.

RESEARCH AND DEVELOPMENT

Research and development expenses consist primarily of personnel costs and fees paid to outside consultants. Research and development expenses increased 4.9% to $3.9 million in 1998 from $3.7 million in 1997. As a percentage of total revenue, research and development expenses decreased to 8.0% in 1998 from 8.3% in 1997. The research and development expenses decreased as a percentage of total revenue due to the continuation of a cost consolidation program initiated in 1997 pursuant to which the Company relocated and consolidated its research and development personnel in Richmond.

GENERAL AND ADMINISTRATIVE

General and administrative expenses include the costs of corporate operations, costs for financial, administrative and management personnel and related travel expenses, finance and accounting costs, human resources, occupancy and equipment costs and other general operations. General and administrative expenses increased 1.6% to $4.9 million in 1998 from $4.8 million in 1997. As a percentage of total revenue, general and administrative expenses decreased to 10.0% in 1998 from 10.7% in 1997. The decrease in general and administrative expenses as a percentage of total revenue occurred as the Company's general administrative costs remained generally constant while revenue increased.

COMPENSATION RELATED TO ISSUANCE OF COMMON STOCK

The Company incurred a non-cash charge of $2.8 million, or 5.7% of total revenue, in 1998 relating to the January 1998 issuance of Common Stock to certain executive officers and key employees. There was no similar charge in 1997.

PROVISION FOR INCOME TAXES

The provision for income taxes decreased 6.7% to $2.5 million in 1998 from $2.7 million in 1997 as a result of lower pre-tax income for 1998 relative to 1997. The Company's results have been, and until consummation of the Offering will be, included in the consolidated income tax returns filed by Computer Associates. The Company's provision for income taxes has been calculated using Computer Associates' effective tax rate of 37.5%, which approximates the provision for income taxes for the Company on a separate return basis. However, there can be no assurance that the Company's effective income tax rate for future periods will not be greater than 37.5%. See "Arrangements Between the Company and Computer Associates" and Note (1) of Notes to Consolidated Financial Statements.

NET INCOME

Net income decreased 6.7% to $4.1 million in 1998 from $4.4 million in 1997. As a percentage of total revenue, net income decreased to 8.4% in 1998 from 9.9% in 1997.

FISCAL YEAR ENDED MARCH 31, 1997 COMPARED WITH FISCAL YEAR ENDED MARCH 31, 1996

REVENUE

Total revenue decreased 31.7% to $44.9 million in 1997 from $65.8 million in 1996. A decrease in third-party products revenue accounted for a majority of the decline, decreasing 44.9% to $17.2 million in 1997 from $31.3 million in 1996. In addition, license revenue declined 17.7% to $19.7 million in 1997 from $24.0 million in 1996 and service revenue declined 24.6% to $8.0 million in 1997 from $10.6 million in 1996.

LICENSE. License revenue decreased to $19.7 million in 1997 from $24.0 million in 1996 and accounted for 43.9% of total revenue in 1997, up from 36.4% in 1996. During 1997, license revenue decreased as the Company sold inventory of older versions of Simply Accounting at reduced prices. As a result, the Company experienced reduced license revenue in the first two quarters of 1997. In addition, sales of ACCPAC for Windows and ACCPAC Plus Accounting were negatively affected due to the discontinued use of retail distribution channels in Canada for sales of such products.

SERVICE. Service revenue decreased to $8.0 million in 1997 from $10.6 million in 1996 and represented 17.8% of total revenue in 1997, as compared to 16.1% in 1996. In 1996, ACCPAC implemented a program to shift maintenance and support services from the Company to its Business Partner network, resulting in a decline in 1997 service revenue derived from these services.

THIRD-PARTY PRODUCTS. Third-party products revenue decreased to $17.2 million in 1997 from $31.3 million in 1996 and represented 38.3% of total revenue in 1997, as compared to 47.5% in 1996. During 1996, the Company sold approximately $16.2 million of software products from Microdyne Corporation in connection with an upgrade of Novell NetWare. This revenue did not recur in 1997.

COST OF REVENUE

Total cost of revenue was $21.4 million, or 47.5% of total revenue, in 1997, as compared to $33.9 million, or 51.6% of total revenue, in 1996. The decrease in total cost of revenue as a percentage of total revenue resulted from an increased proportion of higher margin Company software products sold relative to third-party products.

COST OF LICENSE. The cost of license revenue was $4.5 million, or 22.6% of license revenue, in 1997, compared to $4.0 million, or 16.7% of license revenue, in 1996. The increase in the cost of license revenue as a percentage of license revenue resulted from new royalty agreements which had higher royalty rates payable to third-party development suppliers during the initial stages of the contracts.

COST OF SERVICE. Cost of service revenue was $1.8 million, or 22.5% of service revenue, in 1997, as compared to $2.2 million, or 21.1% of service revenue, in 1996. The increase in the cost of service revenue as a percentage of service revenue resulted primarily from a decrease in maintenance revenue without a corresponding decrease in fixed maintenance costs.

COST OF THIRD-PARTY PRODUCTS. The cost of third-party products revenue decreased to $15.1 million, or 87.7% of third-party products revenue, in 1997, from $27.7 million, or 88.5% of third-party products revenue, in 1996. This decrease in the cost of third-party products revenue as a percentage of third-party products revenue resulted from the lower costs associated with sales made during 1997 relative to the costs associated with software sales from Microdyne Corporation in 1996.

SALES AND MARKETING

Sales and marketing expenses decreased 21.0% to $7.9 million in 1997 from $10.0 million in 1996. As a percentage of total revenue, sales and marketing expenses increased to 17.6% in 1997 from 15.2% in 1996. The increase in sales and marketing expenses as a percentage of total revenue occurred as expenses, including personnel costs, failed to decline at the same rate as revenue. The absolute decrease in expenses was primarily attributable to the Company's consolidation of its sales channels. In particular, during 1997, the Company removed ACCPAC Plus Accounting and ACCPAC for Windows products from the retail distribution channel in Canada in order to consolidate its North American distribution strategy. As a result, the Company was able to reduce levels of marketing and retail channel sales incentives.

RESEARCH AND DEVELOPMENT

Research and development expenses decreased 30.1% to $3.7 million in 1997 from $5.3 million in 1996. As a percentage of total revenue, research and development expenses increased to 8.3% in 1997 from 8.1% in 1996. The increase in research and development expenses as a percentage of total revenue occurred as research and development expenses, including personnel costs, failed to decline at the same rate as total revenue. The absolute decrease in research and development expenses resulted from a cost consolidation program initiated in 1997 pursuant to which the Company relocated and consolidated its research and development personnel primarily in Richmond.

GENERAL AND ADMINISTRATIVE

General and administrative expenses increased 1.6% to $4.8 million in 1997 from $4.7 million in 1996. As a percentage of total revenue, general and administrative expenses increased to 10.7% in 1997 from 7.2% in 1996. General and administrative costs as a percentage of total revenue increased as general and administrative costs remained stable while revenue declined.

PROVISION FOR INCOME TAXES

The provision for income taxes decreased 39.7% to $2.7 million in 1997 from $4.4 million in 1996 as a result of lower pre-tax income for 1997 relative to 1996. The Company's results have been, and until consummation of the Offering will be, included in the consolidated income tax returns filed by Computer Associates. The Company's provision for income taxes has been calculated using Computer Associates' effective tax rate of 37.5%, which approximates the provision for income taxes for the Company on a separate return basis. However, there can be no assurance that the Company's effective income tax rate for future periods will not be greater than 37.5%. See "Arrangements Between the Company and Computer Associates" and Note (1) of Notes to Consolidated Financial Statements.

NET INCOME

Net income decreased 39.7% to $4.4 million in 1997 from $7.3 million in 1996. As a percentage of total revenue, net income decreased to 9.9% in 1997 from 11.2% in 1996.

QUARTERLY RESULTS OF OPERATIONS

The following table sets forth certain unaudited quarterly statements of operations data for each of the eight quarters of fiscal 1997 and 1998, as well as the percentage of the Company's revenue. The information for each of these quarters is derived from unaudited consolidated financial statements and, in the opinion of management, includes all adjustments, consisting of only normal and recurring adjustments, necessary for a fair presentation of that information. The results of operations for any quarter and any quarter-to-quarter trends are not necessarily indicative of the results to be expected for any future period.

                                            ----------------------------------------------------------------------------
                                                                           QUARTER ENDED
                                                JUNE 30     SEPT. 30      DEC. 31     MARCH 31      JUNE 30     SEPT. 30
                                                   1996         1996         1996         1997         1997         1997
                                            -----------  -----------  -----------  -----------  -----------  -----------
DOLLARS IN THOUSANDS
Revenue:
  License.................................       $4,457       $3,209       $5,644       $6,399       $4,105       $5,568
  Service.................................        2,209        2,178        1,869        1,729        1,785        1,929
  Third-party products....................        4,594        4,446        4,336        3,858        4,224        3,883
                                            -----------  -----------  -----------  -----------  -----------  -----------
Total revenue.............................       11,260        9,833       11,849       11,986       10,114       11,380

Cost of revenue:
  License.................................        1,058          757        1,231        1,406          859        1,006
  Service.................................          394          433          460          512          409          475
  Third party products....................        4,033        3,917        3,683        3,473        3,767        3,447
                                            -----------  -----------  -----------  -----------  -----------  -----------
Total cost of revenue.....................        5,485        5,107        5,374        5,391        5,035        4,928
                                            -----------  -----------  -----------  -----------  -----------  -----------
Gross profit..............................        5,775        4,726        6,475        6,595        5,079        6,452
Operating expenses:
  Sales and marketing.....................        1,869        1,843        2,055        2,149        2,141        2,116
  Research and development................        1,051          927          873          882          922          990
  General and administrative..............        1,064        1,213        1,222        1,309        1,096        1,113
  Compensation related to issuance of
    Common Stock..........................           --           --           --           --           --           --
                                            -----------  -----------  -----------  -----------  -----------  -----------
Total operating expenses..................        3,984        3,983        4,150        4,340        4,159        4,219
                                            -----------  -----------  -----------  -----------  -----------  -----------
Income from operations....................        1,791          743        2,325        2,255          920        2,233
Other income (expense), net...............          (41)         (37)         (19)          66           (7)         (10)
                                            -----------  -----------  -----------  -----------  -----------  -----------
Income (loss) before income taxes.........        1,750          706        2,306        2,321          913        2,223
Provision (benefit) for income taxes......          656          265          865          870          342          834
                                            -----------  -----------  -----------  -----------  -----------  -----------
Net income................................       $1,094         $441       $1,441       $1,451         $571       $1,389
                                            -----------  -----------  -----------  -----------  -----------  -----------
                                            -----------  -----------  -----------  -----------  -----------  -----------



                                                DEC. 31     MARCH 31
                                                   1997         1998
                                            -----------  -----------
DOLLARS IN THOUSANDS
Revenue:
  License.................................       $8,250       $6,897
  Service.................................        1,839        1,942
  Third-party products....................        4,651        3,865
                                            -----------  -----------
Total revenue.............................       14,740       12,704
Cost of revenue:
  License.................................        1,364        1,446
  Service.................................          526          527
  Third party products....................        4,084        3,372
                                            -----------  -----------
Total cost of revenue.....................        5,974        5,345
                                            -----------  -----------
Gross profit..............................        8,766        7,359
Operating expenses:
  Sales and marketing.....................        2,336        2,835
  Research and development................        1,010          994
  General and administrative..............        1,275        1,401
  Compensation related to issuance of
    Common Stock..........................           --        2,800
                                            -----------  -----------
Total operating expenses..................        4,621        8,030
                                            -----------  -----------
Income from operations....................        4,145         (671)
Other income (expense), net...............           (8)           7
                                            -----------  -----------
Income (loss) before income taxes.........        4,137         (664)
Provision (benefit) for income taxes......        1,551         (249)
                                            -----------  -----------
Net income................................       $2,586        $(415)
                                            -----------  -----------
                                            -----------  -----------

                                            ----------------------------------------------------------------------------
                                                                           QUARTER ENDED
                                                JUNE 30      SEPT.30      DEC. 31     MARCH 31      JUNE 30     SEPT. 30
                                                   1996         1996         1996         1997         1997         1997
                                            -----------  -----------  -----------  -----------  -----------  -----------
Revenue:
  License.................................         39.6%        32.6%        47.6%        53.4%        40.6%        48.9%
  Service.................................         19.6         22.2         15.8         14.4         17.6         17.0
  Third-party products....................         40.8         45.2         36.6         32.2         41.8         34.1
                                            -----------  -----------  -----------  -----------  -----------  -----------
Total revenue.............................        100.0        100.0        100.0        100.0        100.0        100.0

Cost of revenue:
  License.................................          9.4          7.7         10.4         11.7          8.5          8.8
  Service.................................          3.5          4.4          3.9          4.3          4.0          4.2
  Third-party products....................         35.8         39.8         31.1         29.0         37.3         30.3
                                            -----------  -----------  -----------  -----------  -----------  -----------
Total cost of revenue.....................         48.7         51.9         45.4         45.0         49.8         43.3
                                            -----------  -----------  -----------  -----------  -----------  -----------
Gross profit..............................         51.3         48.1         54.6         55.0         50.2         56.7
Operating expenses:
  Sales and marketing.....................         16.6         18.8         17.3         17.9         21.2         18.6
  Research and development................          9.3          9.4          7.4          7.4          9.1          8.7
  General and administrative..............          9.5         12.3         10.3         10.9         10.8          9.8
  Compensation related to issuance of
    Common Stock..........................           --           --           --           --           --           --
                                            -----------  -----------  -----------  -----------  -----------  -----------
Total operating expenses..................         35.4         40.5         35.0         36.2         41.1         37.1
                                            -----------  -----------  -----------  -----------  -----------  -----------
Income from operations....................         15.9          7.6         19.6         18.8          9.1         19.6
Other income (expense), net...............         (0.4)        (0.4)        (0.1)         0.6         (0.1)        (0.1)
                                            -----------  -----------  -----------  -----------  -----------  -----------
Income (loss) before income taxes.........         15.5          7.2         19.5         19.4          9.0         19.5
Provision (benefit) for income taxes......          5.8          2.7          7.3          7.3          3.4          7.3
                                            -----------  -----------  -----------  -----------  -----------  -----------
Net income................................          9.7%         4.5%        12.2%        12.1%         5.6%        12.2%
                                            -----------  -----------  -----------  -----------  -----------  -----------
                                            -----------  -----------  -----------  -----------  -----------  -----------



                                                DEC. 31     MARCH 31
                                                   1997         1998
                                            -----------  -----------
Revenue:
  License.................................         56.0%        54.3%
  Service.................................         12.4         15.3
  Third-party products....................         31.6         30.4
                                            -----------  -----------
Total revenue.............................        100.0        100.0
Cost of revenue:
  License.................................          9.2         11.4
  Service.................................          3.6          4.2
  Third-party products....................         27.7         26.5
                                            -----------  -----------
Total cost of revenue.....................         40.5         42.1
                                            -----------  -----------
Gross profit..............................         59.5         57.9
Operating expenses:
  Sales and marketing.....................         15.8         22.3
  Research and development................          6.9          7.8
  General and administrative..............          8.7         11.0
  Compensation related to issuance of
    Common Stock..........................           --         22.1
                                            -----------  -----------
Total operating expenses..................         31.4         63.2
                                            -----------  -----------
Income from operations....................         28.1         (5.3)
Other income (expense), net...............           --          0.1
                                            -----------  -----------
Income (loss) before income taxes.........         28.1         (5.2)
Provision (benefit) for income taxes......         10.6         (1.9)
                                            -----------  -----------
Net income................................         17.5%        (3.3%)
                                            -----------  -----------
                                            -----------  -----------

The Company has experienced, and is likely to continue to experience, fluctuations in quarterly operating results caused by many factors, including, without limitation, (i) variations in the demand for the Company's products and services, (ii) timing of introductions of new products or enhancements to existing products by the Company or its competitors, (iii) increased competition, (iv) timing and composition of orders from the Company's clients,
(v) variations in the mix of revenue, (vi) changes in the pricing policies of the Company or its competitors and (vii) the publication of opinions about the products of the Company or its competitors by industry analysts or others.

LIQUIDITY AND CAPITAL RESOURCES

The Company has financed its operations primarily through internally generated cash flow and extensions of intercompany credit from Computer Associates. The Company had working capital of $3.6 million at March 31, 1998. As of March 31, 1998, the Company had cash and cash equivalents of $4.0 million.

Cash provided by operating activities was $6.1 million, $3.1 million and $11.6 million for fiscal 1996, 1997 and 1998, respectively. The decrease in cash provided by operations in fiscal 1997 was primarily due to lower net income. The increase in cash provided by operations in fiscal 1998 was primarily due to an increase in net income (after adjusting for non-cash compensation charges), a decrease in accounts receivable and an increase in accounts payable.

Cash used in investing activities was $121,000, $138,000 and $377,000 during fiscal 1996, 1997 and 1998, respectively. The use of cash in investing activities was for purchases of property and equipment.

Cash used in financing activities was $5.9 million, $3.0 million and $7.3 million during fiscal 1996, 1997 and 1998, respectively, and relates to net cash transfers to Computer Associates.

In the first quarter of fiscal 1999, the Company plans to make a payment of $1.1 million for tax withholdings on behalf of certain employees in connection with the issuance of shares of Common Stock to certain executive officers and key employees of the Company. See "Management--Restricted Stock Grant."

In connection with the contribution and transfer by Computer Associates to the Company of the assets of the ACCPAC division, the Company, among other things, issued to Computer Associates the Computer Associates Note in the principal amount of $5.0 million. The Computer Associates Note is an unsecured, general obligation of the Company, is due and payable in full on the earlier of the consummation of the Offering and December 31, 1999 and bears no interest if paid in full on or prior to December 31, 1998. If the Computer Associates Note is not paid in full at such time, it will bear interest at a rate of 9% per annum. The Computer Associates Note will be repaid upon consummation of the Offering using $5.0 million of the proceeds thereof.

The Company believes that the net proceeds from the Offering, together with its current cash balances and cash provided by future operations, will be sufficient to meet its working capital and anticipated capital expenditure requirements for at least the next 12 months. Although operating activities may provide cash in certain periods, to the extent the Company experiences growth in the future its operating and investing activities may require significant cash. Consequently, any such future growth may require the Company to obtain additional equity or debt financing.

The Company recognizes the significance of the year 2000 problem as it relates to its internal systems. It has an overall plan and a systematic process in place to make its internal financial and administrative systems year 2000-ready within the next 12 to 18 months. The cost of this exercise is not viewed to have a material effect on the Company's results of operations or liquidity. Contingency plans have also been developed such that any failure to convert will not adversely affect overall performance.

NEW ACCOUNTING PRONOUNCEMENTS

In October 1997, the American Institute of Certified Public Accountants issued Statement of Position No. 97-2 ("SOP 97-2"), "Software Revenue Recognition", as amended by Statement of Position 98-4, which the Company will adopt for transactions entered into in the fiscal year beginning April 1, 1998. SOP 97-2 provides guidance on recognizing revenue on software transactions and supersedes SOP 91-1. The Company believes the adoption of SOP 97-2 will not have a significant impact on its current revenue recognition practices.

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("FAS 130") and Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information ("FAS 131"). FAS 130 establishes rules for reporting and displaying of comprehensive income. FAS 131 requires the Company use the "management approach" in disclosing segment information. Both statements are effective for the Company during the year ending March 31, 1999. The Company does not believe that the adoption of FAS 130 or FAS 131 will have a material impact on the Company's consolidated financial position, results of operations or cash flows.

                                    BUSINESS

ACCPAC is a leading provider of financial accounting and business management software solutions to the Corporate, Small Business and SOHO markets. The Company's products automate essential accounting functions and enhance the strategic value of financial and business information. As of March 31, 1998, the Company had an installed client base consisting of over 300,000 registered clients in the United States and Canada and additional registered clients in more than 100 other countries. ACCPAC and its predecessors have been providing financial accounting software solutions since 1979.

INDUSTRY OVERVIEW

In today's competitive markets, companies of all sizes use computers to help improve performance and efficiency in their businesses. Many businesses are dedicating substantial resources towards software solutions that streamline and reduce costs associated with key business functions (such as financial accounting, operations management and other business processes) while providing robust functionality, flexibility and reliability. According to International Data Corporation ("IDC"), an independent provider of information technology data, financial accounting software is one of the largest market segments within the business applications software market. IDC estimates that the total worldwide market for financial accounting software will grow from approximately $5.3 billion in 1997 to approximately $10.4 billion in 2002.

The Company believes that there are three primary factors driving change in the financial accounting software market: (1) the continuing advancement of high-powered, low-cost personal computers ("PCs") which are easier to use and maintain; (2) the replacement of older systems, driven by standardization on Windows platforms, recognition of the year 2000 problem and the changes anticipated as European countries adopt a single Euro-currency; and (3) the impact of the Internet and e-Business revolution.

The market for financial accounting software consists of businesses in four markets: the small office/home office (SOHO), small business (Small Business), mid-sized business or corporate (Corporate) and the enterprise (Enterprise) markets. The Company targets clients in the SOHO, Small Business and Corporate markets. The SOHO market generally consists of businesses that have annual revenue of $1 million or less and fewer than five employees. The Small Business market generally includes companies that have between $1 million and $20 million in annual revenue, 100 or fewer employees and five or fewer concurrent users of accounting software. The Corporate market generally is composed of companies with $20 million to $500 million in annual revenue, between 100 and several thousand employees and more than five concurrent users of accounting software. Customers in each market have unique requirements for their financial accounting and business management software.

SOHO MARKET

SOHO businesses are leveraging increasing PC power, declining PC costs and the availability and ease of use of software applications to manage financial functions that have traditionally required specialized training or were delegated to outside professionals. By using accounting software packages, SOHO businesses can automate daily bookkeeping tasks, reduce costs and improve business decision-making by providing timely access to critical business information. In addition, accountants and auditors of SOHO businesses often support the use of accounting software because it can reduce the time and costs required to perform audits and prepare tax returns.

SOHO businesses generally factor cost, ease of self-installation, ease of use and general availability into their decision to acquire business technologies. SOHO users generally seek packaged solutions that cost less than $250, are widely available at retail PC outlets and are easy to self-install and use.

According to the United States Small Business Administration ("USSBA"), in 1995, there were approximately 2.6 million businesses in the United States with 1 to 4 employees. Statistics Canada ("STATSCAN"), a Canadian government department, estimated that in 1996, there were approximately 565,000 businesses in Canada with 1 to 4 employees.

SMALL BUSINESS MARKET

Small businesses typically use PCs within simple peer-to-peer or small networked systems as their primary technology platform. Within the networked systems of small businesses, information can be shared among multiple users, but most application functionality resides within the individual PCs. Small businesses employ accounting software applications to save time, reduce costs and increase the ability to access and share information in a timely manner. Small businesses demand more robust functionality than is provided by off-the-shelf software that is targeted at the SOHO market. In addition, small businesses frequently demand the flexibility to generate customized reports. They look for software solutions that can be scaled to meet the needs of a growing company, have an affordable cost of ownership over the life of the product and can be implemented with ease and relative speed. These companies typically target price points below $5,000 and require installation times of no longer than several weeks. To satisfy these requirements, and because they do not usually employ formal management information systems ("MIS") departments, small businesses often rely on outside parties, such as VARs or QIs, to help them implement an accounting software solution.

ACCPAC believes that the Small Business market will be increasingly characterized by greater adoption of more sophisticated networked systems and the growth of Internet-related technologies. The Company believes that the increased use of more sophisticated networked systems will drive the need for accounting software that is compatible with the most widely used networking platforms and that provides an open architecture capable of integrating Internet and other leading technologies.

According to the USSBA, in 1995, there were approximately 2.0 million businesses in the United States with 5 to 99 employees. STATSCAN estimates that in 1996, there were approximately 400,000 businesses in Canada with 5 to 99 employees.

CORPORATE MARKET

Corporate users typically have some mix of networked architectures as well as legacy mainframe or minicomputer technology platforms, and often have distinct MIS departments to implement, integrate and maintain such systems. Legacy systems are often difficult to integrate with other corporate systems and, therefore, do not allow dynamic access to information. As a result, the accounting software market is characterized by a significant migration towards client/server- or multi-tier-based applications. Multi-tier systems allow businesses to maintain records, process transactions and make data available in a distributed environment so that organizations can more readily share and access up-to-date, high-integrity data with which to make business decisions. The Company believes that usage of multi-tier systems is growing rapidly and represents a significant opportunity for accounting software vendors who support multi-tier architectures.

Accounting software purchase decisions are typically made by senior corporate managers. Third parties, like VARs and accountants, frequently influence purchase decisions and assist with the implementation and maintenance of accounting software solutions. Corporate clients have high volume processing requirements and complex financial management needs, and they seek accounting solutions that are easy to use, flexible, scalable and cost effective over the life of the application. Corporate users also seek advanced functionality, features and reporting capabilities as well as customization using industry standard tools. Additionally, Corporate clients need to integrate accounting solutions with, or replace, legacy business systems that manage such functions as inventory, payroll and human resources. Accounting software solutions must also be compatible with various database languages, such as Pervasive Btrieve and Microsoft SQL, and must keep pace with industry trends like the increased adoption of Microsoft operating environments, including Windows NT, Windows 95 and SQL Server. Corporate clients seek accounting software solutions that generally cost $100,000 or less and require installation times of no more than a few months.

According to the USSBA, in 1995, there were approximately 91,000 businesses in the United States with 100 to 4,999 employees. STATSCAN estimates that in 1996, there were approximately 19,000 businesses in Canada with 100 to 4,999 employees.

THE ACCPAC SOLUTION

ACCPAC designs, develops, markets, sells and supports a family of financial accounting and business management software products that target a broad range of customers from the Corporate to the Small Business and SOHO markets. The Company's software solutions are tailored to the specific needs of each market and are designed to:

PROVIDE ROBUST FUNCTIONALITY AND SUPERIOR ACCOUNTING INTEGRITY

ACCPAC products incorporate a range of accounting and business functions tailored to each target market. In all cases, accounting integrity is a primary design consideration. For example, the Company's SOHO solution, Simply Accounting, provides an integrated suite of accounting functions and maintains an automated audit trail of all transactions. The Company's ACCPAC for Windows Small Business Series offers more sophisticated accounting functionality, flexible reporting options and integration with vertical industry software. The Company's ACCPAC for Windows Corporate Series extends the accounting functionality even further through Internet-based inquiry and transaction processing. In addition, ACCPAC regularly updates its products to account for changes in accounting and tax statutes. The Company's products are also scalable to accommodate clients' needs as their businesses grow.

DELIVER COST EFFECTIVE PRODUCTS AND EASE OF IMPLEMENTATION

ACCPAC solutions are designed to provide substantial value and ease of implementation. The Company believes that its products offer a superior value by combining lower price points with a level of functionality typically found in more expensive products. In addition, the Company's Investment Protection Program provides cost savings to the client when trading up within the ACCPAC family of products. Simply Accounting is designed for self-installation by non-accountants; ACCPAC for Windows Small Business Series may be installed, set-up and fully functioning in a simple network environment within days or weeks; and ACCPAC for Windows Corporate Series may be installed, set-up, integrated with other Corporate systems and customized within weeks or months.

PROVIDE FLEXIBLE, OPEN ARCHITECTURE

Each ACCPAC solution provides flexibility and functionality suited to the needs of the markets it serves. ACCPAC for Windows Small Business Series offers an open, Btrieve database and a selection of powerful, built-in report writers, Web-based document publishing and a host of tailorable options. ACCPAC for Windows Corporate Series employs a multi-tiered architecture and provides more advanced flexibility features such as inherent multiple currency and multiple language support.

EMBRACE AND ENHANCE MARKET-LEADING TECHNOLOGIES

The Company identifies market-leading technologies and incorporates them into its product strategy. For example, Simply Accounting is 32-bit, Microsoft Office integrated and Web-enabled. ACCPAC for Windows Small Business Series is designed for use with Microsoft's Windows 95, Windows NT and Small Business Server and incorporates advanced reporting technologies. ACCPAC for Windows Corporate Series leverages these technologies and extends this approach to include Microsoft SQL Server and Internet Information Server, among others. The Company uses industry standard programming languages such as Java, ActiveX, BASIC and C in developing certain of its products. The Company intends to continue to select and support proven, leading technologies as they gain market acceptance.

INCORPORATE AND LEVERAGE INTERNET TECHNOLOGIES

The Company believes that the increasing use of the Internet by businesses of all sizes will drive the need for Internet functionality. Simply Accounting provides basic Internet capabilities that enable users to quickly access courier parcel-tracking systems on the Web and send forms such as customer statements and invoices via the Internet. The ACCPAC for Windows Small Business Series manages advanced report publishing via the Internet.

The ACCPAC for Windows Corporate Series supports key components of e-Business: electronic information delivery, electronic document workflow, Web self-service applications, EDI transactions processing and Web-based business-to-business and business-to-consumer transactions.

STRATEGY

The Company's strategy is to extend its position as a leading provider of financial accounting and business management software for the Corporate, Small Business and SOHO markets. The following are the key elements of the Company's strategy:

LEVERAGE INSTALLED BASE

In addition to aggressively pursuing new clients, the Company plans to aggressively leverage its installed client base to generate future sales of its various accounting software products. As of March 31, 1998, the Company had an installed client base consisting of over 300,000 registered clients in the United States and Canada and has additional registered clients in more than 100 other countries. The Company intends to grow sales through focused direct marketing campaigns emphasizing to its existing DOS-based clients the benefits of migrating to the Company's Windows-based products. To encourage this migration, the Company has developed specific software utilities to facilitate the conversion of a client's existing data to the ACCPAC for Windows format. In addition, the Company has developed an Investment Protection Program, which provides existing DOS-based clients with a financial incentive to migrate to the Company's Windows-based products. The Company also intends to encourage its existing clients to purchase upgrades, add-on modules and additional user seats as well as the Company's SupportPlus Maintenance plan.

STRENGTHEN AND EXPAND GLOBAL BUSINESS PARTNER NETWORK

The Company plans to strengthen and expand its extensive network of Business Partners, which currently consists of approximately 3,000 VARs and QIs. The Company plans to continue to invest considerable resources in the professional development of its Business Partners, ensuring that they have extensive, hands-on training with the Company's products and are provided with additional training and technical support when new products are released. The Company also plans to expand its distribution infrastructure in existing territories and add new Business Partners in previously under-served geographic areas.

INCREASE INVESTMENT IN SALES AND MARKETING

The Company plans a targeted sales and marketing campaign to create greater awareness of and brand recognition for the ACCPAC family of products. ACCPAC's plans include increased direct marketing to its installed customer base regarding the benefits of upgrades, add-ons, the SuppportPlus Maintenance plan and, where appropriate, migration from DOS- to Windows-based products. The Company plans to invest to improve the functionality and communication value of its Web-site, achieve higher profile involvement at industry trade shows, and increase print advertising, public relations efforts and end user seminars. The Company believes that these efforts will properly position its products as among the most reliable, most robust and lowest cost of ownership financial accounting and business management solutions available in the marketplace today. In addition, the Company and its Business Partners will continue to provide instruction and certification on ACCPAC products at educational institutions, temporary staffing agencies, accounting firms and professional associations, increasing the number of professionals that are familiar with the Company's products. See "--Sales and Marketing."

EXTEND TECHNOLOGY LEADERSHIP

The Company intends to extend its technological leadership and maintain its record of product innovation by continuing to devote significant resources to research and development efforts and by forming strategic relationships that further enhance product functionality and ease of use. The Company believes that the object-oriented and multi-tiered architecture of its newer products provide advantages which include faster time to market for new products and upgrades, greater scalability, module expansion, a high level of application stability, compatibility and ease of integration with a broad range of operating environments, a comprehensive and affordable e-Business solution and rapid integration with add-on products developed by third-party independent software developers. The Company works with over 200 independent software developers who create applications for use with ACCPAC's Windows-based and ACCPAC Plus Accounting products. These third-party applications add functionality and features that extend ACCPAC's core products to better meet the particular needs of specific vertical industries and end markets, such as manufacturing resource planning and restaurant management applications.

ESTABLISH E-BUSINESS LEADERSHIP

The Company believes that the increasing penetration of Internet-based technologies across businesses of all sizes provides vendors with a tremendous opportunity to sell their core accounting products as a part of a comprehensive and affordable e-Business solution. The Company and its e-Business development partners intend to offer a wide array of products that enable electronic information delivery, electronic document workflow, Web self-service applications, EDI transactions processing and Web-based business-to-business and business-to-consumer transactions. The Company believes that clients will benefit from the Company's accounting software and e-Business solutions by being better able to access, exchange, manipulate and strategically use information which can lead to higher sales, improved customer service and increased management and employee productivity.

PRODUCTS

With its ACCPAC for Windows and Simply Accounting product lines, the Company's software solutions serve businesses from the Corporate and Small Business markets to the SOHO market. ACCPAC for Windows is sold in products suites, which enables customers to purchase their desired level of functionality. Simply Accounting is a comprehensive, off-the-shelf offering.

The following table provides selected information relating to the Company's ACCPAC for Windows, ACCPAC Plus Accounting and Simply Accounting product lines:

                  ----------------------------------------------------------------------
                                       ACCPAC FOR
                     ACCPAC FOR         WINDOWS
                      WINDOWS        SMALL BUSINESS     ACCPAC PLUS          SIMPLY
                  CORPORATE SERIES       SERIES          ACCOUNTING        ACCOUNTING
                  ----------------  ----------------  ----------------  ----------------

Target Markets       Corporate       Small Business    Corporate and          SOHO
                                                       Small Business

Initial Release         1994              1997              1979              1985

Current Version/      3.0/1997          3.0/1997          6.5/1997          6.0/1998
  Release Date

Typical System    $13,000-$47,000    $4,000-$6,500     $3,500-$6,000      US$129/C$179
  Price (1)

Client Operating     Windows NT        Windows NT           DOS            Windows NT
  System             Windows 95        Windows 95                          Windows 95
                    Windows 3.11      Windows 3.11

Network              Windows NT        Windows NT        Windows NT      not applicable
  Operating        Novell NetWare    Novell NetWare    Novell NetWare
  System                              Peer-to-Peer      Peer-to-Peer

Typical Number         5-100+             1-5               1-5                1
  of Users

Database          Btrieve (Client-      Btrieve         Proprietary       Proprietary
                      Server)         (Workstation
                       MS-SQL           Engine)

------------------------

(1) For ACCPAC for Windows Corporate Series, the typical system price range reflects a system consisting of 3 to 6 modules with 5 to 30 users on an MS-SQL database. For ACCPAC for Windows Small Business Series and ACCPAC Plus Accounting, the typical system price range reflects a system consisting of 3 to 6 modules with 3 to 5 users. The system price specified is the price paid by the client to a Business Partner or, in the case of Simply Accounting, to the retail outlet and does not represent sale proceeds to ACCPAC.

WINDOWS-BASED PRODUCTS

ACCPAC FOR WINDOWS CORPORATE SERIES. ACCPAC for Windows Corporate Series is designed to meet the core accounting needs of mid-sized business clients. The Corporate Series is year 2000 compliant, is capable of meeting high volume processing requirements, supports multi-tier architectures, has advanced reporting and e-Business capabilities, handles multiple currencies and multiple languages and allows 99 years of history and 45-digit account codes and can be customized using industry standard tools. ACCPAC for Windows Corporate Series has received recognition from certain industry publications. For example, a survey of VARs by VAR Business magazine (May 98) rated ACCPAC for Windows as the leading Windows accounting software product, ranking it first in six of eight product feature categories; Corporate Controller Magazine (February 1997) named it

Best Value for the three modules reviewed (general ledger, accounts receivable and accounts payable), Best Multicurrency and Best Built-in Report Writers.

ACCPAC for Windows Corporate Series supports both Microsoft SQL Server and Pervasive Btrieve databases and runs on Microsoft Windows 95 and Windows NT and Novell NetWare. ACCPAC for Windows Corporate Series is a modular system that allows each business to purchase and combine those applications that match its needs.

ACCPAC for Windows Corporate Series is "Web-enabled," extending timely and easy access and delivery of financial information to users throughout an organization and to authorized outside parties. Users of the Corporate Series have the option to install an e.Advantage Server which, through Java and ActiveX applets, enables secure online access to any aspect of the software's business logic and to key accounting data using an Internet Web browser. ACCPAC for Windows Corporate Series incorporates functionality from Seagate Software (Crystal Info) and Brio Technologies (BrioQuery) which provide online data analysis tools that enable users to run queries and publish reports as HTML pages that can be stored, transmitted or viewed using an Internet Web browser. In addition to these tools, the Financial Reporter of ACCPAC for Windows Corporate Series General Ledger can generate reports in Microsoft Excel, which can enable users to publish financial data directly to the Web.

To expand the scope of the ACCPAC for Windows Corporate Series' Internet solutions, ACCPAC offers the e.Advantage Software Development Kit. The e.Advantage Software Development Kit allows ACCPAC's Business Partners to implement additional applications to meet the specialized needs of vertical industries and others within the Corporate market.

The Company has integrated e-Business functionality into its products through technology inherent in ACCPAC for Windows Corporate Series, or technologies provided by the Company's e-Business development partners, such as Brio Technologies (online analytical processing (OLAP) decision support tools) and Seagate Software (Web-enabled information delivery solutions). The Company intends to integrate additional e-Business functionality from JetForm Corporation (electronic forms management and workflow solutions) and The EC Company (low-cost EDI transactions processing) into the next version of the ACCPAC for Windows Corporate Series.

ACCPAC for Windows Corporate Series includes the following product suites:

                                ------------------------------------------------------------
SUITE                                                   DESCRIPTION
------------------------------  ------------------------------------------------------------
Financial Management            Provides robust functionality, flexibility and ease of use with reporting and customization options. All modules
                                provide international features such as multiple currency and multiple language support. The available modules are General
                                Ledger, Accounts Receivable and Accounts Payable.
Operations Management           Provides solutions that integrate with the Financial
                                Management Suite for order processing, purchasing, inventory management, payroll, analysis and reporting and sales force automation. The available modules are Order Entry, Inventory
                                Control, Purchase Order, U.S. Payroll, Canadian Payroll,
                                SmartSales* and BrioQuery*.
e.Advantage                     Combines traditional accounting and operations functions
                                with e-Business applications. Currently available modules
                                include e.Advantage Server, e.OE.Order, e.AR.Inquiry,
                                e.PR/US.Inquiry and e.PR/CDN.Inquiry. Additionally, the
                                Company offers electronic information delivery and Web
                                self-service applications and intends to integrate
                                electronic document workflows and EDI transactions
                                processing.
Customization and Development   Enables clients, Business Partners and other third-party
                                developers to customize and extend the functionality of the
                                ACCPAC for Windows Corporate Series. The available modules are Software Development Kit, e.Advantage Software
                                Development Kit and Customization Kit.

------------------------

*   Products licensed from third parties.

Initially released in 1994 as CA-ACCPAC/2000, the current version (3.0) of the ACCPAC for Windows Corporate Series was released in 1997 under the name "ACCPAC for Windows." ACCPAC for Windows Corporate Series is marketed and sold through the Company's Business Partners. The price to the client typically ranges from $13,000 to $47,000 depending on the number of modules purchased and the database being supported.

ACCPAC FOR WINDOWS SMALL BUSINESS SERIES. ACCPAC for Windows Small Business Series is the Company's financial accounting solution for small businesses that require a Windows solution that is year 2000 compliant, flexible and cost-effective, but does not require information technology personnel dedicated to database administration. It has the same core technology as ACCPAC for Windows Corporate Series and supports up to five concurrent users in a Windows environment.

ACCPAC for Windows Small Business Series includes the following product suites:

                                ------------------------------------------------------------
SUITE                                                   DESCRIPTION
------------------------------  ------------------------------------------------------------

Financial Management            Provides robust functionality, flexibility and ease of use.
                                The available modules are General Ledger, Accounts
                                Receivable and Accounts Payable.

Operations Management           Provides solutions that integrate with the Financial
                                Management Suite. The available modules are Order Entry and
                                Inventory Control, as well as the following ACCPAC for
                                Windows Corporate Series modules: Purchase Order, U.S.
                                Payroll, Canadian Payroll, SmartSales* and BrioQuery*.

------------------------

*   Products licensed from third parties.

The current version (3.0) of the ACCPAC for Windows Small Business Series was released in 1997 under the name "ACCPAC for Windows Plus Series." ACCPAC for Windows Small Business Series is marketed and sold through the Company's Business Partners. The price to the client typically ranges from $4,000 to $6,500 depending on the number of modules purchased.

SIMPLY ACCOUNTING. Simply Accounting provides SOHO businesses with a comprehensive set of accounting functions that simplifies bookkeeping and improves business processes in an easy-to-use package suitable for the non-accountant. The accounting and business functions of this comprehensive, single user package include general ledger, accounts receivable, accounts payable, inventory, sales orders, purchase orders, payroll, project costing, bank reconciliation, financial reporting and forms management. Simply Accounting integrates with Microsoft Office to provide business owners with reporting flexibility and is Internet-enabled to improve typical business processes such as delivery of customer statements and other business forms.

Initially released in 1985, the current version (6.0) was released in April 1998. Version 6.0 runs on Windows 95 and Windows NT and is year 2000 compliant. The Company is authorized to use the "Designed for Microsoft Windows NT/Windows 95 logo" on the current version of its Simply Accounting product. Simply Accounting is marketed and sold through mass merchandise retail channels primarily in Canada at a suggested retail price of US$129/C$179. To date, the vast majority of Simply Accounting sales have been in Canada.

DOS-BASED PRODUCTS

ACCPAC PLUS ACCOUNTING. ACCPAC Plus Accounting provides highly flexible, reliable and cost-effective accounting functionality for Corporate and Small Business clients using the DOS operating environment on a single station or in a networked configuration. ACCPAC Plus Accounting functions are provided as separate modules which include general ledger, accounts receivable, accounts payable, inventory control, order entry, job cost and payroll, among others. A number of third-party, independent software vendors have developed specialized software for the ACCPAC Plus Accounting line providing clients with specialized vertical industry applications such as manufacturing resource planning and restaurant management applications, among others.

Initially released in 1979, the current version (6.5) was released in 1997 and is year 2000 compliant. ACCPAC Plus Accounting is marketed and sold through the Company's Business Partners. The price to the client typically ranges from $3,000 to $6,000 depending on the number of modules purchased.

BPI ACCOUNTING II. BPI Accounting II is a DOS-based accounting solution for small businesses that combines general ledger, accounts receivable, accounts payable, order entry, inventory control and payroll functions. Clients have the ability to run BPI Accounting II on LANs.

Initially released in 1986, the current version (5.0) was released in 1997 and is year 2000 compliant. BPI Accounting II is marketed and sold direct and through distributors at a suggested U.S. retail price of $225. The Company does not currently plan to release any new versions of this product.

ACCPAC FOR WINDOWS ARCHITECTURE

In designing its ACCPAC for Windows products, the Company has employed the following product architecture:

[Graphic depicting five layers of ACCPAC for Windows architecture: user interface, user interface layers, modules containing application/business logic, database layer, database]

OBJECT-ORIENTED FRAMEWORK

ACCPAC for Windows code is written within an object-oriented framework. In this framework, ACCPAC's business processing logic is segmented into objects which are program entities that contain both data and procedures that drive the operation of the product. For example, when a person enters an order into the order entry module and wants to verify if the order should be accepted, object code is activated which checks if there is inventory in stock, the price the product should be sold at and whether the customer has available credit.

This object-oriented framework is executed in a layered design that insulates the business processing object code from the technical complexities of operating systems, hardware platforms, network requirements and end-user interface preferences. By layering the object code, core business logic code can be deployed by clients on a LAN, wide area network (WAN) or the Internet, without the need to rewrite the code for each implementation. In addition, the object-oriented framework coupled with the ACCPAC XAPI (external application programming interface) is well-suited to the integration of non-ACCPAC software with ACCPAC for Windows, increasing the attractiveness of ACCPAC for Windows as a core financial management system for third-party software developers.

The Company has invested significant resources in the development of the object-oriented framework for its ACCPAC for Windows product family. The Company believes that its object-oriented technology will allow it to quickly adapt to existing and emerging operating systems, databases and user interfaces and develop increased functionality for ACCPAC for Windows family products.

MULTI-TIER PROCESSING

ACCPAC's object-oriented and layered architecture supports multi-tier environments, which enhance processing flexibility and efficiency. Multi-tier processing is the ability to have parts of an application run on two or more distinct central processing units ("CPUs"), whether they are the desktop computer, the application server or the database server. Specifically, multi-tier-processing capabilities are an advancement over simple client-server two-tier designs and enhance scalability and deployment capabilities over WANs and the Internet. ACCPAC for Windows Corporate Series with the ACCPAC e.Advantage Server is a three-tier system that separates processing on the database server, the application server and the Internet-based user's CPU.

CLIENT SERVICES

The Company believes that prompt and effective service and technical support is an important component of a complete financial accounting system and is critical to the long-term satisfaction of its clients and Business Partners. As of May 1, 1998, the Company provided service and technical support through a service organization consisting of 37 technical support employees, 20 client care employees and 11 Business Partner service employees.

To supplement the primary support provided by its Business Partners, the Company intends to offer its clients a multi-level SupportPlus Maintenance program that provides automatic product upgrades and a choice of various levels of technical support. The options will range from the most basic plan, which will consist solely of product upgrades, to the most extensive package, which will include product upgrades, technical support, online access to the product's technical library and quarterly conference calls with Company technicians to optimize the functionality of the product. The Company intends to charge an annual fee for the SupportPlus Maintenance program ranging from 15% to 40% of the suggested retail price of the supported products depending upon the selected level of service. The Company intends to require the purchase of a one-year SupportPlus Maintenance contract with the original sale of all ACCPAC for Windows products.

SALES AND MARKETING

SALES

The Corporate, Small Business and SOHO markets that the Company targets are characterized by different sales dynamics. Accordingly, each market is served by different distribution channels. The Company sells its Corporate and Small Business products in the United States, Canada and the Caribbean through DistribuPro (the Company's internal distributor, see "--DistribuPro") and in other regions through distributors who then resell the products to the Company's Business Partners, which then sell, install, implement and train their clients on the product. The Company's Business Partners include approximately 3,000 VARs and QIs worldwide, including systems integrators, regional distributors, Big 5 and other accounting firms, professional organizations, software vendors and specialized software consultants. The extensive use of Business Partners by the Company allows for an industry specific and geographically diverse indirect sales force. The Company is working to enlist additional distributors in international markets that it considers under-served. The Company sells its SOHO product, Simply Accounting, through mass merchandise wholesale distributors that resell the product to retail stores and other retail outlets.

The Company recruits Business Partners using a three-pronged approach that focuses on the particular needs of the various types of Business Partners. The Company's Strategic Accounts Group recruits Big 5 accounting firms and large system integrators which sell to large multinational Corporate clients. Using a direct sales approach comprised of one-on-one meetings, product demonstrations, product launch planning and product training, the Company's regionally-oriented outside sales force recruits system integrators and regional distributors which sell to smaller Corporate clients. The Company uses telemarketing and seminars to recruit small accounting firms, software consultants and QIs which sell to the Small Business market.

The Company believes that having qualified and knowledgeable Business Partners is critical to the success of selling and supporting the Company's products. The Company invests considerable resources in the professional development of its Business Partners. Newly recruited Business Partners undertake up to 12 days of intensive, hands-on training in the installation, implementation and maintenance of the Company's products and are required to pass a certification exam before being permitted to implement the Company's products. The Company offers its Business Partners technical support, presales consulting, monthly conference calls with senior trainers and technical support people, and access to a private section of the Company's Web-site which contains a knowledge base of the Company's products and technical discussion groups.

MARKETING

The Company's marketing efforts are focused on creating greater awareness and brand recognition for the ACCPAC family of products. In addition, the Company provides marketing support for its Business Partners to enable them to successfully market, sell and install the Company's products.

The Company promotes its products worldwide through a combination of advertisements in financial and technical publications, links from its Business Partners' and industry-focused Web-sites, a public relations program and a presence at industry tradeshows. The Company's direct marketing efforts to its installed base include a combination of direct mail and telemarketing designed to create client interest in upgrading their accounting software, purchasing add-on modules and additional user seats, and, where appropriate, migrating from the Company's DOS-based products to its Windows-based products. The Company engages in cooperative marketing efforts with its Business Partners to support their local marketing efforts. In addition, the Company hosts annual conferences for its Business Partners to provide them with information and training on the Company's products.

EDUCATION COMMUNITY

The Company currently licenses its accounting software to more than 2,000 secondary and post-secondary educational institutions in North America, resulting in the training of many students on the Company's products. The Company believes that relationships with educational institutions and professional associations are instrumental in increasing awareness of the Company's products and in developing a base of experienced users who may be available to the Company as future clients, business partners and employees. The Company actively promotes its products in the educational community and among professional organizations, including the Certified General Accountants Association which trains accountants in Canada, China, including Hong Kong, the Caribbean and Bermuda.

The Company works with several book publishers including Prentice-Hall, Houghton Mifflin, McGraw-Hill, Addison-Wesley-Longman and Nelson Canada to produce teacher and student accounting workbooks. Several book publishers have produced general accounting textbooks, which use the Company's products to emphasize accounting concepts. The Company markets and sells the educational versions of the products through specialty education distributors such as Nacscorp in the United States and Ingram Education and Merisel Education in Canada.

DISTRIBUPRO

The DistribuPro business was acquired by Computer Associates in 1988 and was made a part of the ACCPAC division. The Company's DistribuPro subsidiary sells the Company's products, as well as products developed for use with ACCPAC products by the Company's development partners and other third-party products, to the Company's Business Partners and other resellers in the United States, Canada and the Caribbean. DistribuPro's account managers are trained on the Company's products as well as complementary products and can make product recommendations to the Company's Business Partners. The Company believes that DistribuPro provides the Company's Business Partners with certain benefits, including one-stop procurement of ACCPAC and related or complementary third-party products. The Company further believes that DistribuPro encourages third-parties to develop products for the ACCPAC platform by offering them an established distribution channel.

CUSTOMERS

Through its Business Partners, the Company sells its ACCPAC for Windows and ACCPAC Plus Accounting products to a wide range of small and mid-sized businesses, including divisions of large enterprises, and, through mass merchandise retail channels, it sells Simply Accounting to a wide range of SOHO businesses. As of March 31, 1998, the Company had over 300,000 registered clients in the United States and Canada and additional registered clients in more than 100 other countries.

RESEARCH AND DEVELOPMENT

Since its inception, the Company has made substantial investments in research and development. During fiscal 1996, 1997 and 1998, software development expenditures were approximately $5.3 million, $3.7 million and $3.9 million, respectively. All of such research and development expenditures were expensed as incurred. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations." As of May 1, 1998, the Company had a total of 68 employees engaged in research and development, quality assurance and documentation.

The Company's research and development efforts employ a standard development process to guide software development through stages of product concept, market requirements analysis, product definition, design specification, coding, testing and release. These efforts are also focused on identifying, developing and integrating leading technologies into its products to better meet client needs.

INTELLECTUAL PROPERTY RIGHTS AND LICENSES

The Company regards certain features of its internal operations, software and documentation as its intellectual property. The Company relies on a combination of copyright, trademark and trade secret laws, a mandatory software registration mechanism for certain products, confidentiality and non-disclosure agreements with its employees, licensing arrangements with its clients and limitations on access to and distribution of its proprietary information. The Company has no patents or patent applications pending. The Company believes that, because of the rapid pace of technological change in the computer software industry, trade secret and copyright protection are less significant than factors such as the knowledge, ability and experience of the Company's employees, frequent product enhancements and the timeliness and quality of support services. It is the Company's policy to file for protection of its basic trademarks and service marks in countries in which the Company sells its products either directly or through its international Business Partners and in which protection is available and advisable. The Company currently licenses all of its products under "shrink wrap" licenses that are not signed by its licensees. These shrink wrap licenses may be unenforceable under the laws of certain jurisdictions. In addition, the laws of certain countries in which the Company's products are sold do not protect the Company's intellectual property rights to the same extent as the laws of the United States and Canada. Despite these measures, there can be no assurance that the Company will be able to fully protect its intellectual property. See "Risk Factors-- Limited Protection of Proprietary Technology; Risk of Third-Party Claims of Infringement."

COMPETITION

The Company's business is extremely competitive. The Company's products are targeted towards businesses in the Corporate, Small Business and SOHO markets. The Company has experienced competition to date from both established and emerging software companies that offer similar products targeted at businesses within the Company's markets. The Company also faces additional competition in individual countries from local competitors. The Company believes it currently competes on the basis of (i) the ease of use, features, performance and price of its products, (ii) the quality of its Business Partners, (iii) the quality of its service and technical support for its clients and Business Partners, (iv) technology and (v) new product introductions. While the Company believes that it currently competes favorably overall with respect to these factors, there can be no assurance that the Company will be able to continue to do so.

The Company's products compete with those from several vendors servicing a range of markets, from the Corporate markets to the Small Business markets to the SOHO Business markets. The Company currently competes in the Corporate market with J.D. Edwards & Company, Great Plains Software, Inc., Lawson Associates, Inc., Platinum Software Corporation, The Sage Group Plc. and Solomon Software, Inc., among others. In addition, the Company believes that products may be introduced to these markets by other vendors who traditionally compete in the enterprise market. Such potential competitors include Baan Company N.V., Oracle Corporation, PeopleSoft, Inc. and SAP AG. In the Small Business market, the Company's primary competitors include Great Plains Software, Inc., Platinum Software Corporation, The Sage Group Plc., Solomon Software, Inc. and Systems Union Group Ltd., among others. The Company currently faces competition in the SOHO market from Automatic Data Processing, Inc.'s Peachtree unit and Intuit Inc., among others. Currently, several of Computer Associates' iBUs engage in the development, marketing, sale or support of financial management software for the enterprise market. Although the Company believes that its products do not directly compete with Computer Associates' products, there are no restrictions, contractual or otherwise, on Computer Associates' competing with the Company in the Company's markets. Such competition could have a material adverse effect on the Company's business, financial condition and results of operations. See "Arrangements Between the Company and Computer Associates."

Certain competitors may have greater financial, technical and marketing resources and name recognition than the Company. Competitors may bundle their software with other software or enter into agreements whereby third parties sell their software thereby decreasing the attractiveness of the Company's products. In addition, competitors may lower their prices, which may force the Company to match price cuts and thereby decrease the Company's profitability. Accordingly, there can be no assurance that the Company will be able to design new products or improve existing ones to maintain its competitive position in the industry. Increased competitive pressures from current and future competitors could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, if one of the Company's competitors is acquired by a well-capitalized company, the Company could face increased competition that could have a material adverse effect on the Company's business, financial condition and results of operations.

EMPLOYEES

As of May 1, 1998, the Company had a total of 244 full time equivalent employees ("FTEs"). Of such FTEs, 89 were based in the United States, 147 were based in Canada and 8 were based in other countries. None of the Company's employees are represented by a labor union. Management believes that its relations with the Company's employees are good.

LEGAL PROCEEDINGS

In May 1998, the Company's DistribuPro subsidiary was named as a third-party defandant in connection with a copyright and trademark infrigement claim relating to certain networking products it distributed. The matter is being litigated in the United States District Court for the Northern District of California. The third-party complaint alleges that DistribuPro should be liable for any amounts for which the third-party plaintiffs are found to be liable. On June 9, 1998, DistribuPro filed a motion to dismiss the third-party claim. While the third-party complaint seeks to hold DistribuPro responsible for potentially significant amounts, the Company does not believe the third-party claim has merit and will vigorously defend against it. Accordingly, the Company does not expect the thirty-party claim to have a material adverse effect on the Company's business, financial condition and results of operations.

In addition to the foregoing, from time to time, the Company is involved in litigation arising out of operations in the normal course of business. As of the date of this Prospectus, except as described above, the Company is not a party to any legal proceedings the adverse outcome of which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Company's business, financial condition and results of operations.

PROPERTIES

The Company's principal executive, administrative, sales and marketing and operations facility is located at 2525 Augustine Drive, Santa Clara, California 95054, where the Company occupies approximately 30,000 square feet of space. The Santa Clara facility is owned by Computer Associates. Pursuant to the Real Estate Agreement between the Company and Computer Associates, Computer Associates will permit the Company to remain in that portion of the facility that it currently occupies until the Company is able to relocate its operations to a new facility. Computer Associates will charge the Company $62,000 per month for such continued use. See "Arrangements Between the Company and Computer Associates." In August 1998, the Company intends to relocate all of its Santa Clara operations to a 30,000 square foot facility located in Pleasanton, California, for which the Company has executed a letter of intent with the prospective landlord.

The lease for the Company's 43,000 square foot Richmond, British Columbia facility, which houses the Company's research and development operations, client care and technical support functions, is between Computer Associates and a third-party landlord. Pursuant to the Real Estate Agreement, Computer Associates will either assign the Richmond lease, or sublet the Richmond facility, to the Company. Pursuant to the Real Estate Agreement, Computer Associates will have the right to occupy and use that portion of the Richmond facility that Computer Associates currently occupies. For such continued occupancy, Computer Associates will pay the Company an annual amount equal to C$18.50 per square foot plus Computer Associates' proportionate share of facility operating expenses including real estate taxes. The Company also occupies space at 13 other Computer Associates' offices located in the United States, Canada, Australia, China and Singapore. Total rental expense for the Company was $800,000, $800,000 and $1,100,000 during fiscal 1996, 1997 and 1998, respectively. The

Company anticipates that it may lease additional space during the next 12 months as it transitions out of Computer Associates' office space.

            ARRANGEMENTS BETWEEN THE COMPANY AND COMPUTER ASSOCIATES

The predecessors to ACCPAC's current products, as well as the DistribuPro business, were acquired by Computer Associates as part of a series of unrelated business acquisitions between 1985 and 1989. ACCPAC became an iBU of Computer Associates in April 1996, was incorporated in Delaware in October 1997 and became a subsidiary of Computer Associates effective January 1998. Computer Associates is a publicly owned company engaged in the design, development, marketing, sale and support of standardized computer software products for use with a broad range of desktop, midrange and mainframe computers. Immediately after the Offering, Computer Associates will own 5,250,000 shares of Common
Stock, which will represent approximately    % of the outstanding Common Stock
(   % if the Underwriters' over-allotment option is exercised in full). After the Offering, as the owner of such shares, Computer Associates will have the ability to elect all directors of the Company and, thus, will be in a position to control all matters affecting the Company. Computer Associates has advised the Company that its current intent is to continue to hold all of the Common Stock beneficially owned by it. However, Computer Associates is not subject to any contractual obligation to retain any of such Common Stock, except that Computer Associates has agreed not to sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of J.P. Morgan Securities Inc. See "Risk Factors--Control by and Relationship with Computer Associates; Potential Conflict of Interest" and "--Possible Future Sales of Common Stock by Computer Associates; Shares Eligible for Future Sale" and "Underwriting."

The following is a summary of certain agreements between the Company and Computer Associates that have been, or will be, entered into in contemplation of the Offering. Each such summary is qualified in its entirety by reference to the forms of such agreements, which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

CONTRIBUTION AGREEMENT

The following is a summary of the contribution agreement that has been entered into in contemplation of the Offering (the "Contribution Agreement"). The Contribution Agreement sets forth the agreement between the Company and Computer Associates with respect to the transfer and contribution (the "Contribution") by Computer Associates to the Company of the assets (the "Company Assets") constituting the ACCPAC division of Computer Associates (including, without limitation, certain intellectual property rights, accounts receivable, contract rights, certain fixed assets and all of the outstanding capital stock of DistribuPro). Pursuant to the Contribution Agreement, the Contribution was made effective as of January 1, 1998 (the "Contribution Date").

In connection with the Contribution, Computer Associates received 5,250,000 newly issued shares of Common Stock and the Computer Associates Note. The Computer Associates Note is an unsecured, general obligation of the Company, is due and payable in full on the earlier of the consummation of the Offering and December 31, 1999 and bears no interest if paid in full on or prior to December 31, 1998. If the Computer Associates Note is not paid in full at such time, it will bear interest at a rate of 9% per annum. In addition, pursuant to the Contribution Agreement, the Company assumed all of the liabilities and obligations (whether absolute, accrued, contingent or otherwise and whether due or to become due) relating to or arising out of the Company Assets and the operation of the ACCPAC business, as conducted at any time prior to, on or after the Contribution Date, regardless of where or against whom such liabilities are asserted or determined and regardless of whether arising from, or alleged to arise from negligence, recklessness, violation of law, fraud or misrepresentation by CA or its directors, officers, employees or agents (the "Assumed Liabilities"). The Company also granted Computer Associates a worldwide, perpetual, fully-paid license (including maintenance) for the internal use by Computer Associates of all present and future Company software products (including, without limitation, products acquired after the Contribution Date); provided that if the Company is required to pay royalties to any third-party resulting from the use by Computer Associates of any such Company software, Computer Associates will reimburse the Company therefor. Except as expressly set forth therein, neither Computer Associates nor the Company has made any representation or warranty as to the assets, business or liabilities contributed, transferred or assumed as part of the Contribution, as to any consents or approvals required in connection therewith, as to the value or freedom from any security interest of any of the Company Assets contributed, as to the absence of any defenses or freedom from counterclaim with respect to any claim of any party or as to the legal sufficiency of any assignment, document or instrument delivered to convey title to any Company Assets contributed. The Contribution Agreement expressly provides that the Contributed Assets were being contributed and transferred on an "as is," "where is" basis, and the Company agreed to bear the economic and legal risks that the conveyance is insufficient to vest in the Company good and marketable title, free and clear of any security interest.

Pursuant to the Contribution Agreement, the Company has agreed to indemnify, defend and hold Computer Associates harmless from and against any and all costs or liabilities relating to or resulting from (i) the failure of the Company to pay, perform or otherwise promptly discharge any Assumed Liabilities or (ii) the Company Assets and the Company's business and operations, including any litigation pending or threatened or that arises in the future and primarily or exclusively involving the Company Assets, the Assumed Liabilities or the ACCPAC business. In the Contribution Agreement, Computer Associates has granted the Company the benefits of any applicable insurance coverage. The Contribution Agreement provides that Computer Associates agrees to indemnify, defend and hold the Company harmless from and against any costs or liabilities relating to Computer Associates' operations (other than those attributable to the Company's operations). The Contribution Agreement also specifies certain procedures with respect to claims subject to indemnification and related matters.

In addition, the Contribution Agreement provides that ACCPAC will make a payment to Computer Associates in an amount equal to 37.5% of the positive income (before income taxes) of ACCPAC and its subsidiaries for the fiscal year ending March 31, 1998 and the fiscal period beginning April 1, 1998 and ending on the date the Offering is consummated, in order to compensate Computer Associates for ACCPAC's share of any consolidated or combined taxes. In the event that ACCPAC generates a net loss for such period and such loss results in a tax benefit to Computer Associates, the Contribution Agreement requires Computer Associates to compensate ACCPAC for such tax benefit when such benefit is realized.

REGISTRATION RIGHTS AGREEMENT

The following is a summary of the Registration Rights Agreements between the Company and Computer Associates that will be entered into in contemplation of the Offering (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, Computer Associates will have the right to require the Company to effect three registrations under the Securities Act of all or any part of the Common Stock owned by Computer Associates, subject to certain limitations, and to bear the expenses of such registrations (other than underwriting discounts and commissions, if any). No such registration may be required by Computer Associates prior to the expiration of the 180-day period following the date of the consummation of the Offering without the prior written consent of J.P. Morgan Securities Inc. See "Underwriting." In addition, the Registration Rights Agreement gives Computer Associates the right to include its shares of Common Stock in any registration of shares of Common Stock initiated by the Company following the Offering. The Registration Rights Agreement also contains provisions whereby the Company and Computer Associates agree to indemnify each other and their respective subsidiaries as well as their respective directors, officers, employees, agents and representatives for certain costs and liabilities relating to violations of federal and state securities laws in connection with any such registration of Common Stock owned by Computer Associates.

REAL ESTATE AGREEMENT

The following is a summary of the Real Estate Agreement between the Company and Computer Associates that will be entered into in contemplation of the Offering (the "Real Estate Agreement"). The Real Estate Agreement sets forth the agreements with respect to the facilities in which both the Company and Computer Associates to some extent conduct operations of their respective businesses. The Company's Santa Clara facility is owned by Computer Associates. Pursuant to the Real Estate Agreement, Computer Associates will permit the Company to remain in that portion of the Santa Clara facility that it currently occupies until such time as the Company is able to relocate its Santa Clara operations to a new facility. Computer Associates will charge the Company $62,000 per month for such continued use. The lease for the Richmond, British Columbia facility is between Computer Associates and a third-party landlord. Pursuant to the Real Estate Agreement, Computer Associates will either assign the Richmond lease, or sublet the Richmond facility, to the Company. Computer Associates currently occupies space in the Richmond facility and, pursuant to the Real Estate Agreement, Computer Associates will have the right to occupy and use that portion of the Richmond facility that it currently occupies and, for such right, will pay the Company an amount equal to C$18.50 per square foot plus Computer Associates' proportionate share of facility operating expenses including real estate taxes. In addition, the Company currently conducts a portion of its business operations in 13 other office locations where Computer Associates is the primary tenant. The Real Estate Agreement specifies that at 11 of those locations, Computer Associates will allow the Company's employees to remain rent-free until September 30, 1998 at which time they will be required to relocate. In one of the remaining offices, the Company will be allowed to occupy that portion of the office in which it currently occupies space for an aggregate of approximately C$6,000 per month plus the Company's proportionate share of office operating expenses, including real estate taxes. In the other remaining office, the Company will be allowed to occupy that portion of the office in which it currently occupies space and, for such right, will pay a proportionate share of rent and office operating expenses, including real estate taxes. All rights will be co-terminous with the primary leases and may be terminated at any time by either party upon six months' prior notice.

                                   MANAGEMENT

The following table sets forth certain information with respect to the executive officers, key employees and directors of the Company, and their ages as of June 1, 1998:

---------------------------------------------------------------------------------------------------
NAME                              AGE                        POSITION AND OFFICE
----------------------------      ---      --------------------------------------------------------
Frederick S. Wysocki              48       Chairman, Director, Chief Executive Officer and
                                           President
John (Don) Thomson                48       Vice President, Research and Development
John Schoutsen                    42       Vice President, Sales (Canada)
David A. Carlson                  33       Vice President, Sales
Donnat Lettman                    37       Vice President, Chief Financial Officer and Treasurer
William E. Copeland, Jr.          50       Vice President, Marketing
Gee Sing Low                      41       Vice President, Sales (Asia-Pacific)
Rajiv Katira                      34       Vice President, Operations
Julie DeMaria                     40       Vice President, DistribuPro
Charles P. McWade                 53       Director
Robert H. Toth                    41       Director

FREDERICK S. WYSOCKI has served as Chairman, President, Chief Executive Officer and a director of the Company since January 1998. From April 1996 to December 1997, Mr. Wysocki served as General Manager of the ACCPAC iBU. From April 1993 through March 1996, he was General Manager of DistribuPro. From 1986 to March 1993, Mr. Wysocki was responsible for sales and marketing for Computer Associates' MicroProducts division first for Canada, then for the United States and then worldwide. In October 1983, he joined Basic Software Group ("BSG"), a predecessor to ACCPAC where he served as Manager of Sales and Marketing until it was acquired by Computer Associates in 1985. Prior to joining BSG, Mr. Wysocki founded two software companies. Mr. Wysocki earned a Bachelor of Commerce in Marketing from the University of British Columbia.

JOHN (DON) THOMSON has served as Vice President, Research and Development of the Company since January 1998 and of the ACCPAC iBU since April 1996. From January 1986 to April 1996, Mr. Thomson served as President of Donald Thomson Ltd., a small software development company. Mr. Thomson co-founded BSG. Mr. Thomson earned a B.S. in Mathematics and a M.S. in Computer Science from the University of British Columbia.

JOHN SCHOUTSEN has served as Vice President, Sales (Canada) of the Company since January 1998 and of the ACCPAC iBU since April 1997. From April 1996 to April 1997, Mr. Schoutsen served as Assistant Vice President, Sales and Marketing of the ACCPAC iBU for Canada. From April 1995 to April 1996, Mr. Schoutsen served as Assistant Vice President, Marketing for Computer Associates Canada, Ltd. and was Director of Marketing from April 1992 to March 1995. Mr. Schoutsen earned a B.A. in Writing from York University and an M.F.A. in Creative Writing from the University of British Columbia.

DAVID A. CARLSON has served as a Vice President, Sales of the Company since January 1998 and of the ACCPAC iBU since April 1997. From April 1996 to March 1997, Mr. Carlson served as Business Development Manager for the ACCPAC iBU. From September 1993 to March 1996, Mr. Carlson served in various technical consulting positions for Computer Associates. From June 1991 through September 1993, Mr. Carlson was manager of ACCPAC training services. From December 1987 to May 1991, Mr. Carlson was a QI for the Company's products. Mr. Carlson attended the University of Evansville where he studied Computer Engineering.

DONNAT LETTMAN has served as Vice President, Chief Financial Officer and Treasurer of the Company since January 1998 and of the ACCPAC iBU since November 1997. From April 1996 to November 1997, Mr. Lettman served as Treasurer for Infresco Corporation, a data integration software company and a wholly owned subsidiary of Computer Associates. From April 1994 to March 1996, Mr. Lettman served as Assistant Vice President, Finance for Computer Associates. From April 1993 to March 1994, Mr. Lettman was Controller for Computer

Associates Canada Limited, a wholly owned Canadian subsidiary of Computer Associates. Mr. Lettman earned a B.S. in Finance and an M.B.A. in Finance from New York Institute of Technology.

WILLIAM E. COPELAND, JR. has served as Vice President, Marketing of the Company since January 1998. From June 1995 to September 1997, Mr. Copeland served as Vice President, Marketing for Edge Software, Inc., a process improvement software company. From December 1993 to April 1995, Mr. Copeland was Vice President, Marketing for Sherpa Corporation, a product data management software company. From February 1991 to August 1993, Mr. Copeland served as Vice President, Marketing for ASK/Ingres, Inc., a relational database company. Mr. Copeland previously worked in various levels of brand management at General Mills, Inc., Ralston-Purina Company, Rayovac Corporation and Lego AS and was in charge of industry marketing at Hewlett-Packard Company. Mr. Copeland earned a B.S. in Industrial Management from University of Illinois and an M.B.A. from Northwestern University.

GEE SING LOW has served as Vice President, Sales (Asia-Pacific) of the Company since January 1998 and of the ACCPAC iBU since May 1997. From October 1996 to April 1997, Mr. Low was Vice President, General Manager of the MicroProducts Division for Asia for Computer Associates and was Assistant Vice President, Country Manager from October 1994 to September 1996. From April 1991 to September 1994, Mr. Low was an Account Manager of the MicroProducts Division for Asia for Computer Associates. He earned a B.S. from the Universiti Malaya, Malaysia and an M.B.A. from the Asian Institute of Management, Philippines.

RAJIV KATIRA has served as Vice President, Operations of the Company since January 1998 and of the ACCPAC iBU since April 1996. From April 1994 to March 1996, Mr. Katira served as a Vice President, Research and Development for Computer Associates and was Assistant Vice President of Marketing Services from April 1993 to March 1994. Mr. Katira earned a Bachelor of Engineering in Industrial and Production from Manipal Institute of Technology, India and an M.S. in Industrial Engineering from Oklahoma State University.

JULIE DEMARIA has served as Vice President, DistribuPro since May 1996. From August 1995 to May 1996, Ms. DeMaria served as Operations Manager, Sales and Marketing Manager of DistribuPro and was Purchasing Manager of DistribuPro from May 1989 to August 1995. Ms. DeMaria attended West Valley College.

CHARLES P. MCWADE has been a Director of the Company since January 1998. Mr. McWade has been Senior Vice President--Business Development of Computer Associates since April 1998, having served from 1983 to March 1998 in various senior financial positions at Computer Associate, including Senior Vice President and Treasurer from April 1988 to March 1994. Mr. McWade joined Computer Associates in 1983.

ROBERT H. TOTH has been a Director of the Company since January 1998. Mr. Toth has been a Senior Vice President of Computer Associates since April 1992 and since October 1997 has been responsible for overseeing various iBUs of Computer Associates including the Company. Mr. Toth previously served as Senior Vice President of Computer Associates Strategic Alliances, Global Accounts and various business operations covering Latin America, Africa, Middle East and Japan. Mr. Toth joined Computer Associates in 1984.

All directors are elected annually to serve until the next annual meeting of stockholders and until their successors have been elected and qualified.

Prior to the consummation of the Offering, the Company's Board of Directors expects to nominate two additional individuals, who are not affiliated with the Company or Computer Associates, to become directors of the Company after consummation of the Offering (the "Independent Directors"). The Company's Board of Directors is expected to appoint the Independent Directors to a compensation committee of the Board of Directors (the "Compensation Committee") and an audit committee of the Board of Directors (the "Audit Committee"). Both such committees will be comprised solely of independent directors. The Compensation Committee will establish remuneration levels for certain officers of the Company and perform such functions as may be delegated to it under the Company's employee benefit programs and executive compensation programs. The Audit Committee will select and engage, on behalf of the Company, the independent public accountants to audit the Company's annual financial statements. The Audit Committee also will review and approve the planned scope of the annual audit.

The Board of Directors may, from time to time, establish certain other committees to facilitate the management of the Company.

Officers are elected at the annual meeting of the Board of Directors held each year for a term of one year, and they are elected to serve until the next annual meeting.

EXECUTIVE COMPENSATION

The following table sets forth certain compensation information with respect to the President and Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company (the "Named Executive Officers") for services rendered in all capacities to the Company for the fiscal year ended March 31, 1998.

SUMMARY COMPENSATION TABLE

                      ------------------------------------------------------------------------------------------------
                                                                                                           ALL OTHER
                                ANNUAL COMPENSATION                      LONG-TERM COMPENSATION           COMPENSATION(8)
                      ----------------------------------------  ----------------------------------------  ------------
                                                         OTHER
                                                        ANNUAL    RESTRICTED      COMPUTER
NAME AND                                               COMPEN-         STOCK    ASSOCIATES        ACCPAC
PRINCIPAL POSITION       SALARY(1)      BONUS(2)     SATION(3)      AWARD(4)    OPTIONS(5)    OPTIONS(6)
--------------------  ------------  ------------  ------------  ------------  ------------  ------------
Frederick S.              $110,000      $250,000            --      $980,000         2,025       150,000       $12,260
  Wysocki...........
  President and
  Chief Executive
  Officer
John Thomson........        98,000(7)       56,892(7)           --      252,000        1,050       45,000        5,841
  Vice President,
  Research and
  Development
John Schoutsen......        66,500(7)       56,441(7)           --      156,800          750       27,500        5,071
  Vice President,
  Sales (Canada)
David A. Carlson....        53,000        49,152            --       252,000                      36,250         5,841
  Vice President,
  Sales
Donnat Lettman......        89,375        11,250            --       252,000                      36,250        10,148
  Vice President,
  Chief Financial
  Officer and
  Treasurer

------------------------

(1) Amounts included consist of salary payments for the respective year and amounts deferred pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code").

(2) Includes bonuses and commissions earned and paid for the fiscal year ended March 31, 1998.

(3) Less than 10% of the total of annual salary and bonus.

(4) The following number of shares of Common Stock were granted to the Named Executive Officers in January 1998: Mr. Wysocki--87,500; Mr. Thomson--22,500; Mr. Schoutsen--14,000; Mr. Carlson--22,500; Mr. Lettman--22,500. The aggregate dollar amounts of the stock grants were determined by multiplying the number of shares granted by $11.20, which the Company's Board of Directors determined was the per share fair market value of the Common Stock in January 1998, based on relative market values per share of other software companies of comparable size and characteristics. A certain number of these shares were repurchased from each Named Executive Officer for tax withholding purposes. For a description of the restricted stock grant, see "--Restricted Stock Grant."

(5) The options are options to purchase common stock of Computer Associates ("Computer Associates Common Stock"). See "--Computer Associates Options."

(6) The options are options to purchase Common Stock granted under the Company's 1998 Stock Incentive Plan. See "--1998 Stock Incentive Plan."

(7) Compensation was paid in Canadian Dollars. The specified information has been converted into US$ at a rate of C$1 equals US$.70.

(8) Represents matching and discretionary contributions under the Computer Associates Savings Harvest Plan (the "401(k) Plan").

OPTION GRANTS TO EXECUTIVE OFFICERS

The following table sets forth certain information regarding grants of options to purchase Common Stock during fiscal 1998 to each Named Executive Officer.

                                   ----------------------------------------------------------------------------------
                                                                   INDIVIDUAL GRANTS
                                   ----------------------------------------------------------------------------------
                                                                                           POTENTIAL REALIZABLE VALUE
                                                                                                       AT
                                                                                                 ASSUMED ANNUAL
                                      NUMBER OF    PERCENTAGE                                 RATES OF STOCK PRICE
                                     SECURITIES      OF TOTAL                               APPRECIATION FOR OPTION
                                     UNDERLYING       OPTIONS      EXERCISE                           TERM
                                        OPTIONS    GRANTED TO         PRICE    EXPIRATION  --------------------------
NAME                                 GRANTED(1)     EMPLOYEES     PER SHARE          DATE            5%           10%
---------------------------------  ------------  ------------  ------------  ------------  ------------  ------------
Frederick S. Wysocki.............       150,000          30.0%       $11.20    03/31/2008    $1,056,000    $2,677,500
John Thomson.....................        45,000           9.0         11.20    03/31/2008       316,800       803,250
John Schoutsen...................        27,500           5.5         11.20    03/31/2008       193,600       490,875
David A. Carlson.................        36,250           7.3         11.20    03/31/2008       255,200       647,063
Donnat Lettman...................        36,250           7.3         11.20    03/31/2008       255,200       647,063

------------------------

(1) Each of these options is exercisable for one share of Common Stock. The options, which were granted as of March 31, 1998, vest and become exercisable 20% annually over a five-year period.

The following table sets forth certain information regarding grants of options to purchase Computer Associates Common Stock during fiscal 1998 to each Named Executive Officer.

                                   ----------------------------------------------------------------------------------
                                                                   INDIVIDUAL GRANTS
                                   ----------------------------------------------------------------------------------
                                                                                           POTENTIAL REALIZABLE VALUE
                                                                                                       AT
                                                                                                 ASSUMED ANNUAL
                                      NUMBER OF    PERCENTAGE                                 RATES OF STOCK PRICE
                                     SECURITIES      OF TOTAL                               APPRECIATION FOR OPTION
                                     UNDERLYING       OPTIONS      EXERCISE                           TERM
                                        OPTIONS    GRANTED TO         PRICE    EXPIRATION  --------------------------
NAME                                 GRANTED(1)  EMPLOYEES(2)     PER SHARE          DATE            5%           10%
---------------------------------  ------------  ------------  ------------  ------------  ------------  ------------
Frederick S. Wysocki.............         2,025             *        $29.33      04/06/97       $37,356       $94,667
John Thomson.....................         1,050             *         29.33      04/06/97        19,370        49,087
John Schoutsen...................           750             *         29.33      04/06/97        13,836        35,062
David A. Carlson.................
Donnat Lettman...................            --            --            --            --            --            --

------------------------

*   Less than 1%.

(1) Each of these options is exercisable for one share of Computer Associates Common Stock. The options, which were granted as of April 17, 1997, vest and become exercisable over a five-year period: (i) 10% on the first anniversary of the date of grant; (ii) 15% on the second anniversary of the date of grant;
(iii) 20% on the third anniversary of the date of grant; (iv) 25% on the fourth anniversary of the date of grant; and (v) 30% on the fifth anniversary of the date of grant.

(2) Percent of total options granted based on total options granted to Computer Associates employees.

FISCAL YEAR-END OPTION VALUES

The following table sets forth certain information regarding Common Stock options exercised during fiscal 1998 and the fiscal year-end value of unexercised Common Stock options for each Named Executive Officer.

                                   ----------------------------------------------------------------------------------
                                                                       NUMBER OF                    VALUE OF
                                                                 SECURITIES UNDERLYING            UNEXERCISED
                                                                  UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS
                                         SHARES                   AT MARCH 31, 1998(1)        AT MARCH 31, 1998(2)
                                       ACQUIRED         VALUE  --------------------------  --------------------------
NAME                                ON EXERCISE      REALIZED   EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
---------------------------------  ------------  ------------  ------------  ------------  ------------  ------------
Frederick S. Wysocki.............            --            --            --       150,000            --            --
John Thomson.....................            --            --            --        45,000            --            --
John Schoutsen...................            --            --            --        27,500            --            --
David A. Carlson.................            --            --            --        36,250            --            --
Donnat Lettman...................            --            --            --        36,250            --            --

------------------------

(1) Each of these options is exercisable for one share of Common Stock.

(2) Each of these options was granted as of March 31, 1998 at a per share exercise price equal to $11.20 per share, which was determined by the Company's Board of Directors to be the fair market value of one share of Common Stock as of such date, based on relative market values per share of other software companies of comparable size and characteristics.

The following table sets forth certain information regarding options to purchase Computer Associates Common Stock exercised during fiscal 1998 and the fiscal year-end value of unexercised options to purchase Computer Associates Common Stock for each Named Executive Officer.

                                   ----------------------------------------------------------------------------------
                                                                       NUMBER OF                    VALUE OF
                                                                 SECURITIES UNDERLYING            UNEXERCISED
                                                                  UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS
                                         SHARES                   AT MARCH 31, 1998(1)         AT MARCH 31, 1998
                                       ACQUIRED         VALUE  --------------------------  --------------------------
NAME                                ON EXERCISE      REALIZED   EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
---------------------------------  ------------  ------------  ------------  ------------  ------------  ------------
Frederick S. Wysocki.............         2,500      $107,770         1,179         9,614       $41,444      $342,265
John Thomson.....................            --            --            --         1,050            --        29,838
John Schoutsen...................         3,417       162,734           428         3,966        15,037       147,237
David A. Carlson.................
Donnat Lettman...................           792        23,547         3,719         2,858       187,957       130,593

------------------------

(1) Each of these options is exercisable for one share of Computer Associates Common Stock.

(2) Value is calculated by subtracting the exercise price per share from the closing price of Computer Associates Common Stock at March 31, 1998 and multiplying the result by the number of shares subject to the option.

RESTRICTED STOCK GRANT

In January 1998, the Company's Board of Directors issued (the "Restricted Stock Grant") certain executive officers and key employees of the Company an aggregate of 150,000 shares of restricted Common Stock (net of 100,000 shares repurchased for tax withholding purposes)(the "Restricted Stock"). The Restricted Stock Grant was made to encourage the recipients to create shareholder value by providing them with a meaningful, long-term ownership interest in the Company. The Restricted Stock Grant was fully vested when made and not subject to risk of forfeiture; provided that, for a period of three years after the effective date of the Restricted Stock Grant, the recipients may not sell, assign, transfer, pledge, grant any option for the purchase of, or otherwise dispose of or reduce one's risk of ownership with respect to, any shares of Restricted Stock, except by will or the laws of descent and distribution. The Restricted Stock has not been registered or qualified under the Securities Act or the securities laws of any state or other jurisdiction and may not be sold, pledged or otherwise transferred except pursuant to effective registrations or qualifications relating thereto under the Securities Act and applicable state securities or blue sky laws or pursuant to exemptions therefrom. See "Shares Available for Future Sale."

In connection with the Restricted Stock Grant, for federal income tax purposes, each recipient recognized ordinary income on the effective date of grant, in an amount equal to the product of the fair market value of a share of Restricted Stock on such date (which was determined by the Company's Board of Directors to be $11.20) and the number of shares of Restricted Stock granted to such recipient. The Company recorded a compensation expense of $2.8 million in the fourth quarter of fiscal 1998 with respect to the Restricted Stock Grant.

1998 STOCK INCENTIVE PLAN

As of January 1998, the Company adopted the Company's 1998 Stock Incentive Plan (the "Plan"). The purpose of the Plan is to provide employees of the Company additional incentive and reward opportunities designed to enhance the profitable growth of the Company. All employees who are key to the Company's growth and profitability will be eligible to receive awards under the Plan. The Plan provides for the granting of incentive stock options intended to qualify under
Section 422 of the Code and options that do not constitute incentive stock options. The Plan also provides for the granting of stock appreciation rights ("SARs"). To date, the Plan has been administered by the Company's Board of Directors. Following the Offering, the Plan will be administered by the Compensation Committee. In general, the Committee is authorized to select the recipients of awards and the terms and conditions of those awards; provided that the per share exercise price of options and SARs granted under the Plan may not be less than 100% of the fair market value of a share of the Common Stock on the date of grant. The number of shares of Common Stock that may be issued under the Plan may not exceed 1,500,000 shares (subject to adjustment to reflect stock dividends, stock splits, recapitalizations and similar changes in the Company's capital structure). Shares of Common Stock which are attributable to awards that have expired, terminated or been canceled or forfeited are available for issuance or use in connection with future awards.

Effective as of March 31, 1998, the Company granted options under the Plan to purchase an aggregate of 500,000 shares of Common Stock at $11.20 per share. It is anticipated that further grants under the Plan will be made from time to time in the future.

COMPUTER ASSOCIATES OPTIONS

Computer Associates has informed the Company that all outstanding options to purchase shares of Computer Associates Common Stock held by employees of the Company shall remain outstanding until the earliest of the exercise thereof, the expiration thereof and the date that the optionholder is no longer an employee of the Company, and that the unvested options shall continue to vest and become exercisable pursuant to the terms of grant until the earlier of the expiration thereof and the date that the optionholder is no longer an employee of the Company.

401(K) PLAN

Computer Associates has maintained the 401(k) Plan for the benefit of its employees and the employees of its subsidiaries. The 401(k) Plan is intended to be a qualified plan under Section 401(a) of the Code, and certain contributions made thereunder qualify for tax deferral under Section 401(k) of the Code. The 401(k) Plan has been funded through Computer Associates' and participating employees' contributions and generally provides that employees may contribute, through payroll deductions, a percentage of their regular salary. Computer Associates makes matching and discretionary contributions for participants in the 401(k) Plan. Participants in the 401(k) Plan have received a 50% match of their contributions, up to a maximum of 5% of annual compensation (subject to certain Code limitations), and a portion of the Computer Associates' discretionary contribution for each year generally in proportion to their annual compensation. Computer Associates' contributions under the 401(k) Plan vest in incremental amounts over a period of seven years from date of hire and are 100% vested after seven years. All employees who have been in the employ of Computer Associates or one of its subsidiaries for at least one year are eligible to participate. The 401(k) Plan is administered by a committee of officers and employees of Computer Associates appointed by Computer Associates' Board of Directors. The Company currently intends to implement its own employee savings plan similar to the 401(k) Plan, at which time the Company's employees will no longer participate in the 401(k) Plan.

COMPENSATION OF DIRECTORS

It is anticipated that directors who do not receive compensation as officers or employees of the Company, Computer Associates or any of their respective affiliates will be paid an annual board membership fee of $8,000 and an attendance fee equal to the lesser of (i) $500 for each meeting of the Board of Directors and committees thereof and (ii) $2,000 per year. The Company does not pay any additional compensation to directors who receive compensation as officers or employees of the Company, Computer Associates or any of their respective affiliates.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Company did not for fiscal 1998, and does not currently, have a Compensation Committee. Following the Offering, the Company intends to form a Compensation Committee and anticipates naming the two Independent Directors to serve on the committee.

                           OWNERSHIP OF COMMON STOCK

Computer Associates owns approximately 97.2% of the Common Stock of the Company outstanding prior to the Offering. Upon consummation of the Offering, Computer
Associates will beneficially own approximately   % of the outstanding Common
Stock ( % if the Underwriters' over-allotment option is exercised in full). See "Arrangements Between the Company and Computer Associates." The principal executive offices of Computer Associates are located at One Computer Associates Plaza, Islandia, New York 11788-7000. Except as described above, the Company is not aware of any person or group that will beneficially own more than 5% of the outstanding shares of Common Stock following the Offering.

The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock and Computer Associates Common Stock as of June 1, 1998 (i) by each director (ii) by each Named Executive Officer and
(iii) by all executive officers and directors of the Company as a group. Except as otherwise noted, the individual director, director nominee or executive officer or their family members had sole voting and investment power with respect to such securities.

                                                    -------------------------------------------------------------
                                                              COMMON STOCK
                                                    ---------------------------------

                                                                                                     COMPUTER
                                                                               TO BE OWNED          ASSOCIATES
                                                       OWNED PRIOR TO           AFTER THE             COMMON
                                                      THE OFFERING(1)          OFFERING(1)          STOCK(2)(3)
                                                    --------------------  ----------------------  ---------------
NAME                                                   NUMBER          %      NUMBER           %        NUMBER
--------------------------------------------------  ---------        ---  -----------        ---  ---------------
Frederick S. Wysocki..............................     52,500         *       52,500       *
John (Don) Thomson................................     13,500         *       13,500       *
David A. Carlson..................................     13,500         *       13,500       *
John Schoutsen....................................      8,400         *        8,400       *
Donnat Lettman....................................     13,500         *       13,500       *
Charles P. McWade.................................       --(4)       --         --(4)     --            99,347
Robert H. Toth....................................       --(4)       --         --(4)     --
All directors and executive officers as a group
  (7 persons).....................................    101,400     1.9%       101,400                        (5)

------------------------

*   Less than 1%

(1) Neither the individuals specified in the table nor the directors and executive officers as a group have the right to acquire beneficial ownership of any additional shares of Common Stock within 60 days of June 1, 1998 within the meaning of Rule 13-3(d)(1) under the Securities Exchange Act of 1934, as amended.

(2) No individual director or Named Executive Officer beneficially owns 1% or more of the Computer Associates Common Stock, nor do the directors and executive officers as a group.

(3) Includes beneficial ownership of the following number of shares of Computer Associates Common Stock which may be acquired within 60 days of June 1, 1998 pursuant to stock options awarded under the Plan: Mr. Wysocki- 2,498; Mr. Thomson- 106; Mr. Schoutsen- 1,808; Mr. Lettman- 5,151; Mr. Carlson- 294; Mr. McWade- 73,826; Mr. Toth- 33,695.

(4) Excludes the 5,250,000 shares of Common Stock held by Computer Associates, of which Messrs. McWade and Toth disclaim beneficial ownership.

(5) Includes beneficial ownership of 117,378 shares of Computer Associates Common Stock which may be acquired within 60 days of June 1, 1998 pursuant to stock options awarded under the Plan.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

Immediately after the Offering, the authorized capital stock of the Company will consist of (i) 25,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), and (ii) 1,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"). Immediately following the Offering,
shares of Common Stock (         shares if the Underwriters' over-allotment
option is exercised in full) will be outstanding. All of the shares of Common Stock that will be outstanding immediately following the Offering, including the shares of Common Stock sold in the Offering, will be validly issued, fully paid and nonassessable. As of the closing date of the Offering, there will be no Preferred Stock outstanding. A description of the material terms and provisions of the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and the Company's Amended and Restated By-laws (the "By-laws") affecting the relative rights of the Common Stock and the Preferred Stock is set forth below. The following description of the capital stock of the Company is intended as a summary only and is qualified in its entirety by reference to the form of the Certificate of Incorporation and By-laws, a copy of each of which is filed as an exhibit to the Registration Statement.

COMMON STOCK

The holders of Common Stock will be entitled to one vote for each share held of record on all matters voted upon by stockholders and may not use cumulative voting for the election of directors. Thus, the owners of a majority of the Common Stock outstanding will be able to elect all of the directors. Subject to any preferential rights of any outstanding shares of Preferred Stock created by the Company's Board of Directors from time to time, each outstanding share of Common Stock will be entitled to participate equally in any distribution of net assets made to the stockholders in liquidation, dissolution or winding up of the Company and will be entitled to participate equally in dividends and other distributions, if, as and when declared by the Company's Board of Directors. There will be no redemption, sinking fund, conversion or preemptive rights with respect to the Common Stock. All shares of Common Stock will have equal rights and preferences.

PREFERRED STOCK

Pursuant to the Certificate of Incorporation, the Company will be authorized to issue up to 1,000,000 shares of Preferred Stock which may be issued from time to time in one or more series upon authorization by the Company's Board of Directors. The Board of Directors, without further approval of the stockholders, will be authorized to fix the number of shares constituting any series, dividend rights and terms, conversion rights and terms, voting rights and terms, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each series of the Preferred Stock. The issuance of the Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, adversely affect the voting power of the holders of the Common Stock and, under certain circumstances, may render more difficult, or have the effect of discouraging unsolicited takeover bids from third parties, or the removal of incumbent management of the Company, or otherwise adversely affect the market price for the Common Stock. The Company has no present plans to issue any Preferred Stock.

CERTAIN CERTIFICATE OF INCORPORATION AND BY-LAW PROVISIONS

CORPORATE OPPORTUNITIES

The Certificate of Incorporation will provide that Computer Associates shall have no duty to refrain from engaging in the same or similar activities or lines of business as the Company, and neither Computer Associates nor any officer or director thereof (except as provided below) shall be liable to the Company or its stockholders for breach of any fiduciary duty by reason of any such activities of Computer Associates. In the event that Computer Associates acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both Computer Associates and the Company, Computer Associates shall have no duty to communicate or offer such corporate opportunity to the Company and shall not be liable to the Company or its stockholders for breach of any fiduciary duty as a stockholder of the Company by reason of the fact that Computer Associates pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

In the event that a director or officer of the Company who is also a director or officer of Computer Associates acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Company and Computer Associates, such director or officer of the Company shall have fully satisfied and fulfilled the fiduciary duty of such director or officer to the Company and its stockholders with respect to such corporate opportunity if such director or officer acts in a manner consistent with the following policy:

         (i) a corporate opportunity offered to any person who is an officer of the Company, and who is also a director but not an officer of Computer Associates, shall belong to the Company;

        (ii) a corporate opportunity offered to any person who is a director but not an officer of the Company, and who is also a director or officer of Computer Associates, shall belong to the Company if such opportunity is expressly offered to such person in writing solely in his or her capacity as a director of the Company, and otherwise shall belong to Computer Associates; and

        (iii) a corporate opportunity offered to any person who is an officer of both the Company and Computer Associates shall belong to the Company if such opportunity is expressly offered to such person in writing solely in his or her capacity as an officer of the Company, and otherwise shall belong to Computer Associates.

For purposes of the foregoing:

         (i) A director of the Company who is Chairman of the Board of Directors of the Company or of a committee thereof shall not be deemed to be an officer of the Company by reason of holding such position (without regard to whether such position is deemed an officer of the Company under the By-laws of the Company), unless such person is a full-time employee of the Company; and

        (ii) (A) The term "Company" shall mean the Company and all corporations, partnerships, joint ventures, associations and other entities in which the Company beneficially owns (directly or indirectly) 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests, and (B) the term "Computer Associates" shall mean Computer Associates and all corporations, partnerships, joint ventures, associations and other entities (other than the Company, defined in accordance with clause (A) of this section (ii)) in which Computer Associates beneficially owns (directly or indirectly) 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests.

The foregoing provisions of the Certificate of Incorporation shall expire on the date that Computer Associates ceases to own beneficially Common Stock representing at least 20% of the total voting power of all classes of outstanding Common Stock and no person who is a director or officer of the Company is also a director or officer of Computer Associates or any of its subsidiaries (other than the Company).

In addition to any vote of the stockholders required by the Certificate of Incorporation, until the time that Computer Associates ceases to own beneficially Common Stock representing at least 20% of the total voting power of all classes of outstanding Common Stock, the affirmative vote of the holders of more than 80% of the total voting power of all classes of outstanding Common Stock shall be required to alter, amend or repeal the corporate opportunity provisions described above in a manner adverse to the interests of Computer Associates and its subsidiaries (other than the Company), or to adopt any provision that is adverse to the interests of Computer Associates and its subsidiaries (other than the Company) and inconsistent with such corporate opportunity provisions. Accordingly, so long as Computer Associates beneficially owns Common Stock representing at least 20% of the total voting power of all classes of outstanding Common Stock, it can prevent any such alteration, amendment, repeal or adoption.

Any person purchasing or otherwise acquiring Common Stock will be deemed to have notice of, and to have consented to, the foregoing provisions of the Certificate of Incorporation.

PROVISIONS THAT MAY HAVE AN ANTI-TAKEOVER EFFECT

Certain provisions of the Certificate of Incorporation and By-laws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

The Certificate of Incorporation will provide that, subject to any rights of holders of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Company will be fixed by the By-laws. The By-laws will provide that, subject to any rights of holders of Preferred Stock to elect directors under specified circumstances, the number of directors will be fixed from time to time exclusively by resolution of the Board of Directors adopted by the vote of directors constituting a majority of the total number of directors that the Company would have if there were no vacancies on the Company's Board of Directors, but shall consist of not more than nine nor less than three directors. In addition, the Certificate of Incorporation and By-laws will provide that, subject to any rights of holders of Preferred Stock, and unless the Company's Board of Directors otherwise determines, any vacancies will be filled by the affirmative vote of a majority of the remaining members of the Board of Directors, though less than a quorum, or by a sole remaining director; except as otherwise provided by law, any such vacancy may not be filled by the stockholders.

The By-laws will provide for an advance notice procedure for the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors as well as for other stockholder proposals to be considered at annual meetings of stockholders. In general, notice of intent to nominate a director or raise matters at such meetings will have to be received in writing by the Company not less than 60 nor more than 90 days prior to the anniversary of the previous year's annual meeting of stockholders, and must contain certain information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal. The Certificate of Incorporation and By-laws will also provide that special meetings of stockholders may be called only by certain specified officers of the Company or by any such officer at the request in writing of the Board of Directors; special meetings of stockholders cannot be called by stockholders.

In addition, the Certificate of Incorporation will provide that any action required or permitted to be taken by stockholders may be effected by written consent; provided that, on and after the date on which Computer Associates ceases to beneficially own 50% or more of the total voting power of all classes of outstanding Common Stock, any action required or permitted to be taken by stockholders may be effected only at a duly called annual or special meeting of stockholders and may not be effected by a written consent by stockholders in lieu of such a meeting.

The Certificate of Incorporation will also provide that the affirmative vote of the holders of at least 75% of the total voting power of all classes of outstanding Common Stock, voting together as a single class, is required to amend, repeal or adopt any provision inconsistent with the foregoing provisions of the Certificate of Incorporation. The Certificate of Incorporation and By-laws will further provide that the By-laws may be altered, amended or repealed by the Company's Board of Directors or by the affirmative vote of the holders of at least 75% of the total voting power of all classes of outstanding Common Stock, voting together as a single class.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

The Company is a Delaware corporation subject to Section 203 of the Delaware General Corporation Law (the "Delaware Law"). Section 203 provides that, subject to certain exceptions specified therein, a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the time that such stockholder becomes an interested stockholder unless (i) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares) or (iii) on or subsequent to such time, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as specified in Section 203 of the Delaware Law, an interested stockholder is defined to include (x) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, at any time within three years immediately prior to the relevant date and (y) the affiliates and associates of any such person. Under certain circumstances, Section 203 of the Delaware Law makes it more difficult for an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. The restrictions of Section 203 will not apply to Computer Associates, however, because (i) the Company's Board of Directors approved the transaction which resulted in Computer Associates becoming an "interested stockholder" prior to the consummation of that transaction and (ii) at the time Computer Associates became an "interested stockholder," the restrictions of
Section 203 did not apply to the Company because the Company did not have a class of voting stock (x) listed on a national securities exchange, (y) authorized for quotation on the Nasdaq Stock Market or (z) held of record by more than 2,000 stockholders.

LIMITATIONS ON DIRECTORS' LIABILITY

The Certificate of Incorporation provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases or (iv) for any transaction from which the director derived an improper personal benefit. The effect of these provisions will be to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the Common Stock will be        .

                        SHARES AVAILABLE FOR FUTURE SALE

Upon consummation of the Offering, the Company will have    shares of Common
Stock issued and outstanding (    shares if the Underwriters' over-allotment
option is exercised in full). Of these shares, the     shares of Common Stock to
be sold in the Offering (    shares if the Underwriter's over-allotment option
is exercised in full) will be freely tradeable without restrictions or further registration under the Securities Act, except for any shares purchased by an "affiliate" of the Company (as that term is defined in Rule 144 adopted under the Securities Act ("Rule 144")), which will be subject to the resale limitations of Rule 144.

The Company, Computer Associates and each of the Company's directors and officers, who in the aggregate will hold, following the Offering, 5,400,000 shares of Common Stock (plus any shares purchased in the Offering), have agreed that they will not, directly or indirectly, without the prior written consent of J.P. Morgan Securities Inc., offer, sell, offer to sell, contract to sell, or otherwise dispose of any shares of Common Stock or securities convertible into Common Stock or register for sale under the Securities Act any Common Stock for a period of 180 days after the date of this Prospectus, except that the Company may issue, and grant options to purchase, shares of Common Stock under its stock option plans. See "Underwriting."

Immediately after the Offering, Computer Associates will own 5,250,000 shares of
Common Stock, which will represent approximately   % of the outstanding Common
Stock ( % if the Underwriters' over-allotment option is exercised in full). None of the shares of Common Stock beneficially owned by Computer Associates will be registered under the Securities Act upon consummation of the Offering and may not be sold by Computer

Associates in the absence of an effective registration statement under the Securities Act, except in accordance with Rule 144 or another exemption from registration. However, Computer Associates has certain demand and piggyback registration rights to require the Company to effect registration of all of the shares of Common Stock owned by Computer Associates. See "Arrangements Between the Company and Computer Associates--Registration Rights Agreement."

Prior to the Offering, there has been no market for the Common Stock, and no prediction can be made as to the effect, if any, that market sales of outstanding shares of Common Stock, or the availability of such shares for sale, will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock beneficially owned by Computer Associates in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock offered in the Offering.

Although Computer Associates in the future may effect or direct sales or other dispositions of Common Stock that would reduce its beneficial ownership interest in the Company, Computer Associates has advised the Company that its current intent is to continue to hold all of the Common Stock beneficially owned by it. However, Computer Associates is not subject to any contractual obligation to retain such Common Stock, except that Computer Associates has agreed not to, directly or indirectly, offer, sell, offer to sell, contract to sell or otherwise dispose of any shares of Common Stock or securities convertible into Common Stock or register for sale under the Securities Act any Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of J.P. Morgan Securities Inc. As a result, there can be no assurance concerning the period of time during which Computer Associates will maintain its beneficial ownership of Common Stock owned by it following the Offering. See "Underwriting."

Effective as of January 14, 1998, the Company issued an aggregate of 150,000 shares of Common Stock (net of 100,000 shares repurchased for tax withholding purposes) to certain executive officers and key employees of the Company. See "Management--Restricted Stock Grant." The recipients may not sell, assign, transfer, pledge, grant any option for the purchase of, or otherwise dispose of or reduce their risk of ownership with respect to, any shares of Restricted Stock until January 14, 2001, except by will or the laws of descent and distribution. The Restricted Stock has not been registered or qualified under the Securities Act or the securities laws of any state or other jurisdiction and may not be sold except pursuant to an effective registration under the Securities Act or pursuant to Rule 144 or another exemption therefrom.

As of March 31, 1998, the Company granted options under the Plan to purchase an aggregate of 500,000 shares of Common Stock at $11.20 per share. The options vest according to a fixed five-year schedule beginning on the first anniversary of the date of the grants. An additional 1,000,000 shares of Common Stock are available for future grants under the Plan. See "Management--1998 Stock Incentive Plan." Rule 701 under the Securities Act provides that the shares of Common Stock acquired on the exercise of currently outstanding options may be resold by persons, other than "affiliates," beginning 90 days after the date of this Prospectus, subject only to the manner of sale provisions of Rule 144, and by "affiliates" under Rule 144 without compliance with its one-year minimum holding period, subject to certain limitations. The Company intends to file one or more registration statements on Form S-8 under the Securities Act to register all shares of Common Stock subject to outstanding stock options and Common Stock issuable pursuant to the Plan.

In general, under Rule 144, a person (or persons whose shares are required to be aggregated) who has beneficially owned shares of Common Stock for at least one year, including a person who may be deemed an "affiliate," is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of one percent of the total number of outstanding shares of the class of stock being sold and the average weekly reported trading volume of the class of stock being sold during the four calendar weeks preceding such sale. A person who is not deemed an "affiliate" of the Company at any time during the three months preceding a sale and who has beneficially owned shares for at least two years is entitled to sell such shares under Rule 144 without regard to the volume limitations described above. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly through the use of one or more intermediaries controls, is controlled by, or is under common control with, such issuer. The foregoing summary of Rule 144 is not intended to be a complete description thereof.

                                  UNDERWRITING

The underwriters named below (the "Underwriters"), for whom J.P. Morgan Securities Inc. and Cowen & Company are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions set forth in the underwriting agreement between the Company and the Representatives (the "Underwriting Agreement"), to purchase from the Company, and the Company has agreed to sell to the Underwriters, the respective number of shares of Common Stock set forth opposite their names below.

                                                                                  ----------
                                                                                   NUMBER OF
UNDERWRITERS                                                                          SHARES
                                                                                  ----------
                                                                                  ----------
J.P. Morgan Securities Inc......................................................
Cowen & Company.................................................................
                                                                                  ----------
  Total
                                                                                  ----------
                                                                                  ----------

The nature of the Underwriters' obligations under the Underwriting Agreement is such that all of the Common Stock being offered, excluding shares covered by the over-allotment option granted to the Underwriters, must be purchased if any are purchased.

The Representatives have advised the Company that the several Underwriters propose to offer the Common Stock to the public initially at the public offering price set forth on the cover page of this Prospectus and may offer the Common Stock to selected dealers at such price less a concession not to exceed $ per share. The Underwriters may allow, and such dealers may reallow, a concession to other dealers not to exceed $ per share. After the initial public offering of the Common Stock, the public offering price and other selling terms may be changed by the Representatives.

The Company has granted the Underwriters an option, exercisable within 30 days
after the date of this Prospectus, to purchase up to      additional shares of
Common Stock from the Company at the same price per share to be paid by the Underwriters for the other shares offered hereby. If the Underwriters purchase any such additional shares pursuant to the option, each of the Underwriters will be committed to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may exercise the option only to cover over-allotments, if any, made in connection with the distribution of the Common Stock offered hereby.

Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price will be determined by negotiations among the Company, Computer Associates and the Representatives. Among the factors to be considered in determining the initial public offering price are prevailing market conditions, the market valuations of certain publicly traded companies, the Company's past and present financial performance and revenue and earnings of comparable companies in recent periods, estimates of the business potential and prospects of the Company, the experience of Company's management and the position of the Company in the industry.

The Representatives have informed the Company that the Underwriters will not confirm, without prior specific written approval, sales to their customer accounts as to which they have discretionary trading power.

The Company, Computer Associates and each of the Company's directors and officers, who in the aggregate will hold, following the Offering, 5,400,000 shares of Common Stock (plus any shares purchased in the Offering), have agreed that they will not, directly or indirectly, without the prior written consent of J.P. Morgan Securities Inc., offer, sell, offer to sell, contract to sell or otherwise dispose of any shares of Common Stock or securities convertible into Common Stock or register for sale under the Securities Act any Common Stock for a period of

180 days after the date of this Prospectus, except that the Company may issue, and grant options to purchase, shares of Common Stock under the Plans. See "Shares Available for Future Sale."

The Company and Computer Associates have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof. However, Computer Associates aggregate liability for such indemnity and contribution obligations is limited to an aggregate of $7.5 million.

The Common Stock has been submitted for approval for quotation on the Nasdaq National Market under the symbol "ACPI."

At the Company's request, the Underwriters have reserved   % of the Common Stock
offered for sale at the initial offering price to the Company's employees and other persons having business relationships with the Company. The number of shares of Common Stock available for sale to other members of the public will be reduced to the extent that these persons purchase such reserved shares. Any reserved shares not purchased will be offered by the Underwriters on the same basis as the other shares offered hereby.

In connection with the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may overallot the Offering, creating a syndicate short position. In addition, the Underwriters may bid for, and purchase, shares of Common Stock in the open market to cover syndicate shorts or to stabilize the price of the Common Stock. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing shares of Common Stock in the Offering, if the syndicate repurchases previously distributed Common Stock in syndicate covering transactions in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the shares of Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

From time to time in the ordinary course of their respective business, certain of the Underwriters and their affiliates have engaged in and may in the future engage in commercial banking and/or investment banking transactions with the Company and its affiliates.

                                 LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon for the Company by Howard Darby & Levin, New York, New York. Cahill Gordon & Reindel, a partnership including a professional corporation, New York, New York is acting as counsel for the Underwriters in connection with certain legal matters relating to the Offer. Howard Darby & Levin has in the past provided, and may continue to provide, legal services to Computer Associates and its affiliates.

                                    EXPERTS

The Consolidated Financial Statements of the Company as of March 31, 1997 and 1998 and for each of the three years in the period ended March 31, 1998, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement"), under the Securities Act and the rules and regulations thereunder, for the registration of the Common Stock offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and, where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made. The Registration Statement can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the Registration Statement can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Registration Statement is publicly available through the Commission's site on the Internet's World Wide Web, located at http://www.sec.gov.

                           ACCPAC INTERNATIONAL, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Ernst & Young LLP, Independent Auditors......................................        F-2

Consolidated Balance Sheets............................................................        F-3

Consolidated Statements of Income......................................................        F-4

Consolidated Statements of Division and Stockholders' Equity (Deficit).................        F-5

Consolidated Statements of Cash Flows..................................................        F-6

Notes to Consolidated Financial Statements.............................................        F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
ACCPAC International, Inc.

We have audited the accompanying consolidated balance sheets of ACCPAC International, Inc. as of March 31, 1997 and 1998, and the related consolidated statements of income, division and stockholders' equity (deficit), and cash flows for each of the three years in the period ended March 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ACCPAC International, Inc. at March 31, 1997 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended March 31, 1998, in conformity with generally accepted accounting principles.

                                                               ERNST & YOUNG LLP

San Jose, California
June 5, 1998, except for Note 4
as to which the date is

--------------------------------------------------------------------------------

The foregoing report is in the form that will be signed upon the completion of the stock split described in Note 4 to the financial statements.

San Jose, California                                       /s/ ERNST & YOUNG LLP

June 11, 1998

                           ACCPAC INTERNATIONAL, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                                              --------------------
                                                                                                    March 31
DOLLARS IN THOUSANDS                                                                            1997       1998
                                                                                              ---------  ---------
ASSETS
Current assets:
  Cash and cash equivalents.................................................................         --     $4,013
  Accounts receivable, less allowance for doubtful accounts of $1,078 in 1997 and $711 in
    1998....................................................................................     $7,808      5,225
  Inventories...............................................................................      2,900      3,467
  Deferred income taxes.....................................................................         --        703
                                                                                              ---------  ---------
Total current assets........................................................................     10,708     13,408
Property and equipment, net.................................................................        193        414
Deferred financing costs....................................................................         --        168
                                                                                              ---------  ---------
Total assets................................................................................    $10,901    $13,990
                                                                                              ---------  ---------
                                                                                              ---------  ---------
LIABILITIES, AND DIVISION AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................................................     $1,262     $4,025
  Accrued compensation and related liabilities..............................................         --      1,120
  Deferred revenue..........................................................................      2,987      3,296
  Other accrued liabilities.................................................................        955      1,347
                                                                                              ---------  ---------
Total current liabilities...................................................................      5,204      9,788
Note payable to Computer Associates International, Inc......................................         --      5,000
Commitments and Contingencies
Division equity.............................................................................      5,697         --
Total stockholders' equity (deficit):
  Common Stock, $0.01 par value:
    Authorized shares -- 25,000,000 at March 31, 1998
    Issued and outstanding shares -- 5,400,000 at March 31, 1998............................         --         54
  Additional paid-in capital................................................................         --         --
  Accumulated deficit.......................................................................         --       (632)
  Cumulative foreign currency translation adjustment........................................         --       (220)
                                                                                              ---------  ---------
Total stockholders' equity (deficit)........................................................         --       (798)
                                                                                              ---------  ---------
Total liabilities, and division and stockholders' equity (deficit)..........................    $10,901    $13,990
                                                                                              ---------  ---------
                                                                                              ---------  ---------

                            See accompanying notes.

                           ACCPAC INTERNATIONAL, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                   -------------------------------
                                                                                        YEARS ENDED MARCH 31
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA                                             1996       1997       1998
                                                                                   ---------  ---------  ---------
Revenue:
  License........................................................................  $  23,955  $  19,709  $  24,820
  Service........................................................................     10,593      7,985      7,495
  Third-party products...........................................................     31,267     17,234     16,623
                                                                                   ---------  ---------  ---------
Total revenue....................................................................     65,815     44,928     48,938
Cost of revenue:
  License........................................................................      4,011      4,452      4,675
  Service........................................................................      2,238      1,799      1,937
  Third-party products...........................................................     27,682     15,106     14,670
                                                                                   ---------  ---------  ---------
Total cost of revenue............................................................     33,931     21,357     21,282
                                                                                   ---------  ---------  ---------
Gross profit.....................................................................     31,884     23,571     27,656
Operating expenses:
  Sales and marketing............................................................     10,014      7,916      9,428
  Research and development.......................................................      5,340      3,733      3,916
  General and administrative.....................................................      4,734      4,808      4,885
  Compensation related to issuance of common stock...............................         --         --      2,800
                                                                                   ---------  ---------  ---------
  Total operating expenses.......................................................     20,088     16,457     21,029
                                                                                   ---------  ---------  ---------
Income from operations...........................................................     11,796      7,114      6,627
Other income (expense), net......................................................        (43)       (31)       (18)
                                                                                   ---------  ---------  ---------
Income before income taxes.......................................................     11,753      7,083      6,609
Provision for income taxes.......................................................      4,407      2,656      2,478
                                                                                   ---------  ---------  ---------
Net income.......................................................................     $7,346     $4,427     $4,131
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
Pro forma basic and diluted earnings per share...................................
                                                                                                         ---------
                                                                                                         ---------
Shares used in computing pro forma basic and diluted
 earnings per share..............................................................
                                                                                                         ---------
                                                                                                         ---------

                            See accompanying notes.

                           ACCPAC INTERNATIONAL, INC.

                    CONSOLIDATED STATEMENTS OF DIVISION AND
                         STOCKHOLDERS' EQUITY (DEFICIT)

                                --------------------------------------------------------------------------------
                                                                                          Cumulative
                                                                                             Foreign       Total
                                                    Common Stock  Additional                Currency  Stockholders'
DOLLARS AND SHARES IN             Division  --------------------     Paid-In  Accumulated Translation     Equity
THOUSANDS                           Equity     Shares     Amount     Capital     Deficit  Adjustment   (Deficit)
                                ----------  ---------  ---------  ----------  ----------  ----------  ----------
Balance at March 31, 1995.....      $2,796
  Net income..................       7,346
  Net transfers to Computer
    Associates International,
    Inc.......................      (5,897)
  Foreign currency
    translation...............          (2)
                                ----------
Balance at March 31, 1996.....       4,243
  Net income..................       4,427
  Net transfers to Computer
    Associates International,
    Inc.......................      (2,956)
  Foreign currency
    translation...............         (17)
                                ----------
Balance at March 31, 1997.....       5,697
  Net income..................       4,546
  Net transfers to Computer
    Associates International,
    Inc.......................      (3,577)
  Foreign currency
    translation...............         (25)
                                ----------
Balance at December 31,
  1997........................       6,641         --         --          --          --          --          --
  Net loss....................          --         --         --          --       $(415)         --       $(415)
  Incorporation of Company as
    of January 1998 and
    issuance of note payable
    to Computer Associates
    International, Inc. in
    connection with
    Contribution Agreement....      (5,000)     5,250        $53        $174          --       $(227)         --
  Issuance of Common Stock to
    employees.................          --        250          2       2,798          --          --       2,800
  Repurchase of Common Stock
    from employees............          --       (100)        (1)     (1,119)         --          --      (1,120)
  Net transfers to Computer
    Associates International,
    Inc.......................      (1,641)        --         --      (1,853)       (217)         --      (2,070)
  Foreign currency
    translation...............          --         --         --          --          --           7           7
                                ----------  ---------  ---------  ----------  ----------  ----------  ----------
Balance at March 31, 1998.....          --      5,400        $54          --       $(632)      $(220)      $(798)
                                ----------  ---------  ---------  ----------  ----------  ----------  ----------
                                ----------  ---------  ---------  ----------  ----------  ----------  ----------

                            See accompanying notes.

                           ACCPAC INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                          ----------------------------------
                                                                 YEARS ENDED MARCH 31
DOLLARS IN THOUSANDS                                            1996        1997        1998
                                                          ----------  ----------  ----------
OPERATING ACTIVITIES
Net income..............................................      $7,346      $4,427      $4,131
Adjustments to reconcile net income to net cash provided
  by operating activities:
  Depreciation and amortization.........................         348          49         156
  Compensation expense related to issuance of common
    stock...............................................          --          --       2,800
  Deferred income taxes.................................          --          --        (703)
  Changes in operating assets and liabilities:
    Accounts receivable.................................       1,606        (745)      2,502
    Inventories.........................................      (2,006)      1,378        (567)
    Accounts payable....................................        (391)     (1,298)      2,595
    Other accrued liabilities...........................      (1,034)         98         392
    Deferred revenue....................................         207        (815)        309
                                                          ----------  ----------  ----------
Net cash provided by operating activities...............       6,076       3,094      11,615
INVESTING ACTIVITIES
Purchases of property and equipment.....................        (121)       (138)       (377)
FINANCING ACTIVITIES
Net transfers to Computer Associates International,
  Inc...................................................      (5,897)     (2,956)     (7,288)
Effect of exchange rate changes on cash.................         (58)         --          63
                                                          ----------  ----------  ----------
Net increase in cash and cash equivalents...............          --          --       4,013
Cash and cash equivalents at beginning of period........          --          --          --
                                                          ----------  ----------  ----------
Cash and cash equivalents at end of period..............          --          --      $4,013
                                                          ----------  ----------  ----------
                                                          ----------  ----------  ----------

                            See accompanying notes.

                           ACCPAC INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BACKGROUND

ACCPAC International, Inc. (the "Company") is currently a subsidiary of Computer Associates International, Inc. ("Computer Associates"). The Company was incorporated in October 1997. The Company designs, develops, markets and supports a family of financial management and business management software products. Prior to January 1, 1998, the Company operated as a division of Computer Associates. Effective January 1, 1998, pursuant to a contribution agreement (the "Contribution Agreement") between Computer Associates and the Company, Computer Associates contributed and transferred to the Company the assets and liabilities constituting the ACCPAC division of Computer Associates. In connection with the Contribution Agreement, the Company issued 5,250,000 shares of Common Stock and issued a note payable to Computer Associates in the amount of $5,000,000. The note payable to Computer Associates is due at the earlier of the consummation of the inital public offering of Common Stock or December 31, 1999. At March 31, 1998, the Company has 5,400,000 shares of Common Stock issued and outstanding. At March 31, 1998, Computer Associates holds 5,250,000 shares of Common Stock and employees of the Company hold 150,000 shares of Common Stock.

BASIS OF PRESENTATION

The consolidated financial statements reflect the financial position, results of operations, changes in division and stockholders' equity (deficit) and cash flows of the business that was transferred to the Company from Computer Associates as if the Company were a separate entity for all periods presented. The consolidated financial statements have been prepared using the historical basis in the assets and liabilities and historical results of operations related to the Company's business. Changes in division equity primarily represent the net income of the Company plus net cash transfers to Computer Associates. The consolidated financial statements include allocations from Computer Associates, which have been made primarily on a direct basis, of certain expenses related to the Company. Allocations of expenses from Computer Associates to the Company on an indirect basis have not been significant. Management believes these allocations are reasonable.

The financial information included herein may not necessarily reflect the consolidated financial position, results of operations, changes in stockholders' equity (deficit) and cash flows of the Company in the future or what they would have been had it been a separate, stand-alone entity during the periods presented.

CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

USE OF ESTIMATES

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

FOREIGN CURRENCY TRANSLATIONS

In translating financial statements for operations outside the United States, all assets and liabilities are translated using the exchange rate in effect at the balance sheet date. All revenue, costs and expenses are translated using

                           ACCPAC INTERNATIONAL, INC.

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

an average exchange rate. These translation adjustments are included as a separate component of stockholder's equity (deficit).

CASH AND CASH EQUIVALENTS

All highly liquid investments with maturities of three months or less are considered to be cash equivalents.

INVENTORIES

Inventories, which consist primarily of finished software products and marketing and promotional materials, are carried at the lower of cost (first in, first out method) or market value.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets as follows:

                                                                   ---------
Computer equipment...............................................  3 years
Furniture and fixtures...........................................  7 years

DEFERRED FINANCING COSTS

Deferred financing costs represent costs incurred in connection with the proposed initial public offering of common stock.

REVENUE RECOGNITION

License and third-party products revenue is generally recognized upon shipment, net of estimated returns, when all significant contractual obligations have been satisfied and the resulting receivable is deemed collectible by management. Maintenance revenue is recognized ratably over the term of the related agreements, which in most cases is one year. Revenue from consulting services is recognized as the services are provided. The Company's revenue recognition policy is in compliance with the provisions of the American Institute of Certified Public Accountants' Statement of Position 91-1, "Software Revenue Recognition."

CONCENTRATION OF CREDIT RISK

The principal geographical markets for the Company's products are North America and Asia/Pacific. Customers include medium and small-sized corporations in a variety of industries. The Company performs credit evaluations of its customers and generally does not require collateral. No single customer accounted for 10% or more of total revenue in the years ended March 31, 1996, 1997 and 1998.

RESEARCH AND DEVELOPMENT

The Company accounts for software development costs in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," under which certain development costs incurred subsequent to the establishment of technological feasibility are capitalized and amortized over the estimated lives of the related products. Technological feasibility is established upon completion of a working model. As of March 31, 1998, such capitalized software development costs were insignificant, and all software development costs have been charged to research and development in the accompanying consolidated statements of income.

                           ACCPAC INTERNATIONAL, INC.

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) ADVERTISING COSTS

Advertising costs are expensed as incurred. Such costs were $2,772,000, $2,184,000 and $3,177,000 in the years ended March 31, 1996, 1997 and 1998, respectively.

STOCK-BASED COMPENSATION

The Company accounts for employee stock options in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and has adopted the "disclosure only" alternative described in Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation."

INCOME TAXES

Historically, the Company's results have been included in the consolidated income tax returns of Computer Associates. Income tax expense in the Company's consolidated financial statements has been provided using the Computer Associates effective tax rate of 37.5%, which approximates the provision for income taxes on a separate return basis.

EARNINGS PER SHARE

Historical earnings per share have not been presented because they would not be meaningful. At March 31, 1998, the Company had 5,400,000 shares of common stock outstanding, of which 5,250,000 shares are owned by Computer Associates and 150,000 shares are owned by certain of the Company's employees. Pro forma basic and diluted earnings per share is calculated based on earnings divided by the number of shares of Common Stock outstanding as of March 31, 1998. The
calculation also gives effect to the sale of          shares of Common Stock in
the initial public offering, the proceeds of which will be used to repay the note payable of $5,000,000 to Computer Associates outstanding. Options to purchase 500,000 shares of the Company's Common Stock have not been included because the effect would not be significant.

NEW ACCOUNTING PRONOUNCEMENTS

In October 1997, the American Institute of Certified Public Accountants issued Statement of Position No. 97-2 ("SOP 97-2"), "Software Revenue Recognition," as amended by Statement of Position 98-4, which the Company will adopt for transactions entered into in the fiscal year beginning April 1, 1998. SOP 97-2 provides guidance on recognizing revenue on software transactions and supersedes SOP 91-1. The Company believes the adoption of SOP 97-2 will not have a significant impact on its current revenue recognition practices.

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("FAS 130") and Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information ("FAS 131"). FAS 130 establishes rules for reporting and displaying of comprehensive income. FAS 131 requires the Company use the "management approach" in disclosing segment information. Both statements are effective for the Company during the year ending March 31, 1999. The Company does not believe that the adoption of FAS 130 or FAS 131 will have a material impact on the Company's consolidated financial position, results of operations or cash flows.

2. NOTE PAYABLE

In connection with the Contribution Agreement, the Company issued a note payable to Computer Associates in the amount of $5,000,000. The note payable is due at the earlier of the consummation of the initial public

                           ACCPAC INTERNATIONAL, INC.

2. NOTE PAYABLE (CONTINUED)
offering of Common Stock or December 31, 1999 and bears interest at 9% per annum; however, no interest accrues on the note if the note is paid in full on or prior to December 31, 1998.

3. INCOME TAXES

The Contribution Agreement governs the allocation of consolidated or combined federal and state and local income tax liabilities for the periods before the consummation of the initial public offering of Common Stock. Computer Associates will prepare and file all consolidated federal, combined state and local income tax or franchise tax returns required to be filed for periods during which the Company is a member of Computer Associates consolidated group. Pursuant to the Contribution Agreement, the Company will be required to pay to Computer Associates its tax liability computed at 37.5% of the Company's earnings, subject to certain modifications.

The provision for income taxes consists of the following:

                                          ----------------------------------
                                                 YEARS ENDED MARCH 31
                                          ----------------------------------

                                                1996        1997        1998
                                          ----------  ----------  ----------
Current.................................      $4,690      $2,417      $2,235
Deferred................................        (283)        239         243
                                          ----------  ----------  ----------
                                              $4,407      $2,656      $2,478
                                          ----------  ----------  ----------
                                          ----------  ----------  ----------

The Company's tax provision is higher than the 35% statutory rate primarily due to state and local taxes.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets at March 31, 1998 primarily relate to the allowance for doubtful accounts (approximately $270,000) and accrued costs.

4. STOCKHOLDERS' EQUITY (DEFICIT)

DIVISION EQUITY

The average division equity balance was $3,447,000, $4,897,000, and $6,064,000 for the years ended March 31, 1996 and 1997 and the nine months ended December 31, 1997, respectively. Effective January 1, 1998, pursuant to the Contribution Agreement, the Company issued a note payable to Computer Associates in the amount of $5,000,000. Prior to January 1, 1998, the Company participated in Computer Associates' cash management system, whereby cash payments related to the Company's operating expenses were made by Computer Associates and cash generated from the Company's operations were remitted to Computer Associates. Net cash payments to Computer Associates were $5,897,000, $2,956,000, and $7,288,000 in the years ended March 31, 1996, 1997, and 1998, respectively. The Company has treated all net cash payments to Computer Associates as equity distributions.

COMMON STOCK

In January 1998, the Company issued 150,000 shares of Common Stock (net of 100,000 shares repurchased by the Company in exchange for the Company's agreement to pay the employee withholding taxes up to certain maximums related to the issuance of the Common Stock) to certain employees for no cash consideration. Included in accrued compensation and related liabilities is $1,120,000 for employee withholding taxes to be paid by the Company related to the issuance of the Common Stock to employees. The Company recognized compensation

                           ACCPAC INTERNATIONAL, INC.

4. STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED) expense of $2.8 million associated with the issuance of the shares. The shares are not transferable until three years after the date of issuance. On March 31, 1998, the Board of Directors approved an amendment to the Certificate of Incorporation to increase the authorized Common Stock to 25,000,000 shares.

1998 STOCK PLAN

The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its employee stock awards because, as discussed below, the alternative fair value accounting provided for under Statement of Financial Accounting Standards No. 123 ("FAS 123") requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, when the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation is recognized.

The Company's 1998 Stock Incentive Plan (the "Plan") was approved by the Board of Directors in January 1998. The Plan provides for the grant of incentive stock options, nonstatutory stock options and stock purchase rights to employees. The Company has reserved 1,500,000 shares of Common Stock for issuance under the Plan. The Plan expires in 2008. Pursuant to the Plan, the exercise price may not be less than the fair market value of common stock on the date of grant. Stock options expire no later than ten years from the date of grant. In the event of voluntary or involuntary termination of employment with the Company for any reason, with or without cause, all unvested options are forfeited and all vested options must be exercised within a 90-day period. Vesting provisions for options granted under the Plan are determined by the Board of Directors. Options generally vest ratably over a five year period. In March 1998, options to purchase 500,000 shares of Common Stock were granted at an exercise price of $11.20 per share. At March 31, 1998, 1,000,000 shares of Common Stock remained available for future grants under the Plan. No options were vested at March 31, 1998.

Pro forma information regarding net income and earnings per share is required by FAS 123, which requires that the information be determined as if the Company had accounted for its employee stock options granted under the fair value method. The fair value of the options granted was estimated at the date of grant using the minimum value method with the following weighted-average assumptions:

                                                                  ----------
Risk-free interest rate.........................................         5.7%
Dividend yield..................................................           0%
Volatility......................................................           0%
Expected life of option in years................................           5

The weighted average fair value of options granted during the year ended March 31, 1998 was $2.76. For purposes of pro forma disclosures, the estimated fair value of options is amortized to expense over the options' vesting period. Because no options have vested through March 31, 1998, the pro forma net income and earnings per share does not differ from the amounts reported by the Company.

The minimum value method differs from other methods designed to estimate the fair value of options, such as the Black-Scholes options pricing model, because it does not consider the effect of expected volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                           ACCPAC INTERNATIONAL, INC.

4. STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)
PREFERRED STOCK

On March 31, 1998, the Board of Directors approved an amendment to the Certificate of Incorporation to allow, upon completion of the initial public offering, the issuance of 1,000,000 shares of Preferred Stock and to determine the dividend rights, conversion rights, voting rights, preferences, privileges and restrictions without any further vote or action by the stockholders.

STOCK SPLIT

On March 31, 1998, the Board of Directors approved a 2000-for-1 stock split of issued and outstanding Common Stock to take effect immediately prior to consummation of the initial public offering. All shares in the accompanying consolidated financial statements have been retroactively adjusted to reflect the stock split.

5. SAVINGS PLANS

The majority of the Company's employees are eligible to participate in savings plans sponsored by Computer Associates. The plans allow employees to contribute a portion of their pre-tax salaries in accordance with specified guidelines. The Company matches a certain percentage of employee contributions, up to certain limits. Computer Associates also maintains a profit sharing plan. The Company's expense related to the Computer Associates savings plans was $545,000, $416,000 and $386,000 in the years ended March 31, 1996, 1997 and 1998, respectively.

6. COMMITMENTS AND CONTINGENCIES

The Company leases or subleases facilities owned or leased by Computer Associates. Rental expense for these facilities for the years ended March 31, 1996, 1997 and 1998 was $800,000, $800,000 and $1,100,000, respectively. The
Company leases its facilities from Computer Associates on a monthly basis.

In May 1998, the Company's DistribuPro subsidiary was named as a third-party defendant in connection with a copyright and trademark infringement claim relating to certain networking products it distributed. The matter is being litigated in the United States District Court for the Northern District of California. The third-party complaint alleges that DistribuPro should be liable for any amounts for which the third-party plaintiffs are found to be liable. While the third-party claim seeks to hold DistribuPro responsible for potentially significant amounts, the Company does not believe the third-party complaint has merit and will vigorously defend against it. Accordingly, the Company does not expect the third-party claim to have a material adverse effect on the Company's business, financial condition and results of operations.

7. EXPORT SALES

Revenue from customers outside the United States accounted for 35.6%, 44.0% and 46.9% of revenue in the years ended March 31, 1996, 1997 and 1998, respectively. Revenue from customers in Canada accounted for 26.9%, 32.7% and 32.7% of revenue in the years ended March 31, 1996, 1997 and 1998, respectively. No other geographical area accounted for more than 10% of total revenue.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission registration fee..............................  $  15,267
NASD fee.........................................................................      5,675
NASDAQ listing fee...............................................................      *
Transfer Agent's and registrar's fees............................................      *
Blue Sky fees and expenses.......................................................      *
Printing expenses................................................................      *
Legal fees and expenses..........................................................      *
Accounting fees..................................................................      *
Miscellaneous....................................................................      *
                                                                                   ---------
      Total......................................................................  $
                                                                                   ---------
                                                                                   ---------

------------------------

* To be supplied by amendment. All fees other than the SEC registration fee, the NASD fee and the NASDAQ listing fee are estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was illegal. A Delaware corporation may indemnify officers and directors against expenses (including attorneys' fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.

In accordance with the Delaware Law, the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") contains a provision to limit the personal liability of the directors of the Company for violations of their fiduciary duty. This provision eliminates each director's liability to the Company or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision will be to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence, except in the situations described above.

Pursuant to the underwriting agreement that will be filed as an exhibits to this registration statement relating to underwritten Offering of securities, the underwriters parties thereto have agreed to indemnify each officer and director of the Company and each person, if any, who controls the Company within the meaning of the Securities Act of 1933, against certain liabilities, including liabilities under said Act.

The Certificate of Incorporation provides for indemnification of the officers and directors of the Company to the full extent permitted by applicable law.

The Company intends to enter into a director and officer insurance policy that will provide for reimbursement or payments for losses arising from claims against covered directors and officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Within the past three years, the Company has issued and sold the following unregistered securities:

    (i) On January 7, 1998, Computer Associates contributed and transferred to the Company the assets constituting the ACCPAC division in exchange for the assumption of the liabilities associated with such assets, 2,625 shares of its Common Stock and a note in the principal amount of $5.0 million.

    (ii) In January 1998, the Company granted and issued to certain of its executive officers and key employees an aggregate of 75 shares of restricted Common Stock (net of 50 shares repurchased for tax withholding purposes). In connection with this issuance, the Company incurred a one-time charge of $2.8 million in the fourth quarter of fiscal 1998, which the Company's Board of Directors determined was the aggregate fair market value of the restricted shares on the date of grant.

    (iii) As of March 31, 1998, the Company issued to certain of its executive officers and key employees options to purchase an aggregate of 250 shares of its Common Stock under the 1998 Stock Incentive Plan at an exercise price per share of $22,400.

The Company believes that these transactions described above were exempt from registration under Section 4(2) of the Securities Act of 1933 because in each case the subject securities were sold to a single sophisticated investor who was purchasing for investment without a view to further distribution.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES

(A) EXHIBITS

   EXHIBIT
     NO.
-------------
        1.1       --      Form of Underwriting Agreement*
        3.1       --      Form of Amended and Restated Certificate of Incorporation of the Company*
        3.2       --      Form of Amended and Restated By-laws of the Company*
        4.1       --      Specimen Certificate of Common Stock of the Company*
        5.1       --      Opinion and Consent of Howard, Darby & Levin*
       10.1       --      Contribution Agreement between the Company and Computer Associates dated as of January 7, 1998*
       10.2       --      Form of Registration Rights Agreement between the Company and Computer Associates*
       10.3       --      Real Estate Agreement between the Company and Computer Associates*
       10.4       --      ACCPAC 1998 Stock Incentive Plan*
       10.5           --  Material Contracts*
       21.1       --      List of Subsidiaries*
       23.1       --      Consent of Ernst & Young LLP
       23.2       --      Consent of Howard, Darby & Levin (included in 5.1)
       24.1       --      Power of Attorney (see registration statement signature page)
       27.1       --      Financial Data Schedule (for SEC use only)

------------------------

*   To be filed by amendment.

(B) FINANCIAL STATEMENT SCHEDULES

Schedule II - Valuation and Qualifying Accounts

Schedules not listed above have been ommitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or Notes thereto.

ITEM 17. UNDERTAKINGS

The undersigned hereby undertakes that:

    A. The undersigned Company hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit the prompt delivery to each purchaser.

    B. 1. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

     2. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on the 11th day of June, 1998.

                                ACCPAC INTERNATIONAL, INC.

                                By:  /s/ FREDERICK S. WYSOCKI
                                     -----------------------------------------
                                     Name: Frederick S. Wysocki
                                     Title: CHAIRMAN, PRESIDENT AND CHIEF
                                         EXECUTIVE OFFICER

Each person whose signature appears below hereby constitutes and appoints Frederick S. Wysocki and Donnat Lettman, his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement and any subsequent registration statement filed by the Registrant pursuant to Rule 462(b) of the Securities Act of 1933, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chairman, President, Chief
   /s/ FREDERICK S. WYSOCKI       Executive Officer
------------------------------    (Principal Executive         June 11, 1998
     Frederick S. Wysocki         Officer) and Director

                                Vice President, Chief
      /s/ DONNAT LETTMAN          Financial Officer and
------------------------------    Treasurer (Principal         June 11, 1998
        Donnat Lettman            Financial and Accounting
                                  Officer)

    /s/ CHARLES P. MCWADE
------------------------------  Director                       June 11, 1998
      Charles P. McWade

      /s/ ROBERT H. TOTH
------------------------------  Director                       June 11, 1998
        Robert H. Toth

                                 EXHIBIT INDEX

  EXHIBIT
    NO.
-----------
       1.1   --Form of Underwriting Agreement*
       3.1   --Form of Amended and Restated Certificate of Incorporation of the Company*
       3.2   --Form of Amended and Restated By-laws of the Company*
       4.1   --Specimen Certificate of Common Stock of the Company*
       5.1   --Opinion and Consent of Howard, Darby & Levin*
      10.1   --Contribution Agreement between the Company and Computer Associates dated as of January 7, 1998*
      10.2   --Form of Registration Rights Agreement between the Company and Computer Associates*
      10.3   --Real Estate Agreement between the Company and Computer Associates*
      10.4   --ACCPAC 1998 Stock Incentive Plan*
      10.5   --Material Contracts*
      21.1   --List of Subsidiaries*
      23.1   --Consent of Ernst & Young LLP
      23.2   --Consent of Howard, Darby & Levin (included in 5.1)
      24.1   --Power of Attorney (see registration statement signature page)
      27.1   --Financial Data Schedule (for SEC use only)

------------------------

* To be filed by amendment.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We have audited the consolidated financial statements of ACCPAC International, Inc. as of March 31, 1997 and 1998 (except for Note 4, as to which the date is
                ), and for each of the three years in the period ended March 31, 1998, and have issued our report thereon dated June 5, 1998 (included elsewhere in this Registration Statement.) Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                                               ERNST & YOUNG LLP

San Jose, California
June 5, 1998

--------------------------------------------------------------------------------

The foregoing report is in the form that will be signed upon completion of the stock split described in Note 4 to the financial statements.

San Jose, California                                       /s/ ERNST & YOUNG LLP

June 11, 1998

                                                                     SCHEDULE II
                       VALUATION AND QUALIFYING ACCOUNTS

DOLLARS IN THOUSANDS

                                                               BALANCE AT    CHARGED TO                   BALANCE AT
                                                                BEGINNING     COSTS AND                       END OF
                                                                  OF YEAR      EXPENSES    DEDUCTIONS(1)        YEAR
                                                               -----------  -------------  -------------  -----------
Allowance for doubtful accounts:

March 31, 1996...............................................   $   1,260     $     849           $412     $   1,697
March 31, 1997...............................................       1,697           973          1,592         1,078
March 31, 1998...............................................       1,078           729          1,096           711

------------------------

(1) Amounts written off net of recoveries.

                                      S-2